Exhibit 4.2

Execution Copy

$100,000,000

FIRST AMENDED AND RESTATED

SECOND LIEN CREDIT AGREEMENT

dated as of August 28, 2006

among

STRATUS TECHNOLOGIES, INC.

and

STRATUS TECHNOLOGIES BERMUDA LTD.,

as Borrowers

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Administrative Agent

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

and

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Syndication Agent

5.10 No Default	39
5.11 Taxes	39
5.12 Subsidiaries	39
5.13 Ownership of Property; Liens	39
5.14 ERISA	39
5.15 Collateral Agreements	40
5.16 Copyrights, Patents, Permits, Trademarks and Licenses	41
5.17 Environmental Matters	41
5.18 Accuracy and Completeness of Information	42

SECTION 6. CONDITIONS PRECEDENT	42

6.1 Conditions to Initial Loans	42
6.2 Conditions to All Loans	45
6.3 Conditions to Effectiveness of First Amended and Restated Credit Agreement	45

SECTION 7. AFFIRMATIVE COVENANTS	47

7.1 Financial Statements	47
7.2 Certificates; Other Information	48
7.3 Payment of Obligations	49
7.4 Conduct of Business and Maintenance of Existence; Tax Returns	49
7.5 Maintenance of Property; Insurance	50
7.6 Inspection of Property; Books and Records; Discussions	50
7.7 Notices	50
7.8 Environmental Laws	51
7.9 Additional Collateral	52
7.10 Qualifying Disposition	54

SECTION 8. NEGATIVE COVENANTS	54

8.1 Indebtedness	54
8.2 Limitation on Liens	56
8.3 Limitation on Contingent Obligations	58
8.4 Prohibition of Fundamental Changes	59
8.5 Prohibition on Sale of Assets	59
8.6 Limitation on Investments, Loans and Advances	61
8.7 [Intentionally omitted]	63
8.8 Swap Agreements	63
8.9 Debt to EBITDA	63
8.10 Interest Coverage	64
8.11 Limitation on Dividends	65
8.12 Transactions with Affiliates	66
8.13 Limitation on Changes in Fiscal Year	66
8.14 Limitation on Lines of Business	66
8.15 Amendments or Waivers to Certain Documents	66

SECTION 9. EVENTS OF DEFAULT	66

SECTION 10. THE ADMINISTRATIVE AGENT AND THE SYNDICATION AGENT	69

10.1 Appointment	69
10.2 Delegation of Duties	69
10.3 Exculpatory Provisions	69
10.4 Reliance by the Administrative Agent	69
10.5 Notice of Default	70
10.6 Non-Reliance on Administrative Agent, Syndication Agent and Other Lenders	70
10.7 Indemnification	70
10.8 The Administrative Agent in its Individual Capacity	71
10.9 Successor Administrative Agent	71
10.10 Agents under Security Documents and Guaranties	71
10.11 Right to Realize on Collateral and Enforce Guaranty	71
10.12 [Intentionally omitted]	72
10.13 Withholding Taxes	72

SECTION 11. MISCELLANEOUS	72

11.1 Amendments and Waivers	72
11.2 Notices	74
11.3 No Waiver; Cumulative Remedies	75
11.4 Survival of Representations and Warranties	75
11.5 Payment of Expenses and Taxes	75
11.6 Successors and Assigns; Participations and Assignments	76
11.7 Adjustments; Set-off	80
11.8 Counterparts	81
11.9 Governing Law; No Third Party Rights	81
11.10 Submission to Jurisdiction; Waivers	81
11.11 Releases	82
11.12 Interest	82
11.13 Special Indemnification	82
11.14 Permitted Payments and Transactions	83
11.15 USA PATRIOT Act	83
11.16 Nature of Obligations	83

SCHEDULES*

Schedule I	List of Addresses for Notices; Lending Offices; Commitment Amounts
Schedule II	Corporate Restructuring
Schedule 5.7	Litigation
Schedule 5.12	Subsidiaries
Schedule 5.13	Fee and Leased Properties
Schedule 5.15(b)	UCC Filing Offices
Schedule 5.16	Trademarks and Copyrights
Schedule 8.1(a)	Existing Indebtedness
Schedule 8.2(q)	Existing Liens
Schedule 8.3(d)	Existing Contingent Obligations

EXHIBITS*

EXHIBIT A-1	Form of U.S. Note
EXHIBIT A-2	Form of Bermuda Note
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C-1	Form of Collateral Agreement
EXHIBIT C-2	Form of Guaranty
EXHIBIT C-4	Form of Bermuda Holdings Pledge Agreement
EXHIBIT C-5	Form of Bermuda Holdings Guaranty
EXHIBIT D	Form of Subsection 4.11(d)(2) Certificate
EXHIBIT E	Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT E-1	Form of Opinion of Cyprus Counsel
EXHIBIT E-2	Form of Opinion of Ireland Counsel
EXHIBIT E-3	Form of Opinion of Luxembourg Counsel
EXHIBIT E-4	Form of Opinion of Bermuda Counsel
EXHIBIT E-5	Form of First Amendment Effective Date Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT E-6	Form of First Amendment Effective Date Opinion of Bermuda Counsel
EXHIBIT F-1	Form of U.S Borrower Closing Certificate
EXHIBIT F-2	Form of Bermuda Borrower Closing Certificate
EXHIBIT F-3	Form of HubCo Closing Certificate
EXHIBIT F-4	Form of Credit Parties Closing Certificate
EXHIBIT F-5	Form of First Amendment Effective Date Certificate

*	Unless expressly stated otherwise in the text of the Agreement, references to Schedules and Exhibits are deemed to be references to the Schedules and Exhibits in the form appended to the Original Credit Agreement.

FIRST AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT, dated as of August 28, 2006, among STRATUS TECHNOLOGIES, INC., a Delaware corporation (the “U.S. Borrower”), STRATUS TECHNOLOGIES BERMUDA LTD., an exempted limited liability company under the laws of Bermuda (the “Bermuda Borrower” and, together with the U.S Borrower, the “Borrowers”), the several lenders from time to time parties hereto (the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as syndication agent (in such capacity, the “Syndication Agent”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and GOLDMAN SACHS CREDIT PARTNERS L.P. AND DEUTSCHE BANK SECURITIES, INC. (“DBSI”), as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”).

W I T N E S S E T H :

WHEREAS, the Borrowers, Stratus Technologies International, S.à r.l., an entity organized under the laws of Luxembourg (“HubCo”), the several lenders from time to time party thereto, GSCP, as syndication agent, DBTCA, as administrative agent, and GSCP and DBSI, as joint lead arrangers and joint bookrunners, are parties to that certain Second Lien Credit Agreement, dated as of March 29, 2006 (the “Original Credit Agreement”);

WHEREAS, the Borrowers used the proceeds of the Original Credit Agreement (i) to refinance and replace the existing credit facilities of the U.S. Borrower under the 2003 Credit Agreement in the aggregate principal amount of $30,000,000, (ii) to repurchase an aggregate amount of approximately $114,900,000 of Series A and Series B Preference Shares of Stratus Technologies Group, S.A. (“Holdings”), (iii) to make certain payments to employees of Holdings and its Subsidiaries, (iv) to provide for general corporate purposes and (v) to tender for the U.S. Borrower’s 10.375% Senior Notes due 2008 (the “Senior Notes”) (the transactions described in (i), (ii), (iii), (iv) and (v) above are collectively referred to herein as the “Refinancing”) and were financed on the Closing Date with the proceeds of: (a) $51,670,000 of borrowings by the U.S. Borrower under the Facility, (b) $48,330,000 of borrowings by the Bermuda Borrower under the Facility, and (c) $103,330,000 of borrowings under a first lien term loan facility by the U.S. Borrower and $96,670,000 of borrowings by the Bermuda Borrower under a first lien term loan facility;

WHEREAS, the Original Credit Agreement contemplated the Corporate Restructuring (as defined herein) as described in Schedule II pursuant to which (i) Hubco and its direct parent, Holdings, would be replaced by Bermuda Holdings as a new holding company that directly or indirectly owns all of the issued and outstanding Capital Stock of the Borrowers, (ii) the Bermuda Borrower would directly or indirectly own all of the issued and outstanding Capital Stock of the U.S. Borrower, SRA Technologies Cyprus Ltd. and Stratus Technologies Ireland Ltd. and (iii) Hubco, Holdings and Stratus Equity S.à r.l would be liquidated;

WHEREAS, it is the intent of the parties hereto that this Agreement amend and restate in its entirety the Original Credit Agreement to reflect the consummation of the Corporate Restructuring and re-evidence the Obligations outstanding on the First Amendment Effective Date as contemplated hereby; and

WHEREAS, it is the intent of Credit Parties to confirm that all Obligations of the Credit Parties under the other Credit Documents, as amended hereby, shall continue in full force and effect and that, from and after the First Amendment Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“2003 Credit Agreement”: that certain Revolving Credit Agreement dated as of November 18, 2003 among the U.S. Borrower, HubCo, JPMorgan Chase Bank as administrative agent and GSCP as Syndication Agent.

“Adjustment Date”: as defined in the definition of Applicable Margin.

“Administrative Agent”: as defined in the Preamble hereto.

“Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Agreement”: this First Amended and Restated Second Lien Credit Agreement, as amended, supplemented or modified from time to time.

“Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Applicable Margin”: 8.00% in the case of any Alternate Base Rate Loan and 9.00% in the case of any Eurodollar Loan; provided that the Applicable Margin will be immediately increased by 100 basis points upon the occurrence of a Downgrade Event. In the event that any Incremental Term Loans are made on an Increased Amount Date, the Applicable Margin for such Incremental Term Loans shall be the rate per annum set forth in the applicable Incremental Joinder Agreement.

“Approved Fund”: as defined in subsection 11.6(b)(ii).

“Asset Sale”: any sale, sale-leaseback, or other disposition by the Borrowers or any of their Subsidiaries restricted by Section 8.5 of any of its property or assets, including the stock of any Subsidiary, except (a) sales and dispositions permitted by Sections 8.5(a), (b), (c), (f), (g)(i), (i), (j), (k), (l) and (m) and (b) up to $5,000,000 of sales and dispositions permitted by Section 8.5(g)(ii).

“Assignee”: as defined in subsection 11.6(b)(i).

“Assignment and Assumption”: an assignment and assumption substantially in the form of Exhibit B to the Original Credit Agreement.

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Base Amount”: as defined in Subsection 8.7 hereof.

“Bermuda Borrower”: as defined in the Preamble hereto.

“Bermuda Holdings”: Stratus Technologies Bermuda Holdings Ltd., an exempted limited liability company under the laws of Bermuda.

“Bermuda Holdings Guaranty”: the Second Lien Guaranty to be executed and delivered by Bermuda Holdings, substantially in the form of Exhibit C-5.

“Bermuda Holdings Pledge Agreement”: the Legal Mortgage of Shares to be executed and delivered by Bermuda Holdings, substantially in the form of Exhibit C-4.

“Bermuda Loan Commitment”: as to any Lender, its obligation to make a Loan to the Bermuda Borrower pursuant to subsection 2.1(b) in an aggregate amount not to exceed 0.48335 of its Loan Commitment; collectively, as to all the Lenders, the “Bermuda Loan Commitments.”

“Bermuda Note”: as defined in subsection 4.13(e)(ii).

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Borrowers”: as defined in the Preamble hereto.

“Borrowing”: a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 3.4 or 4.1 as a date on which the Borrowers request the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments or principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Borrowers and their Subsidiaries for such period but shall exclude (a) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds and (b) any expenditures made in connection with subsection 8.6(g) or (h); provided that any Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder) shall be deemed to be a Capital Expenditure only in the period in which, and by the amount which, any principal of such Indebtedness is repaid.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements to acquire any of the foregoing.

“Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or with any domestic (in the case of any investments, acquisitions or holdings by the U.S. Borrower or its Domestic Subsidiaries) commercial bank or trust company having capital and surplus in excess of $300,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from S&P or Moody’s and in each case maturing within one year after date of acquisition; (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s and (g) indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s.

“Change in Law”: with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.

“Change of Control”: shall be considered to have occurred if:

(i) at any time prior to an IPO: Permitted Holders shall cease to own, directly or indirectly, in the aggregate, more than 50% of the issued and outstanding voting stock of Bermuda Holdings, free and clear of all Liens, other than Liens in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents and Liens in favor of the administrative agent and lenders under the First Lien Facilities;

(ii) at any time after an IPO: if any Person, whether singly or in concert with one or more Persons (excluding Permitted Holders (or, for purposes of clause (y) below, their designated board members)), shall, directly or indirectly, have acquired, or acquire the power (x)(A) to vote or direct the voting of 40% or more, on a fully diluted basis, of the outstanding common stock of Bermuda Holdings and (B) the Permitted Holders have the power, directly or indirectly, to vote or direct the voting of a lesser percentage, on a fully diluted basis, of the outstanding common stock of Bermuda Holdings, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Bermuda Holdings or (y) to elect or designate for election a majority of the Board of Directors of Bermuda Holdings, by voting power, contract or otherwise;

(iii) Bermuda Holdings shall cease to own all of the outstanding Capital Stock of the Bermuda Borrower;

(iv) the Bermuda Borrower shall cease to own all of the outstanding Capital Stock of the U.S. Borrower; or

(v) any “change of control” or similar event shall occur under the First Lien Credit Agreement.

Notwithstanding the foregoing, neither a Qualified Disposition nor a Corporate Restructuring (or the various steps thereof) shall constitute a Change of Control.

“Closing Date”: the date on which the Term Loans were funded under the Original Credit Agreement, which date was March 29, 2006.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement”: the Second Lien Collateral Agreement executed and delivered by HubCo, the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit C-1 to the Original Credit Agreement.

“Commitment”: as to any Lender at any time, such Lender’s Loan Commitment and Incremental Term Loan Commitment; collectively, as to all the Lenders, the “Commitments.”

“Commitment Percentage”: as to any Lender at any time, its U.S. Loan Commitment Percentage or Bermuda Loan Commitment Percentage, as the context may require.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes either Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsection 4.11, 4.12 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Current Assets”: at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Bermuda Borrower and its Subsidiaries as at such date.

“Consolidated Current Liabilities”: at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Bermuda Borrower and its Subsidiaries as at such date, excluding the current portion of long-term debt and the entire funded and outstanding principal amount of revolving credit loans under the First Lien Credit Agreement.

“Consolidated EBITDA”: for any period, the Consolidated Net Income of the Bermuda Borrower and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans (and the Loans as defined in the First Lien Credit Agreement), letters of credit permitted hereunder, Financing Leases or the acquisition or repayment of any debt securities of the Bermuda Borrower and its Subsidiaries permitted hereunder, and net costs associated with Swap Agreements to which any of the Bermuda Borrower or any of its Subsidiaries is a party in respect of the Loans and the Loans (as defined in the First Lien Credit Agreement) (including commitment fees and other periodic bank charges), (c) costs of surety bonds not to exceed $250,000 per year; (d) depreciation and amortization expense, (e) amortization of inventory write-up, deferred revenue adjustment or other non-cash adjustments required under Statement of Financial Accounting Standards No. 141 – Business Combinations, amortization of intangibles (including, but not limited to, goodwill and costs of interest-rate caps and the cost of non-competition agreements) and organization costs including any non cash charges associated with any impairment analysis required under Statement of Financial Accounting Standards No. 142 – Goodwill and other Intangible Assets, (f) non-cash amortization of management fees, (g) non-cash amortization of Financing Leases, (h) franchise taxes, (i) management fees paid as contemplated by subsections 8.12 and 11.14 in an amount not to exceed $2,000,000 per year, (j) any expenses incurred in connection with the Refinancing, the Corporate Restructuring, any merger, any acquisition or joint venture or any disposition permitted herein (including any Qualifying Disposition), (including any usual and customary earn-out or similar payments in connection with such permitted transactions, payments of success/transition bonuses to employees and directors of any Credit Party in connection therewith and the payment of options to employees in connection therewith), (k) any other write-downs, write-offs, minority interests and other non-cash charges or expenses reducing Consolidated Net Income or amortization, (l) any non-cash restructuring or other type of non-cash special charge or reserve, (m) expenses and charges related to any equity offering, (n) to the extent permitted under the Agreement, dividends paid in respect of any Capital Stock of the Bermuda Borrower (including, but not limited to, all cash dividend payments on any series of preferred stock), (o) research and development expenses related to co-development projects funded in advance by third parties and scheduled in reasonable detail acceptable to the Administrative Agent in the compliance certificates required by Section 7.1(d), (p) non-cash compensation charges associated with any stock options, restricted stock or other equity instruments and (q) all costs that will not be incurred on an ongoing basis as a result of the Borrowers and their Subsidiaries having entered into product development and hardware manufacturing agreements and related agreements with NEC Corporation and its affiliates, it being understood that such amounts pertaining to FY 2006 will be $2.292 million attributable to Q1 FY 2006, $3.535 million attributable to Q2 FY 2006, $4.045 million attributable to Q3 FY 2006 and $2.788 million attributable to Q4 FY 2006; provided that (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (ii) the impact of foreign currency and hedging translations and transactions shall be excluded and (iii) all other extraordinary or non-recurring gains, losses, charges or reserves in accordance with GAAP shall be excluded, provided that to the extent that any such reserve is reversed in any future period, Consolidated EBITDA for such period shall be reduced by the amount of such reversal (if increasing Consolidated Net Income in such period) to the extent previously added thereto.

“Consolidated Indebtedness”: at a particular date, all Indebtedness (other than Indebtedness described in clauses (b) or (c) of the definition of “Indebtedness” included in this Section 1.1) of the Bermuda Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Net Income”: for any period, net income of the Bermuda Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Bermuda Borrower or a wholly owned Subsidiary and (ii) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrowers in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrowers in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Corporate Restructuring”: the voluntary liquidation of Holdings and HubCo and their replacement with Bermuda Holdings substantially as described in Schedule II.

“Credit Documents”: the collective reference to this Agreement, the Notes, the Guaranty, the Bermuda Holdings Guaranty and the Security Documents.

“Credit Parties”: the collective reference to Bermuda Holdings, the Borrowers and each Subsidiary Guarantor.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollars” and “$”: refers to lawful money of the United States.

“Domestic Entity”: each Domestic Subsidiary directly or indirectly wholly-owned by Bermuda Holdings, including, without limitation, the U.S. Borrower.

“Domestic Subsidiary”: as to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.

“Downgrade Event”: the assignment to the Facilities of a credit rating by S&P or Moody’s lower than CCC in the case of S&P or Caa1 in the case of Moody’s, resulting from the issuance of Qualifying Equity, Permitted Holdings Subordinated Debt or otherwise resulting from a Qualifying Disposition.

“Eligible Assignee”: means any Lender, any Affiliate of any Lender and any Approved Fund (any two or more affiliated Approved Funds being treated as a single Eligible Assignee for all purposes hereof).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirement”: means, at any time, for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“Eurodollar Lending Office”: as to any Lender the office of such Lender which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: means, for any date of determination of the interest rate with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such date of interest rate determination, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GSCP for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan by the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Eurocurrency Reserve Requirement.

“Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Bermuda Borrower, commencing with the fiscal year ending on February 25, 2007, the excess of (a) Consolidated EBITDA for such fiscal year over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Bermuda Borrower and its Subsidiaries in cash during such fiscal year on account of capital expenditures or acquisitions (other than capital expenditures made with the proceeds of eminent domain or condemnation proceedings to the extent such proceeds are not included in the determination of Consolidated EBITDA for such fiscal year), (ii) the aggregate amount of payments of principal in respect of any Indebtedness permitted hereby during such fiscal year (other than any such payments of principal pursuant to subsections 4.4(b)(i), (ii), (iv), (v) and (vi) and the corresponding provisions of the First Lien Credit Agreement, to the extent such amounts are not included in Consolidated EBITDA or the repayment of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in such facility), (iii) increases in working capital (excluding any customer deposits) (calculated as Consolidated Current Assets at the end of such fiscal year, minus Consolidated Current Liabilities as at the end of such fiscal year) of the Bermuda Borrower and its Subsidiaries for such fiscal year (excluding any increase in cash or Cash Equivalents above an increase deemed in good faith by the Borrowers to be necessary or desirable for the operation of the business of the Bermuda Borrower and its Subsidiaries), (iv) cash interest expense (including fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges) of the Bermuda Borrower, (v) the amount of taxes actually paid in cash by the Bermuda Borrower for such fiscal year either during such fiscal year or within a normal payment period thereof, (vi) the net cash cost of Swap Agreements, franchise taxes and management fees, (vii) the amount of cash actually paid by the Borrowers and their Subsidiaries in connection with clauses (b) (without duplication), (f), (h), (i), (j), (k), (m), (n), (o), (p), (q) and clauses (ii) and (iii) of the proviso in the definition of Consolidated EBITDA, (viii) the amount of any cash actually paid in connection with reserves which are established in accordance with GAAP, and (ix) the amount of dividends and distributions to Bermuda Holdings for taxes, debt payments and stock repurchases so long as they are expressly permitted under the Agreement.

“Facility”: means the term loan facility pursuant to which the Loans are made.

“Facility Maturity Date”: March 29, 2012.

“Fee Property”: as defined in subsection 5.13.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Bermuda Borrower and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“First Amendment Effective Date”: the date on which the conditions precedent set forth in subsection 6.3 shall have been satisfied, which date is August 28, 2006.

“First Lien Credit Agreement”: that certain First Amended and Restated First Lien Credit Agreement dated as of even date herewith among the U.S. Borrower, the Bermuda Borrower, GSCP, as administrative agent, and DBSI, as syndication agent (as amended, supplemented or modified from time to time in accordance with the terms hereof, thereof and of the Intercreditor Agreement).

“First Lien Facilities”: means the term facility and revolving credit facility under the First Lien Credit Agreement.

“Foreign Entity”: the Bermuda Borrower and each Foreign Subsidiary of the Bermuda Borrower.

“Foreign Lender”: means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary”: as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP”: generally accepted accounting principles in the United States in effect from time to time.

“GSCP”: means Goldman Sachs Credit Partners, L.P.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantors”: Bermuda Holdings, the Borrowers and each other Subsidiary Guarantor.

“Guaranty”: the Second Lien Guaranty executed and delivered by HubCo, the Borrowers and each other Subsidiary Guarantor, substantially in the form of Exhibit C-2 to the Original Credit Agreement.

“Hazardous Materials”: any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that is regulated pursuant to or could give rise to liability under any Environmental Law, including, without limitation, asbestos, radioactivity, molds, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Holdings”: as defined in the Recitals hereto.

“HubCo”: as defined in the Recitals hereto.

“Increased Amount Date”: as defined in subsection 4.16(a).

“Incremental Amount”: at any time, the excess, if any, of (a) $45,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to subsection 4.16; provided that the Incremental Amount shall not exceed $45,000,000 minus the aggregate principal amount of all commitments, if any, made pursuant to Section 4.16 of the First Lien Credit Agreement.

“Incremental Joinder Agreement”: an Incremental Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Lender”: a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitments”: as defined in subsection 4.16(a).

“Incremental Term Loan Maturity Date”: the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Joinder Agreement.

“Incremental Term Loan Repayment Dates”: the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Joinder Agreement.

“Incremental Term Loans”: Loans made by one or more Lenders to the Borrowers pursuant to subsection 2.4. Incremental Term Loans may be made in the form of additional Loans or, to the extent permitted by subsection 4.16 and provided for in the relevant Incremental Joinder Agreement, Other Loans.

“Indebtedness”: of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof or is nonrecourse to the credit of that Person, (d) Financing Leases, and (e) all indebtedness of such Person arising under acceptance facilities, but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business and (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance; provided that obligations in respect of Swap Agreements shall not constitute Indebtedness under this definition.

“Initial Control Group”: Investcorp or any of its Affiliates (other than Bermuda Holdings and its Subsidiaries), any Person that is a member of the management of Bermuda Holdings or any of its Subsidiaries, or any entity the majority of the equity ownership interests of which is owned by such management of Bermuda Holdings or its Subsidiaries, the investors who were the holders of the Capital Stock of Holdings on the Closing Date, any employee benefit plan of Bermuda Holdings or any of its Subsidiaries or any participant therein, a trustee or other fiduciary holding securities under any such employee benefit plan or any permitted transferee of any of the foregoing Persons.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intercompany Note” means a promissory note evidencing Indebtedness of the Bermuda Borrower or any of its Subsidiaries to the Bermuda Borrower or any of its Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the Borrowers, and the administrative agent under the First Lien Facilities (as amended, modified, restated and/or supplemented from time to time).

“Interest Coverage Ratio”: on the last day of any fiscal quarter of the Borrowers, the ratio of (a) Consolidated EBITDA for the period of twelve months ending on such day to (b) cash interest expense (excluding (i) fees payable on account of letters of credit, (ii) to the extent included in interest expense in accordance with GAAP, net costs associated with Swap Agreements to which either Borrower is a party in respect of the Loans and other periodic bank charges and amortization of debt discount (including discount of liabilities and reserves established under APB 16) and (iii) interest expense in respect of costs of debt issuance and interest expense on customer deposits) for such period net of interest income, in each case, for or during such period on a consolidated basis for the Bermuda Borrower and its Subsidiaries in accordance with GAAP; provided that (x) for the periods ending on May 28, 2006, August 27, 2006 and November 26, 2006, cash interest expense for the relevant period shall be deemed to equal actual cash interest expense for the one, two and three quarters, respectively, then ended multiplied by 4, 2 and 4/3, respectively, and (y) interest expense in respect of the principal amount of Senior Notes tendered as part of the tender offer made in connection with the Refinancing shall not be included in such calculation. For clarification, cash interest expense does not include the accretion of interest expense.

“Interest Payment Date”: (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the applicable Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Borrowers have selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Borrowers in their notice of borrowing as provided in subsection 4.1 or their notice of conversion as provided in subsection 4.2; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, with if and when available to all the relevant Lenders, nine or twelve months thereafter) as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period that would otherwise extend beyond the Facility Maturity Date shall end on the Facility Maturity Date or, if the Facility Maturity Date shall not be a Business Day, on the next preceding Business Day;

(C) if the applicable Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2);

(D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(E) the Borrowers shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investcorp”: Investcorp S.A., a Luxembourg corporation.

“Investment Grade Securities”: (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Bermuda Holdings and its Subsidiaries and (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“IPO”: as to any Person, any sale by such Person through a public offering of its common (or other voting) stock pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended. When used in this Agreement, “IPO” shall refer to any IPO by Bermuda Holdings or any of its Subsidiaries.

“Lead Arrangers”: as defined in the Preamble hereto.

“Lease Obligations”: of the Bermuda Borrower and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Bermuda Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.

“Leased Properties”: as defined in subsection 5.13.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Swap Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Swap Agreement, ceases to be a Lender), including, without limitation, each such Affiliate that enters into a joinder agreement with the Administrative Agent.

“Lenders”: as defined in the Preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Bermuda Borrower or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Loan”: a Loan made by a Lender pursuant to subsection 2.1 or an Incremental Term Loan pursuant to subsection 2.4; collectively, as to all Lenders, the “Loans.”

“Loan Commitment”: as to any Lender, its obligation to make Loans to the Borrowers pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I to the Original Credit Agreement or in Schedule 1 to the Assignment and Assumption pursuant to which a Lender acquires its Loan Commitment, as the same may be adjusted pursuant to subsection 11.6(b); collectively, as to all Lenders, the “Loan Commitments.” The original aggregate principal amount of the Loan Commitments is $100,000,000.

“Marketing Services Agreements”: (a) the Marketing and Support Services Agreement, dated as of February 25, 2002, entered into by and between the U.S. Borrower and Stratus Technologies Ireland Limited and (b) the Management and Administrative Services Agreement dated as of February 11, 2003 by and between Cemprus, LLC and the U.S. Borrower, as each may be amended, modified or supplemented from time to time.

“Material Adverse Effect”: a material adverse effect on (i) the business, assets, financial condition or results of operations of the Bermuda Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Bermuda Borrower and its Subsidiaries to perform their material obligations under the Credit Documents and with respect to the other financings contemplated hereby or (C) the material rights and remedies of the Agents and the Lenders hereunder.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgages”: each of the mortgages and deeds of trust made by any Credit Party pursuant to Section 7.9 in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably acceptable to the Administrative Agent and the Borrowers, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”: the aggregate cash proceeds received by Bermuda Holdings (solely with respect to clause (a)(ii) of this definition), or the Bermuda Borrower or any of its Subsidiaries in respect of:

(a) (i) any issuance or borrowing of any debt securities or loans by the Bermuda Borrower or any of its Subsidiaries other than debt or loans permitted to be incurred or borrowed pursuant to subsection 8.1 or (ii) any issuance by Bermuda Holdings or any of its Subsidiaries of Capital Stock (excluding any such issuance to any Permitted Holder in an IPO);

(b) any Asset Sale or Recovery Event excluding (i) any net proceeds received upon any condemnation or exercise of rights of eminent domain to the extent the same shall be deemed not to constitute Net Proceeds pursuant to the proviso to subsection 8.5(d) and (ii) any net proceeds received upon any disposition pursuant to subsection 8.5(h) to the extent the same shall be deemed not to constitute Net Proceeds pursuant to the proviso to such subsection;

(c) any cash received in respect of substantially like-kind exchanges of property to the extent provided in the proviso to subsection 8.5(e); and

(d) any cash payments received in respect of promissory notes delivered to the Bermuda Borrower or any of its Subsidiaries in respect of an Asset Sale;

in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of the Bermuda Borrower or any of its Subsidiaries (excluding any Indebtedness subordinated to the Loans) that are collateral for any such debt securities or loans that are sold or otherwise disposed of in connection with such Asset Sale or Recovery Event, (B) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders fees or credit enhancement fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting such issuance or sale and (C) any taxes reasonably attributable to such sale and reasonably estimated by the Borrowers or their Subsidiaries to be actually payable.

“NewCo” a Person which, pursuant to a Qualifying Disposition (a) has acquired, directly or indirectly, all or substantially all the assets of the Borrowers and (b) has assumed all obligations of the Borrowers in connection with the Loans and the Credit Documents pursuant to subsection 7.10.

“Non-Consenting Lender”: as defined in subsection 4.14(a).

“Note” and “Notes”: collectively, the U.S. Notes and the Bermuda Notes.

“Obligations”: as defined in the Collateral Agreement.

“Original Credit Agreement”: as defined in the Recitals hereto.

“Other Loans”: as defined in subsection 4.16(a).

“Participant”: as defined in subsection 11.6(c)(i).

“Payment Sharing Notice”: a written notice from a Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of any Borrower in accordance with the provisions of subsection 4.9.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Holders”: means (i) prior to the consummation of a Qualifying Disposition, the Initial Control Group, or (ii) after the consummation of a Qualifying Disposition, the Qualified Buyer in respect of such Qualifying Disposition and any Qualified Buyer Control Group Member.

“Permitted Holdings Subordinated Debt”: any unsecured Indebtedness issued (x) in connection with a Qualifying Disposition by (i) an entity that is, or in connection with the consummation of such transaction, becomes a direct or indirect parent of the Bermuda Borrower if such Qualifying Disposition is a stock purchase acquisition or merger or (ii) NewCo or a direct or indirect parent of NewCo, if such Qualifying Disposition is an asset acquisition or (y) by Bermuda Holdings, provided that (a) any such Indebtedness, if issued by a Credit Party, shall be expressly subordinated to the prior payment in full in cash of the Obligations, (b) the terms of any such Indebtedness shall not require the payment of any cash interest or other cash distributions of any kind thereon or have any redemption or sinking fund payments, payments on final maturity or other principal payments due earlier than the later of (I) September 29, 2012 and (II) 180 days after the final maturity of any Indebtedness incurred under subsection 2.4 or under subsection 2.4 of the First Lien Credit Agreement prior to or concurrently with the issuance of such Indebtedness, (c) both before and after giving effect to the issuance or incurrence of any such Indebtedness, the Borrowers shall be in Pro Forma Compliance and no Default or Event of Default shall have occurred and be continuing, and (d) the Administrative Agent shall be reasonably satisfied that the conditions set forth in (a), (b) and (c) above have been met.

“Permitted Liens”: Liens permitted to exist under subsection 8.2.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Collateral Agreement.

“Pro Forma Balance Sheet”: as defined in subsection 5.1(c).

“Pro Forma Compliance” means, at any date of determination, that the Borrowers shall be in pro forma compliance with all of the covenants set forth in subsections 8.7, 8.9 and 8.10, as applicable, as of the date of such determination or the last day of the most recently completed fiscal quarter, as the case may be (computed on the basis of the financial statements most recently delivered pursuant to subsections 7.1(a) and 7.1(b) and calculated on a pro forma basis in respect of the events giving rise to such determination, including adjustment for the items referred to in the proviso to subsection 8.9).

“Qualified Buyer”: means a Qualified Private Equity Buyer or a Qualified Strategic Buyer which, upon consummation of a Qualifying Disposition, shall (together with its qualifying co-investors) beneficially own and control, directly or indirectly, greater than 50% of the issued and outstanding shares of the Capital Stock (i) of the Borrowers, in the case of a Qualifying Disposition of the Capital Stock of the Borrowers or the Capital Stock of a parent of the Borrowers, or (ii) of NewCo in the case of Qualifying Disposition of all of substantially all of the assets of the Borrowers. For the avoidance of doubt, the term “Qualifying Buyer” and the phrase “qualifying co-investor”shall not include any Person who is a holder of the Capital Stock of Bermuda Holdings prior to the consummation of a Qualifying Disposition.

“Qualified Buyer Control Group Member”: any Affiliate (provided that, for purposes of this definition, the reference to 25% in the definition of Affiliate contained in Section 1.1 shall be deemed to be 51%) of the Qualified Buyer (other than Bermuda Holdings and its Subsidiaries), any Person that is a member of the management of Bermuda Holdings or any of its Subsidiaries, or any entity the majority of the equity ownership interests of which is owned by such management of Bermuda Holdings or its Subsidiaries, any employee benefit plan of Bermuda Holdings or any of its Subsidiaries or any participant therein, a trustee or other fiduciary holding securities under any such employee benefit plan or any permitted transferee of any of the foregoing Persons.

“Qualified Private Equity Buyer”: means a private equity firm or a consortium of private equity firms at least one of which has committed capital of at least $500,000,000 and none of the constituent acquiring “funds” that is involved in the consummation of a transaction that otherwise satisfies the requirements of Qualifying Disposition is primarily or principally involved in investing in distressed debt or securities or distressed companies.

“Qualified Strategic Buyer”: an entity that has (a) no less than $650,000,000 in stand-alone equity capitalization, (b) credit ratings that, on a pro forma basis for the Qualifying Disposition, are at least equal to or higher than those of the U.S. Borrower at the time of the Qualifying Disposition, (c) positive net income for the most recently ended twelve-month period for which financial statements are available and (d) no material litigation relating to such entity that could reasonably be expected to cause a material adverse change in the business, operations, property or financial condition of such entity, on a pro forma basis after giving effect to the Qualifying Disposition; provided that no entity shall be a Qualified Strategic Buyer unless upon consummation of a Qualifying Disposition, (x) the pro forma Total Net Leverage Ratio for the Borrowers shall be equal to or lower than the Total Net Leverage Ratio immediately preceding such Qualifying Disposition and (y) no later than 10 days prior to such Qualifying Disposition, the Lenders shall have received audited financial statements for the immediately preceding three fiscal years for such entity for which audited financial statements are available.

“Qualifying Disposition”: means the sale or disposition of the Capital Stock of, or all or substantially all of the assets of, the Borrowers or a parent of the Borrowers by some or all of the Persons described in clause (i) of the definition of “Permitted Holders” to, directly or indirectly, a Qualified Buyer together with its co-investors and other shareholders (including such a sale or disposition effected by means of a merger of such Qualified Buyer or a Subsidiary thereof with a parent of the Borrowers, whether or not such Qualified Buyer or Subsidiary is the surviving corporation) which sale or disposition occurs on or prior to the first anniversary of the Closing Date and in connection with which (i) this Agreement is not terminated and the Loans are not repaid by the Borrowers upon the consummation of such sale or disposition but continue as obligations of the Borrowers or are assumed by NewCo; (ii) each of the chief executive officer and the chief financial officer of the U.S. Borrower has accepted an employment contract for a term of at least two years that is otherwise on terms and conditions, including with respect to compensation, title, responsibilities, benefits and location, that are substantially equivalent to or better for such Person than those in effect with respect to such Person at the U.S. Borrower immediately prior to such sale or disposition; (iii) after giving effect to such sale or disposition, the Borrowers are in Pro Forma Compliance; (iv) after giving effect to such sale or disposition, Qualifying Equity represents not less than 30% of the total funds (including without limitation the incurrence of new indebtedness or the continuation or assumption of existing indebtedness net of cash that remains on the balance sheet (which cash balance on the balance sheet must be in an amount not less than the amount, if any, required by the terms of subsection 11.14(h)), the total purchase consideration paid to stockholders of the Borrowers or to a parent of the Borrowers and aggregate transaction costs and expenses including any prepayment penalties or premiums) required to effect such Qualifying Disposition and not less than 70% of such Qualifying Equity shall be held by the Qualified Buyers; (v) no Default or Event of Default shall have occurred and be continuing or shall result from such sale or disposition; (vi) no Indebtedness (other than Permitted Holdings Subordinated Debt or Indebtedness incurred pursuant to Section 2.4) shall have been incurred by Bermuda Holdings or any Credit Party to consummate such sale or disposition; (vii) such sale or disposition shall not cause the Credit Parties, the Agents or the Lenders to be in violation of laws including without limitation applicable anti-money laundering or similar laws or regulations (this condition to be deemed satisfied unless the Administrative Agent shall have notified the Borrowers to the contrary prior to the consummation of such sale or disposition); (viii) such sale or disposition shall not cause any Agent on the Closing Date that is subject to supervision by bank regulatory authorities, so long as it is a Lender, to be in violation of its internal compliance policies (to the extent uniformly applied by it to loans and borrowers similarly situated and not including policies relating to credit quality and concentration limits not imposed by law or regulation) as a result of the identity of the Qualified Buyer (it being agreed that such Agent will notify the Administrative Agent and the Borrowers of any such prospective violation within three Business Days of being informed of the identity of a prospective Qualified Buyer, subject to reconfirmation by such Agent shortly before signing of a transaction agreement for such sale or disposition); and (ix) any transaction costs paid directly or indirectly by the Borrowers and their Subsidiaries in connection with such sale or disposition shall be Qualifying Disposition Costs.

“Qualifying Disposition Costs”: means (a) transaction costs consisting of usual and customary fees paid to advisors and underwriters and persons performing similar roles or (b) transaction costs that are paid to the Permitted Holders or to the Qualified Buyer and are reasonably acceptable to the Administrative Agent.

“Qualifying Equity”: means common or preferred equity issued by the Borrowers or issued by a parent of the Borrowers and contributed (or carried over) as equity to the Borrowers having, in the case of preferred equity, terms and conditions reasonably satisfactory to the Administrative Agent but in no event requiring the payment of any cash dividends or other cash distribution of any kind thereon or having any redemption or sinking fund payments due earlier than six months after the last maturity of any Indebtedness under this Agreement or the First Lien Credit Agreement.

“R&D Services Agreements”: (a) the Research and Development Services Agreement entered into (i) by and between the U.S. Borrower and the Bermuda Borrower dated as of February 25, 2002, (ii) by and between Stratus Technologies Ireland Limited and the Bermuda Borrower, dated as of February 25, 2002, (iii) by and between Stratus Technologies Systems Limited and the Bermuda Borrower dated as of February 25, 2002, and (b) the Agreement for Sharing Research and Development Costs, dated as of February 11, 2003 between Cemprus, LLC and the Bermuda Borrower, as each may be amended, modified or supplemented from time to time.

“Recovery Event”: shall mean the receipt by the Bermuda Borrower or any of its Subsidiaries of any cash insurance proceeds in respect of casualty losses (but in any event excluding proceeds of business interruption insurance) or condemnation or eminent domain award affecting real property with respect to any property or assets of the Bermuda Borrower or any of its Subsidiaries.

“Refinancing”: as defined in the recitals hereto.

“Register”: as defined in subsection 11.6(b)(iv).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice is waived under subpart B of PBGC Reg. § 4043.

“Required Lenders”: at a particular time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Loans.

“Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, treasurer, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, corporate controller or any vice president of such Person.

“Security Documents”: the collective reference to the Collateral Agreement, the Bermuda Holdings Pledge Agreement, the Intercreditor Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

“Senior Notes”: as defined in the recitals hereto.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P”: Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Subsection 4.11(d)(2) Certificate”: as defined in subsection 4.11(d).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares, (ii) shares owned by multiple shareholders to comply with local laws and (iii) shares owned by employees. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Bermuda Borrower; provided that any joint venture or Person in which an investment is existing on the Closing Date or is made pursuant to subsection 8.6(h) shall, so long as such investment is maintained in reliance on such subsection, not be a “Subsidiary” of the Bermuda Borrower for any purpose of this Agreement.

“Subsidiary Guarantor”: each direct and indirect Subsidiary of a Borrower that is a party to the Guaranty as of the First Amendment Effective Date and each Subsidiary of the Borrowers that becomes a party to the Guaranty or comparable documentation in favor of the Administrative Agent after the First Amendment Effective Date as required by Section 7.9(b) or otherwise.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Syndication Agent”: as defined in the Preamble hereto.

“Tier 1 Foreign Entity”: any Foreign Entity that is not a Subsidiary of a Domestic Entity and that is organized under the laws of Bermuda, Cyprus, Ireland or Luxembourg or such other jurisdiction as may be approved by the Administrative Agent from time to time.

“Tier 2 Foreign Entity”: any Foreign Entity that is not a Tier 1 Foreign Entity.

“Total Net Leverage Ratio”: as defined in subsection 8.9; provided that for purposes of calculating the Total Net Leverage Ratio, the unencumbered (other than Liens permitted pursuant to subsection 8.2 (other than subsections 8.2(i) (only to the extent such Lien is in respect of cash and Cash Equivalents specifically securing Indebtedness in respect of one or more commercial letters of credit under the First Lien Credit Agreement and not all Indebtedness under this Agreement generally) and 8.2(l))) cash and Cash Equivalents balances of the Bermuda Borrower and its Subsidiaries on such date shall be deducted from the amount of Consolidated Indebtedness on such date; provided, further, the amount of cash and Cash Equivalent balances of the Bermuda Borrower and its Subsidiaries deducted pursuant to the immediately preceding proviso shall not exceed $20,000,000.

“Transferee”: any Participant or Assignee.

“Type”: as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof.

“United States”: the United States of America.

“United States Person”: any Person organized under the laws of the United States or any state thereof or the District of Columbia.

“U.S. Borrower”: as defined in the Preamble hereto.

“U.S. Loan Commitment”: as to any Lender, its obligation to make a Loan to the U.S. Borrower pursuant to subsection 2.1(a) in an aggregate amount not to exceed 0.51665 of its Loan Commitment; collectively, as to all Lenders, the “U.S. Loan Commitments.”

“U.S. Note”: as defined in subsection 4.13(e)(i)

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrowers and their Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Borrowers will either (i) continue to be determined in accordance with GAAP in effect on the Closing Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Borrowers and the Administrative Agent.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2. LOANS

2.1 Loans. (a) U.S. Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a loan in Dollars to the U.S. Borrower on the Closing Date, in a principal amount equal to such Lender’s U.S. Loan Commitment.

The U.S. Borrower may make only one borrowing under the U.S. Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 4.4, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Facility Maturity Date. Each Lender’s U.S. Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s U.S. Loan Commitment on such date.

(b) Bermuda Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a loan in Dollars to the Bermuda Borrower on the Closing Date, in a principal amount equal to such Lender’s Bermuda Loan Commitment.

The Bermuda Borrower may make only one borrowing under the Bermuda Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 4.4, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Facility Maturity Date. Each Lender’s Bermuda Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Bermuda Loan Commitment on such date.

2.2 Repayment of Loans. The Borrowers shall repay the Loans as provided in subsection 4.4.

2.3 Use of Proceeds of Loans. The proceeds of the Loans shall be used to finance the Refinancing and to pay fees, expenses and financing costs in connection therewith.

2.4 Incremental Term Loans. Subject to the terms and conditions set forth in the applicable Incremental Joinder Agreement, each Lender having an Incremental Term Loan Commitment severally agrees to make an Incremental Term Loan to the applicable Borrower(s), in an aggregate principal amount equal to such Lender’s Incremental Term Loan Commitment on the relevant Increased Amount Date.

2.5 Repayment of Incremental Term Loans. The applicable Borrower(s) shall repay the Incremental Term Loans as provided in subsection 4.16.

2.6 Use of Proceeds of Incremental Term Loans. The proceeds of the Incremental Term Loans shall be used for working capital and general corporate purposes, including acquisitions not prohibited by this Agreement, and in connection with a Qualifying Disposition.

SECTION 3. [Intentionally Omitted].

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1 Procedure for Borrowing. (a) The Borrowers may borrow under the Commitments on any Business Day occurring prior to the relevant Commitment termination date; provided that, with respect to any borrowing, the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) before 12:00 noon, New York City time, one Business Day prior to the Closing Date, (ii) before 12:00 noon, New York City time, three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (iii) before 2:00 P.M., New York City time, one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of Alternate Base Rate Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof and (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the applicable Borrower by the Administrative Agent’s crediting the account of such Borrower, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent. The Loans made on the Closing Date shall be Alternate Base Rate Loans.

(b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) no more than ten Interest Periods shall be in effect at any one time.

4.2 Conversion and Continuation Options. (a) Subject to subsection 4.12, the Borrowers may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date. The Borrowers may elect from time to time to convert all or a portion of the Alternate Base Rate Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans may be converted as provided herein; provided that partial conversions of Alternate Base Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have, by written notice to the applicable Borrower, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or (iii) after the date that is one month prior to the Facility Maturity Date.

4.3 Changes of Commitment Amounts. [Intentionally omitted].

4.4 Optional and Mandatory Prepayments; Repayments of Loans and Incremental Term Loans. (a) Subject to subsections 4.4(e) and 4.12 and the provisions of the First Lien Credit Agreement, the Borrowers may at any time and from time to time prepay Loans, in whole or in part, by irrevocable notice to the Administrative Agent by 10:00 A.M., New York City time, on the same Business Day in the case of Alternate Base Rate Loans, and three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment. Upon receipt of such notice (which may be conditioned upon consummation of a refinancing, change of control or other event) the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Loans shall be in an aggregate principal amount equal to the lesser of (i) (A) $1,000,000, or a whole multiple of $500,000 in excess thereof with respect to Eurodollar Loans or (B) $500,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (ii) the aggregate unpaid principal amount of the Loans.

(b) (i) If, subsequent to the Closing Date, Bermuda Holdings or any of its Subsidiaries shall issue any Capital Stock in an IPO, 50% of the Net Proceeds thereof (excluding amounts provided by Permitted Holders) shall be promptly applied toward the prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents.

(ii) Subject to subsection 4.4(b)(viii), if, subsequent to the Closing Date, the Bermuda Borrower or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (other than Indebtedness permitted pursuant to subsection 8.1) 100% of the Net Proceeds thereof shall be promptly (and, in any event, within three Business Days) applied toward the prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents.

(iii) [Intentionally omitted].

(iv) Subject to subsection 4.4(b)(viii), if, subsequent to the Closing Date, the Bermuda Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale other than a Qualifying Disposition, such Net Proceeds shall be promptly applied toward the prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents; provided further that such Net Proceeds need not be applied to the prepayment of the Loans until the earlier of the date that the aggregate amount of Net Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sales exceeds $1,000,000 (and has not yet been applied to the prepayment of the Loans hereunder) and the date which is six months after the last application of Net Proceeds pursuant to this subsection 4.4(b)(iv).

(v) Subject to subsection 4.4(b)(viii), if, for any fiscal year commencing with the Borrowers’ fiscal year ending on February 25, 2007, there shall be Excess Cash Flow for such fiscal year, 75% of such Excess Cash Flow shall be promptly applied toward prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents; provided further that (i) so long as the Total Net Leverage Ratio for the four fiscal quarters ending at the end of any fiscal year shall be at or less than 4.00 to 1.00 such percentage shall be reduced to 50%, (ii) so long as the Total Net Leverage Ratio for the four fiscal quarters ending at the end of any fiscal year shall be at or less than 3.50 to 1.00 such percentage shall be reduced to 25% and (iii) so long as the Total Net Leverage Ratio for the four fiscal quarters ending at the end of any fiscal year shall be at or less than 2.75 to 1.00 such percentage shall be reduced to 0%. Each such prepayment shall be made not later than 120 days after the end of such fiscal year.

(vi) Subject to subsection 4.4(b)(viii), if, subsequent to the Closing Date, the Borrowers or any of their Subsidiaries shall receive any Net Proceeds from any Recovery Event, 100% of such Net Proceeds shall be delivered to the Administrative Agent to be applied by it toward the prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents. Notwithstanding the foregoing, such proceeds shall not be required to be so applied to the extent that the Borrowers invest or commit to reinvest such proceeds in new or existing properties or assets useful in the business of the Borrowers within 12 months following the date of such Recovery Event; provided that, if all or any portion of such proceeds are not so used within 12 months after the date of the respective Recovery Event, then such remaining portion not used shall be delivered to the Administrative Agent on the date occurring 12 months after the date of the respective Recovery Event to be applied by it toward the prepayment of the Loans as set forth above in this clause (vi).

(vii) The applicable Borrower shall give the Administrative Agent (which shall promptly notify each Lender) at least one Business Day’s notice (which may be conditioned upon consummation of a refinancing, change of control or other event) of each prepayment pursuant to this subsection 4.4(b) setting forth the date, amount and the Borrower thereof. Except as otherwise may be agreed by the applicable Borrower and the Administrative Agent, any prepayment of Loans pursuant to this subsection 4.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of the Borrower, be prepaid subject to the provisions of subsection 4.12 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Borrower.

(viii) Notwithstanding the foregoing provisions of this subsection 4.4(b), no mandatory prepayment of the Loans, shall be required to be made pursuant to this subsection 4.4(b) until payment in full of the obligations (other than contingent indemnification obligations) under the First Lien Credit Agreement.

(c) The entire principal amount of the outstanding Loans shall be repaid on the Facility Maturity Date. Amounts prepaid or repaid on account of the Loans pursuant to this subsection or otherwise may not be reborrowed. Accrued interest on the amount of any prepayments shall be paid on the Interest Payment Date next succeeding the date of any partial prepayment and on the date of such prepayment in the case of a prepayment in full of the Loans.

(d) In the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the relevant Incremental Joinder Agreement.

(e) In the event that the Loans are prepaid in whole or in part pursuant to subsection 4.4(a):

(i) prior to and on the date that is six months after the Closing Date, the applicable Borrower shall pay to the Lenders a make-whole adjustment equal to the interest that would have accrued on such principal amount from the date of such prepayment through the date that is six months after the Closing Date, computed using a discount rate equal to the Treasury Rate (determined as of the Business Day prior to prepayment) plus 50 basis points; provided that for purposes of computing the interest that would have accrued on any amount prepaid pursuant to this subsection 4.4(e)(i), it shall be assumed that such amount would have accrued interest at all times from the date of such prepayment through the date that is six months after the Closing Date at a rate equal to the Eurodollar Rate for a notional Interest Period of three months commencing on the date of such prepayment plus the Applicable Margin; and

(ii) after the date that is six months after the Closing Date, the applicable Borrower shall pay to the Lenders a prepayment fee on the principal amount of such Loans prepaid as follows:

Months After the Closing Date	Prepayment Fee as a Percentage of the Amount Prepaid
Months 7-12	4.00%
Months 13-24	2.00%
Months 25-36	1.00%

4.5 Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a Eurodollar Loan, shall be converted into an Alternate Base Rate Loan at the end of the then-current Interest Period for such Eurodollar Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2), and any such overdue amount shall, without limiting the rights of the Lenders under Section 9, bear interest (which shall be payable on demand) at a rate per annum which is 2% plus the Alternate Base Rate plus the Applicable Margin (or, in the case of a Eurodollar Loan, the Eurodollar Rate for the Interest Period plus the Applicable Margin plus 2%, if higher) from the date of such non-payment until paid in full (as well after as before judgment).

(d) Except as otherwise expressly provided for in this subsection 4.5 or subsection 4.4(b), interest shall be payable in arrears on each Interest Payment Date.

4.6 Computation of Interest and Fees. (a) Interest in respect of Alternate Base Rate Loans, at any time that the Alternate Base Rate is determined by reference to the Prime Rate, and all fees hereunder shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed. Interest in respect of Eurodollar Loans and in respect of Alternate Base Rate Loans at any time that the Alternate Base Rate is determined by reference to the Federal Funds Effective Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, or any Lender, deliver to such Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

4.7 Certain Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount previously agreed to with the Administrative Agent, payable in advance on the Closing Date and on the first day of each fiscal year of the Borrowers thereafter.

4.8 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the applicable Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that a Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy or e-mail notice of such determination, confirmed in writing, to such Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.

4.9 Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Borrowers from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.

(b) Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

(i) If the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of interest then due and payable on the Loans ratably in accordance with the aggregate amount of interest owed to each such Lender; and fourth, to the payment of the principal amount of the Loans which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or

(ii) If the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of all amounts described in clauses “first” and “second” of the foregoing clause (i) in the order set forth therein; second, to the payment of the interest accrued on all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount of all Loans then due and payable and owed to such Lender; and third, to the payment of the principal amount of all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.

(c) [Intentionally omitted].

(d) All payments (including prepayments) to be made by each Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders not later than 2:00 p.m. (New York time) on the date due at the office designated by the Administrative Agent in lawful money of the United States and in immediately available funds; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by on the next succeeding Business Day. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 4.9(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.9(e) shall be conclusive absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from the applicable Borrower, without prejudice to any rights which the applicable Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(g) All payments and optional prepayments (other than prepayments as set forth in subsection 4.11 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 9.1, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in the Intercreditor Agreement.

4.10 Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement shall (a) make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or (b) make it impracticable for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. The Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.12 in connection with any conversion in accordance with this subsection 4.10 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Borrower through the Administrative Agent, to be conclusive absent manifest error).

4.11 Requirements of Law. (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:

(i) does or shall subject any such Lender or its Eurodollar Lending Office to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, and (y) taxes resulting from the substitution of any such system by another system of taxation; provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender or its Eurodollar Lending Office any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.

(b) In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the applicable Borrower of such Change in Law as provided in paragraph (c) of this subsection 4.11, within 15 days after demand by such Lender, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.

(c) The Borrowers shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 4.11 unless such Lender has given written notice to the applicable Borrower, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the applicable Borrower through the Administrative

Agent of any increased costs pursuant to paragraph (a) of this subsection 4.11, the applicable Borrower at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.11 with respect to such Lender, it will, if requested by the applicable Borrower to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from any Borrower under this subsection 4.11, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) Each Lender (and in case of an Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to Borrowers (for the benefit of the Borrowers and the Administrative Agent) that under applicable law and treaties no taxes are required to be withheld by the Borrowers or the Administrative Agent with respect to any payments to be made to such Lender in respect of the Loans, (ii) agrees to furnish to the Borrowers, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Borrowers and the Administrative Agent), to the extent it may lawfully do so at such times, to provide the Borrowers, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish to the Borrowers, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit D to the Original Credit Agreement (any such certificate, a “Subsection 4.11(d)(2) Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, certifying to such Lender’s legal entitlement at the Closing Date (or, in the case of an Assignee, on the date it becomes a Lender) to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by the Borrowers, to provide to the Borrowers (for the benefit of the Borrowers and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement. Notwithstanding any provision of this subsection 4.11 or 4.9(d) to the contrary, the Borrowers shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any taxes pursuant to this subsection 4.11, to the extent that such amount results from (i) the failure of any Lender to comply with its obligations pursuant to this subsection 4.11, (ii) any representation or warranty made or deemed to be made by any Lender pursuant to this subsection 4.11(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, the effect of which would be to subject to any taxes any payment made pursuant to this Agreement to any Lender making the representation and covenants set forth in subsection 4.11(d)(2), which payment would not be subject to such taxes were such Lender eligible to make and comply with, and actually made and complied with, the representation and covenants set forth in subsection 4.11(d)(1) hereinabove.

(e) A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to the Borrowers, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.11 shall survive the termination of this Agreement and repayment of the Loans.

4.12 Indemnity. Each Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the such Borrower in making a borrowing after such Borrower has given a notice in accordance with subsection 4.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after such Borrower has given notice in accordance with subsection 4.2, (c) default by such Borrower in making any prepayment after such Borrower has given a notice in accordance with subsection 4.4 or (d) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of subsection 4.4 and/or a conversion pursuant to subsection 4.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans.

4.13 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Loan of such Lender on the Facility Maturity Date, in accordance with subsection 4.4(d) (or the then unpaid principal amount of such Loan on the date that the Loans become due and payable pursuant to Section 9), and (ii) the principal amount of the Incremental Term Loan of such Lender, on the dates and in the amounts set forth in the relevant Incremental Joinder Agreement, in accordance with subsection 4.4(d) (or the then unpaid principal amount of such Incremental Term Loan on the date that the Incremental Term Loans become due and payable pursuant to Section 9). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in subsection 4.5.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the applicable Borrower, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.13(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender or to repay any other obligations in accordance with the terms of this Agreement.

(e) (i) The U.S. Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note evidencing the Loan made to the U.S. Borrower (including any Incremental Term Loan incurred by the U.S. Borrower) of such Lender, substantially in the form of Exhibit A-1 to the Original Credit Agreement with appropriate insertions as to date and principal amount (a “U.S. Note”) and (ii) the Bermuda Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note evidencing the Loan made to the Bermuda Borrower (including any Incremental Term Loan incurred by the Bermuda Borrower) of such Lender, substantially in the form of Exhibit B-2 to the Original Credit Agreement with appropriate insertions as to date and principal amount (a “Bermuda Note”).

4.14 Replacement of Lenders. In the event that any Lender (x) exercises its rights pursuant to subsection 4.10 or requests payments pursuant to subsection 4.11, or (y) refuses to consent to any amendment or waiver under any Credit Document which pursuant to the terms of Section 11.1 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (a “Non-Consenting Lender”) or (z) is a Lender for whom the condition in clause (viii) of the definition of “Qualifying Disposition” applies and such condition shall not have been satisfied with respect to a proposed Qualified Buyer, the applicable Borrower may require, at its own expense (including payment of any processing fees under subsection 11.6(b)) and subject to subsection 4.12, such Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 11.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and under its Notes) to a bank, financial institution or other entity specified by such applicable Borrower (a “Replacement Lender”); provided that (i) such assignment shall be made in accordance with subsection 11.6(b) (except as otherwise provided in this subsection) and shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the applicable Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment (provided that no such consent shall be required for any such assignment to a Lender, an Affiliate of a Lender or an Approved Fund), and (iii) the applicable Borrower shall have paid to the assigning Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 4.10, 4.11 and 4.12).

4.15 Reliance on Representation of the Borrowers. Each Borrower hereby agrees that the Administrative Agent and the Lenders may rely on any representation, warranty, certificate, notice, document or telephone request which purports to be executed or made, and which the Administrative Agent or the Lenders in good faith believe to have been executed or made, by either Borrower or any of its authorized officers, and each Borrower further agrees to indemnify and hold the Administrative Agent and the Lenders harmless for any action, including the making of the borrowings hereunder, and any loss or expense, taken or incurred by any of them as a result of their good faith reliance upon any such representation, warranty, certificate, notice, document or telephone request.

4.16 Incremental Term Loan Commitments. (a) On or before the Facility Maturity Date, a Borrower may, by written notice to the Administrative Agent from time to time, request incremental term loan commitments (the “Incremental Term Loan Commitments”) in an aggregate amount at such time not to exceed the Incremental Amount at such time from one or more Incremental Term Lenders willing to provide such Incremental Term Loans in their own discretion; provided, that each Incremental Term Lender, if not already an Eligible Assignee, shall be subject to the approval of the Administrative Agent and the Borrowers (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the Borrower, (ii) the amount of the Incremental Term Loan Commitments (which shall be in a minimum amount of $10,000,000 or equal to the remaining Incremental Amount), (iii) the date on which such Incremental Term Loan Commitments are requested to become effective (an “Increased Amount Date”) and (iv) whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Loans (“Other Loans”).

(b) The applicable Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Joinder Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Joinder Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Loans shall be no earlier than the Facility Maturity Date, (ii) the average life to maturity of any Other Loans shall be no shorter than the average life to maturity of the existing Loans and (iii) such Other Loans shall not be subject to any amortization that at any time is proportionally greater than the amortization of the existing Loans, and provided further that the interest rate margin in respect of any Other Loan may exceed the Applicable Margin for the existing Loans by no more than  1/2 of 1% (it being understood that a portion of any interest margin may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), or if it exceeds such Applicable Margin by more than such amount, such Applicable Margin shall be increased so that the interest rate margin in respect of such Other Loan (giving effect to any OID issued in connection with such Other Loan) is no more than  1/2 of 1%, as applicable, higher than the Applicable Margin for the existing Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Joinder Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Joinder Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in the last sentence of subsection 11.1. Any such amendment may be memorialized in writing by the Administrative Agent with the applicable Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this subsection 4.16 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (a), (b) and (c) of subsection 6.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a financial officer of the applicable Borrower; (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Joinder Agreement and consistent with those delivered on the Closing Date under subsection 6.1 and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to ensure that the Incremental Term Loans are secured by the Collateral ratably with the existing Loans; and (iii) after giving pro forma effect to the making of any such Incremental Term Loans and any permitted acquisition consummated in connection therewith or any permitted disposition (including adjustment for the items referred to in the proviso to subsection 8.9), the Borrowers and their Subsidiaries are in pro forma compliance with the financial covenants set forth in subsection 8.9 and subsection 8.10 as of the last day of the most recent four consecutive fiscal quarters of the Borrowers for which financial statements have been delivered pursuant to subsection 7.1 (calculated as if such Incremental Loans had been incurred, and such permitted acquisition or disposition, if any, had been consummated, on the first day of such period).

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis and the Borrowers agree that subsection 4.13 shall apply to any conversion of Eurodollar Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, each Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date, as of the First Amendment Effective Date, as of the making of any extension of credit hereunder and as of the date of the consummation of a Qualifying Disposition:

5.1 Financial Condition. (a) The audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at February 27, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly, in all material respects, the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as approved by such accountants and disclosed therein).

(b) The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at November 27, 2005, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended, subject to normal year-end adjustments. All such financial statements, including the related schedules thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Holdings and its Subsidiaries as of November 27, 2005 did not have, and since such date and prior to the Closing Date did not incur, assume or create, any material Contingent Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or in the financial statements referred to in paragraph (a) of this subsection (other than foreign exchange transactions in the ordinary course of business as permitted by subsection 8.8).

(c) The unaudited consolidated pro forma balance sheet of Holdings and its consolidated Subsidiaries, as of January 22, 2006, certified by a Responsible Officer of Holdings (the “Pro Forma Balance Sheet”), copies of which have been furnished to each Lender, is the unaudited balance sheet of Holdings and its consolidated Subsidiaries adjusted to give effect (as if such events had occurred on such date) to (i) the Refinancing, (ii) the incurrence of the Loans on the Closing Date and (iii) the incurrence of all other Indebtedness that Holdings and its consolidated Subsidiaries expect to incur, and the payment of all amounts Holdings and its consolidated Subsidiaries expect to pay, in connection with the Refinancing. The Pro Forma Balance Sheet was prepared based on good faith assumptions in accordance with GAAP and is based on information believed by Holdings to be reasonable and correct as of the date of delivery thereof and presents fairly, in all material respects, on a pro forma basis the financial position of Holdings and its consolidated Subsidiaries as of January 22, 2006 as adjusted, as described above, assuming that the events specified in the preceding sentence had actually occurred as of such date.

5.2 No Change. (a) Since February 27, 2005, no event, change or effect has occurred and is continuing which has had, or would reasonably be expected to have, a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of Holdings or Bermuda Holdings nor has any of the Capital Stock of Holdings or Bermuda Holdings been redeemed, retired, repurchased or otherwise acquired for value by Holdings, Bermuda Holdings or any of their Subsidiaries, except in connection with the Refinancing, the Corporate Restructuring and as permitted under this Agreement.

5.3 Existence; Compliance with Law. The Bermuda Borrower and each of its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation except to the extent the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to be duly authorized and validly existing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance would not reasonably be expected to have a Material Adverse Effect. Neither the Bermuda Borrower nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that any such Person is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization. Each Credit Party has the power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and each Borrower has the power and authority and legal right to borrow hereunder. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and each Borrower has taken all necessary action to authorize the borrowings hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit Party, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not reasonably be expected to have a Material Adverse Effect and (y) which would not adversely affect the validity or enforceability of any of the Credit Documents, and (ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.

5.5 Enforceable Obligations. This Agreement has been, and each of the other Credit Documents has been or will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement and each of the other Credit Documents constitute the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.6 No Legal Bar. The execution, delivery and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans and the transactions contemplated by the Credit Documents, (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon the Bermuda Borrower or any of its Subsidiaries or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would give rise to any liability on the part of the Administrative Agent or any Lender or (ii) would have a Material Adverse Effect, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and other Permitted Liens.

5.7 No Material Litigation. Other than as set forth on Schedule 5.7 to the Original Credit Agreement, (i) no litigation by, investigation known to the Borrowers by, or proceeding of, any Governmental Authority is pending against the Bermuda Borrower or any of its Subsidiaries with respect to the validity, binding effect or enforceability of any Credit Document, the Loans made hereunder, the use of proceeds thereof and the other transactions contemplated hereby and (ii) no lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of the Borrowers, threatened as of the Closing Date against or affecting the Bermuda Borrower or any of its Subsidiaries or any of their respective properties, assets, operations or businesses (including after giving effect to the Refinancing), in which there is a probability of an adverse determination, and is reasonably likely, if adversely decided, to have a Material Adverse Effect.

5.8 Investment Company Act. Neither Bermuda Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

5.9 Federal Regulation. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither Bermuda Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

5.10 No Default. The Bermuda Borrower and each of its Subsidiaries (a) have performed all material obligations required to be performed by them under their respective Contractual Obligations and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not reasonably be expected to have a Material Adverse Effect and (b) are not in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11 Taxes. The Bermuda Borrower and each of its Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of the Borrowers, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Bermuda Borrower or its Subsidiaries, as the case may be); and, to the knowledge of the Borrowers, no tax Lien has been filed, and, no written claim is being asserted, with respect to any such tax, fee or other charges.

5.12 Subsidiaries. The Subsidiaries of HubCo as of the Closing Date and their jurisdictions of incorporation are as set forth on Schedule 5.12 to the Original Credit Agreement.

5.13 Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 8.5), the Bermuda Borrower and each of its Subsidiaries has good and valid title to all of its respective material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, as of the Closing Date, the Bermuda Borrower and each of its Subsidiaries has (i) fee title to all of the real property listed on Schedule 5.13 to the Original Credit Agreement under the heading “Fee Properties” (each, a “Fee Property”), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and, in the case of any such leasehold estates located in the United States with a base aggregate annual rent in excess of $100,000, listed on Schedule 5.13 to the Original Credit Agreement under the heading “Leased Properties” (each, a “Leased Property”), in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens and (B) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 5.13 to the Original Credit Agreement, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties and the Leased Properties constitute, as of the Closing Date, all of the real property owned in fee or leased by the Bermuda Borrower and its Subsidiaries in the United States (other than leased Real Property the combined base aggregate annual rent of which does not exceed $100,000).

5.14 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied during such period in all respects with the applicable provisions of ERISA and the Code except for any noncompliance that would not result in a material liability to the Bermuda Borrower or any of its Subsidiaries. Neither the Bermuda Borrower nor any Commonly

Controlled Entity has been involved in any transaction that would cause the Bermuda Borrower or any of its Subsidiaries to be subject to material liability with respect to a Plan to which the Bermuda Borrower or any of its Subsidiaries or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made or deemed made; or incurred any material liability under Title IV of ERISA which would become or remain a material liability of the Bermuda Borrower or any of its Subsidiaries after the Closing Date. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that has not been satisfied in full. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, if it became a liability of the Borrowers, would be a material liability. Neither the Bermuda Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that resulted in a liability that has not been satisfied in full, and neither the Bermuda Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Bermuda Borrower or any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in either case that would result in a material liability to the Bermuda Borrower or any of its Subsidiaries. To the knowledge of the Bermuda Borrower, no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Bermuda Borrower, its Subsidiaries and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which, if it became a liability of the Borrowers, would be a material liability except to the extent that such liability is properly reflected on the Bermuda Borrower’s financial statements. For purposes of this subsection 5.14, a material liability shall mean a liability exceeding $5,000,000.

5.15 Collateral Agreements. (a) Upon execution and delivery thereof by the parties thereto, the Collateral Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties (as defined in the Collateral Agreement), a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of Pledged Stock described in the Collateral Agreement, when stock certificates representing or constituting such Pledged Stock are delivered to the administrative agent under the First Lien Credit Agreement, as bailee for the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified on Schedule 5.15(b) to the Original Credit Agreement in appropriate form are filed in the offices specified on Schedule 5.15(b) to the Original Credit Agreement, the Collateral Agreement shall, subject to the existence of Permitted Liens, constitute second liens on, and perfected security interests in, all rights, title and interest of the Credit Parties in the Collateral described therein (except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction), as security for the Obligations.

(b) Upon execution and delivery thereof by the relevant Credit Party, each Mortgage delivered pursuant to subsection 7.9 will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, and upon recording the Mortgages in the jurisdictions in which the property covered by such Mortgage is located (and/or such other actions as may be required under the relevant local law in respect of foreign mortgages and which are to be performed pursuant to subsection 7.9(d)), such security interests will, subject to the existence of Permitted Liens, constitute second liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.

5.16 Copyrights, Patents, Permits, Trademarks and Licenses. Schedule 5.16 to the Original Credit Agreement sets forth a true and complete list as of the Closing Date of all material registered trademarks, trade names, service marks, patents, pending patent applications and registered copyrights and applications therefor owned, used or filed by or licensed to the Borrowers and their Subsidiaries and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth on Schedule 5.16 to the Original Credit Agreement, the Bermuda Borrower or one of its Subsidiaries owns or has the right to use, registered trademarks, trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such Schedule. Except as set forth on Schedule 5.16 to the Original Credit Agreement, to the best knowledge of the Borrowers, no claims are pending by any Person with respect to the ownership, validity or enforceability of the Borrowers’ or any Subsidiary’s use of any such registered trademarks, trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims would not reasonably be expected to have a Material Adverse Effect.

5.17 Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) to the best knowledge of the Borrowers, the properties owned, leased, or otherwise operated by the Bermuda Borrower or any of its Subsidiaries do not contain, and have not previously contained, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts, concentrations or conditions that constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws or otherwise result in costs to the Borrowers;

(b) to the best knowledge of the Borrowers, the properties owned or leased, or otherwise operated by the Bermuda Borrower or any of its Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the fair saleable value of, such property;

(c) neither the Bermuda Borrower nor any of its Subsidiaries has received or is aware of any written complaint, notice of violation, alleged violation, or notice of investigation or of potential liability (including, without limitation, as relates to any potentially responsible party status) under Environmental Laws or with respect to any Hazardous Materials with regard to the Bermuda Borrower or its Subsidiaries, nor does the Bermuda Borrower or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened;

(d) to the best knowledge of the Borrowers, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently or formerly owned, leased, or otherwise operated by the Bermuda Borrower or any of its Subsidiaries, nor have any Hazardous Materials been transported from any such property, or come to be located at any other property, in violation of or in a manner that could reasonably give rise to liability under any Environmental Laws; and

(e) there are no governmental, administrative, or judicial actions or proceedings pending or, to the best knowledge of the Borrowers, threatened under any Environmental Law to which the Bermuda Borrower or any of its Subsidiaries is a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations by the Bermuda Borrower or any of its Subsidiaries, outstanding relating to compliance with or liability under any Environmental Law.

5.18 Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in subsection 5.1, the Credit Documents (including the schedules thereto) and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Borrowers, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Borrowers or any of their Subsidiaries; provided that with respect to projected financial information, the Borrowers represent only that such information has been and will be prepared in good faith based upon assumptions (in accordance with GAAP) believed by the Borrowers to be reasonable at the time.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Loans. The obligation of each Lender to make its Loans on the Closing Date were subject to the satisfaction, or waiver by such Lender, immediately prior to or concurrently with the making of such Loans of the following conditions:

(a) Agreement; Notes. The Administrative Agent shall have received (i) a counterpart of this Agreement for each Lender, duly executed and delivered by a duly authorized officer of each of the Administrative Agent, the Syndication Agent, each Lender, HubCo and each Borrower, (ii) for the account of each Lender requesting the same pursuant to subsection 4.13, a U.S. Note with respect to the Loan made to the U.S. Borrower, conforming to the requirements hereof and executed by a duly authorized officer of the U.S. Borrower and (iii) for the account of each Lender requesting the same pursuant to subsection 4.13, a Bermuda Note with respect to the Loan made to the Bermuda Borrower, conforming to the requirements hereof and executed by a duly authorized officer of the Bermuda Borrower.

(b) PATRIOT Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(c) Capitalization of HubCo and the Borrowers. On or before the Closing Date, Borrowers shall have received at least $200,000,000 of gross proceeds from the initial borrowings under the First Lien Facilities, and the Administrative Agent shall have received executed copies of all documentation relating to the First Lien Facilities, in form and substance reasonably satisfactory to it.

(d) Financial Statements. The Administrative Agent shall have received the Pro Forma Balance Sheet, together with a certificate of each Borrower to the effect that such Pro Forma Balance Sheet fairly presents in all material respects the pro forma financial position of Holdings and its consolidated Subsidiaries and was prepared in good faith, and the financial statements described in subsection 5.1.

(e) Fees. The Agents, the Lead Arrangers and the Lenders shall have received all fees, expenses and other consideration presented for payment required to be paid or delivered on or before the Closing Date.

(f) Lien Searches; Lien Perfection. (i) The Administrative Agent shall have received substantially all of the results of a search of Uniform Commercial Code, tax and judgment filings made with respect to HubCo and its Subsidiaries in the jurisdictions set forth on Schedule 5.15(b) to the Original Credit Agreement with respect to which it has requested such search, together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received reasonably satisfactory evidence of the release of such Liens and (ii) the Administrative Agent shall have received each document (including any Uniform Commercial Code financing statements), necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents, in proper form for filing; provided that the Administrative Agent may, in the reasonable exercise of its discretion, consent to an extension of time with respect to any such document or action relating to the perfection of Liens in Collateral located in or governed by the laws of a jurisdiction other than the United States or a political subdivision thereof.

(g) Guaranty, Collateral Agreement; Pledged Stock; Pledged Notes. (i) The Administrative Agent shall have received (A) the Guaranty, (B) the Collateral Agreement, executed and delivered by HubCo, the Borrowers and each Subsidiary Guarantor, and (C) an Acknowledgement and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Credit Party. (ii) Each of (A) the certificates representing the shares of Capital Stock pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (provided that, with respect to the Capital Stock of Foreign Subsidiaries of the U.S. Borrower, certificates representing up to 35% of the shares of Capital Stock of Foreign Subsidiaries of the U.S. may remain undelivered until the date that is 180 days after the Closing Date, provided further that failure to comply with such delivery on or prior to such date shall constitute an Event of Default hereunder, provided still further that the Administrative Agent may, in the reasonable exercise of its discretion, consent to further extensions of time with respect to delivery of shares in such Foreign Subsidiaries represents an immaterial portion of the Collateral) and (B) each promissory note (if any) pledged to the Administrative Agent pursuant to the Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, shall be in the actual possession of the administrative agent under the First Lien Credit Agreement (which shall act as bailee for the Administrative Agent).

(h) Indebtedness. After giving pro forma effect to the Refinancing, HubCo and its Subsidiaries shall have no (i) outstanding preferred stock and (ii) Indebtedness other than any Indebtedness permitted under subsection 8.1 hereof. In the event that any Senior Notes remain outstanding after giving effect to the Refinancing, the supplemental indenture therefor shall have become effective in accordance with the terms of the tender offer for the Senior Notes.

(i) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties (as defined in the Original Credit

Agreement), in substantially the form of Exhibit E to the Original Credit Agreement, (ii) Mouaimis & Mouaimis, special Cyprus counsel to HubCo and SRA Technologies Cyprus Limited, in substantially the form of Exhibit E-1 to the Original Credit Agreement, (iii) A&L Goodbody, special Ireland counsel to Stratus Technologies Ireland Ltd. and to Stratus Research & Development Limited, in substantially the form of Exhibit E-2 to the Original Credit Agreement, (iv) Beghin & Feider, in association with Allen & Overy, special Luxembourg counsel to Holdings, HubCo and Stratus Equity S.à r.l., in substantially the form of Exhibit E-3 to the Original Credit Agreement and (v) Hollis & Co., special Bermuda Counsel to the Bermuda Borrower, in substantially the form of Exhibit E-4 to the Original Credit Agreement, in each case, with such changes thereto as may be approved by the Administrative Agent and its counsel.

(j) Closing Certificate. The Administrative Agent shall have received a Closing Certificate of the U.S. Borrower, the Bermuda Borrower, HubCo and each other Credit Party dated the Closing Date, in substantially the form of Exhibits F-1, F-2,

F-3 and F-4 to the Original Credit Agreement, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of the U.S. Borrower, the Bermuda Borrower, HubCo and such other Credit Parties (as defined in the Original Credit Agreement), respectively.

(k) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer of the U.S. Borrower in form and substance reasonably satisfactory to it which shall document the solvency of Holdings and its Subsidiaries taken as a whole, after giving pro forma effect to the consummation of the Refinancing (including borrowings under the First Lien Facilities) and the other transactions and related financings contemplated hereby.

(l) Insurance. The Administrative Agent shall have received (i) a schedule describing all insurance maintained by each Borrower and its respective Subsidiaries pursuant to subsection 7.5 and (ii) binders or certificates of insurance (or other customary evidence as to the obtaining and maintenance by such Borrower of such insurance) for each policy set forth on such schedule insuring against casualty and other usual and customary risks.

(m) 2003 Credit Agreement. (i) On the Closing Date, the commitments under the 2003 Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated, or supported by letters of credit under the First Lien Facilities or cash-collateralized, and all other amounts owing pursuant to the 2003 Credit Agreement shall have been repaid in full, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this subsection have been satisfied at such time.

(ii) On the Closing Date, the creditors under the 2003 Credit Agreement shall have terminated and released all Liens on the Capital Stock of and assets owned by Holdings and its Subsidiaries (other than cash collateral pledged to support letters of credit issued under the 2003 Credit Agreement as contemplated in clause (i) of this subsection 6.1(m) and set forth on Schedule 8.2(q) to the Original Credit Agreement), and the Administrative Agent shall have received all such releases as may have been requested by it, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.

(n) Ratings. The Loans shall have received a rating from both Moody’s and S&P.

(o) Maximum Leverage Ratio. As of the Closing Date and after giving pro forma effect to the Refinancing, the ratio of (i) all Consolidated Indebtedness of HubCo and its Subsidiaries (other than the Senior Notes) to (ii) Consolidated EBITDA for the twelve month period ended January 22, 2006, shall be no greater than 5.00:1.00.

(p) Consents and Approvals. All necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties (as defined in the Original Credit Agreement), and the validity and enforceability against the Credit Parties (as defined in the Original Credit Agreement), of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit Documents, shall have been obtained or made and remain in full force and effect, and HubCo and its Subsidiaries shall not be subject to any contractual or other restrictions that would be violated by the transactions contemplated hereby, including the granting of security interests and guarantees required by this Agreement (except where the failure to do so would not reasonably be expected to have a Material Adverse Effect).

6.2 Conditions to All Loans. The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Notice of Borrowing . The Administrative Agent shall have received a notice of such Borrowing (including with respect to borrowings on the Closing Date) as required by subsection 4.1(a) (or such notice shall have been deemed given in accordance with Section 4.1(a)).

(b) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made on such Borrowing Date.

Each borrowing hereunder shall constitute a representation and warranty by each Borrower as of the date of such borrowing or issuance that the conditions in clauses (a), (b) and (c) of this subsection 6.2 have been satisfied.

6.3 Conditions to Effectiveness of First Amended and Restated Credit Agreement. This Agreement shall be effective as of the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 11.1 of the Original Credit Agreement):

(a) First Amended and Restated Credit Agreement. The Administrative Agent shall have received sufficient copies of signature pages to this Agreement from each Credit Party.

(b) Fees. The Agents shall have received payment of all outstanding expenses (including all legal fees of Latham & Watkins LLP, Conyers Dill & Pearman and Elvinger, Hoss & Prussen) to be paid or delivered on or before the First Amendment Effective Date.

(c) Lien Searches; Lien Perfection. (i) The Administrative Agent shall have received substantially all of the results of a search of Uniform Commercial Code, tax and judgment filings made with respect to Bermuda Holdings in Bermuda and Washington D.C., together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received reasonably satisfactory evidence of the release of such Liens and (ii) Bermuda Holdings shall take all such further actions and execute all such further documents and instruments as may be reasonably requested by the Administrative Agent for Bermuda Holdings to create in favor of the Administrative Agent, for the benefit of Lenders, a valid and perfected second priority Lien on all of the Capital Stock of the Bermuda Borrower, all such documents and instruments and all such actions to be reasonably satisfactory in form and substance to the Administrative Agent.

(d) Guaranty, Pledge Agreement; Pledged Stock. The Administrative Agent shall have received (i) the Bermuda Holdings Guaranty, executed and delivered by Bermuda Holdings, (ii) the Bermuda Holdings Pledge Agreement, executed and delivered by Bermuda Holdings, (iii) the certificates representing the shares of Capital Stock pledged pursuant to the Bermuda Holdings Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (iv) the certificates representing the shares of Capital Stock of each of the Bermuda Borrower’s direct Subsidiaries, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(e) Legal Opinions. The Administrative Agent shall have received, dated the First Amendment Effective Date and addressed to the Administrative Agent and the Lenders, an opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, in substantially the form of Exhibit E-5, and (ii) Cox Hallet Wilkinson., special Bermuda Counsel to Bermuda Holdings and the Bermuda Borrower, in substantially the form of Exhibit E-6, in each case, with such changes thereto as may be approved by the Administrative Agent and its counsel.

(f) First Amendment Effective Date Certificate. The Administrative Agent shall have received an First Amendment Effective Date Certificate of Bermuda Holdings dated the First Amendment Effective Date, in substantially the form of Exhibit F-5, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of Bermuda Holdings.

(g) Consents and Approvals. All necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability against the Credit Parties, of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit Documents, shall have been obtained or made and remain in full force and effect, and the Bermuda Borrower and its Subsidiaries shall not be subject to any contractual or other restrictions that would be violated by the transactions contemplated hereby, including the granting of security interests and guarantees required by this Agreement (except where the failure to do so would not reasonably be expected to have a Material Adverse Effect).

(h) Report. The Administrative Agent shall have received the report listing the assets and liabilities of Holdings produced in connection with the liquidation of Holdings and HubCo under Luxembourg law (if produced on or prior to the date hereof).

(i) Holdings Certificate. The Administrative Agent shall have received a certificate of Holdings representing and warranting that (x) it has not engaged in any business, other than the ownership of the Capital Stock of HubCo and businesses incidental thereto to the extent permitted by the Original Credit Agreement and the predecessor agreement thereto, and (y) immediately prior to the consummation of the Corporate Restructuring, to the best of its knowledge after due inquiry, the only material liabilities it has are nonconsensual liabilities arising from the activities of HubCo and its Subsidiaries or from Holdings’ ownership of the Capital Stock of Hubco, in either case that could not reasonably be expected to have a Material Adverse Effect (or to the extent that any other liabilities are identified, they shall be satisfied and extinguished to the reasonable satisfaction of the Administrative Agent or shall otherwise be reasonably acceptable to the Administrative Agent).

(j) Liquidation. The Administrative Agent shall have received such Corporate Restructuring documents as it shall have reasonably requested from the Borrowers.

(k) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date both before and after giving effect to the Corporate Restructuring.

SECTION 7. AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or Note remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in subsections 7.3 through 7.6, and 7.8 through 7.9, the Borrowers shall cause each of their Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via delivery of a hard copy to the Administrative Agent with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):

(a) as soon as available, but in any event within 120 days after the end of the fiscal year ended February 26, 2006 and within 95 days after the end of each fiscal year of the Borrowers to end after the Closing Date, a copy of the audited consolidated balance sheet of Holdings or Bermuda Holdings, as the case may be, and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of stockholders’ equity and cash flows and the audited consolidated statements of income of Holdings or Bermuda Holdings, as the case may be, and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Holdings or Bermuda Holdings, as the case may be, to end after the Closing Date, the unaudited consolidated balance sheet of Holdings or Bermuda Holdings, as the case may be, and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of Holdings or Bermuda Holdings, as the case may be, and its Subsidiaries for such quarterly period and the portion of the fiscal year of the Borrowers through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the U.S. Borrower and furnished to the Administrative Agent, certified by the chief financial officer, controller or treasurer of the U.S. Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of the Borrowers after the Closing Date, a preliminary consolidated operating budget for Holdings or Bermuda Holdings, as the case may be, and its Subsidiaries taken as a whole; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget;

(d) concurrently with the delivery of financial statements pursuant to subsection 7.1(a) or (b), a certificate of the chief financial officer or treasurer of the U.S. Borrower setting forth, in reasonable detail, the computations of Capital Expenditures as of the last day of the fiscal period covered by such financial statements, the Total Net Leverage Ratio as of such last day, and the Interest Coverage Ratio as of such last day; and

(e) all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) and (d) of this subsection 7.1) in accordance with GAAP.

7.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender, which the Administrative Agent shall promptly deliver to each Lender):

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsections 4.4(b), 8.1, 8.3 and 8.5 through 8.11, insofar as such subsections relate to accounting matters, except as specified in such letter;

(b) within 15 days of the delivery of the financial statements referred to in subsections 7.1(a) and (b) (except that the certificate referred to in clause (iii) below shall be delivered concurrently with such financial statements), a certificate of the chief financial officer or treasurer of the U.S. Borrower (A) stating that, to the best of such officer’s knowledge upon due inquiry, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the relevant entity has complied with the requirements of subsection 7.9 with respect thereto), (ii) neither Bermuda Holdings nor any of its Subsidiaries has changed its name or its jurisdiction of organization without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) each of Bermuda Holdings and its Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of clause (e) of subsection 8.1, clauses (b) and (e) of subsection 8.3 and subsections 8.6 through 8.11 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein, (C) if not specified in the financial statements delivered pursuant to subsection 7.1, specifying the aggregate amount of interest paid or accrued by the Bermuda Borrower and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Bermuda Borrower and its Subsidiaries, during such accounting period, and (D) identifying any owned Real Property of the Bermuda Borrower or a Subsidiary of the Bermuda Borrower acquired during such accounting period that, together with any improvements thereon, has a value of (x) in the case of Real Property of the Bermuda Borrower or any Domestic Subsidiary of the Bermuda Borrower, at least $2,500,000 and (y) in the case of Real Property of any Foreign Subsidiary of the Bermuda Borrower, at least $5,000,000; and

(c) promptly upon receipt thereof, copies of all final reports submitted to Bermuda Holdings or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of each of Bermuda Holdings or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Bermuda Holdings or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Bermuda Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a management summary describing and analyzing the performance of the Borrowers and their Subsidiaries during the periods covered by such financial statements;

(f) within 50 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter including the amount of all Net Proceeds from such Asset Sales not previously applied to prepayments of the Loans pursuant to the proviso to subsection 4.4(b)(iv); and

(g) promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the Administrative Agent).

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Bermuda Borrower or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Bermuda Borrower or any of its Subsidiaries, as the case may be.

7.4 Conduct of Business and Maintenance of Existence; Tax Returns. Continue to engage in businesses of the same general type as now conducted by it, and preserve, renew, and keep in full force and effect its corporate existence except to the extent that the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to do so could not have a Material Adverse

Effect and take all reasonable action to maintain all material rights, material privileges, franchises, and intellectual property rights, including copyrights, patents, trademarks, service marks, and trade names necessary or desirable in the normal conduct of its business, except for rights, privileges, franchises, copyrights, patents, trademarks, service marks, and trade names the loss of which would not in the aggregate reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted by subsections 8.4 and 8.5; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Bermuda Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Bermuda Borrower or any of its Subsidiaries).

7.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

(b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability and business interruption insurance) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via electronic mail), (i) annually, a schedule disclosing (in a manner substantially similar to that used in the schedule provided pursuant to subsection 6.1(l)) all insurance against products liability risk maintained by the Borrowers and their Subsidiaries pursuant to this subsection 7.5(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that each Borrower may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice (made through the Administrative Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Borrowers and their Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of the Borrowers.

7.7 Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Bermuda Borrower or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which would have constituted a Default or Event of Default under this Agreement, (ii) litigation, investigation or proceeding which may exist at any time between the

Bermuda Borrower or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Bermuda Borrower or any of its Subsidiaries by any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect, (iii) written notice from any Governmental Authority identifying any Borrower or any of their Subsidiaries as a potentially responsible party under any Environmental Law for the cleanup of Hazardous Materials at any location, whether or not owned, leased, or operated by such Borrower, which could reasonably be expected to have a Material Adverse Effect, or (iv) written notice that any property owned, leased, or operated by the Borrowers or any of their Subsidiaries is being listed on, or proposed for listing on, any list maintained by any Governmental Authority, including without limitation the National Priorities List (“NPL”) and the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority;

(c) of any litigation or proceeding against the Bermuda Borrower or any of its Subsidiaries (i) in which more than $3,500,000 of the amount claimed is not covered by insurance, or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

(d) of the following events, as soon as practicable after, and in any event within 30 days after, any of the Borrowers knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to the Bermuda Borrower and its Subsidiaries taken as a whole or (ii) the institution of proceedings or the taking of any other action by PBGC, such Borrower or any Commonly Controlled Entity or any Multiemployer Plan to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which could reasonably result in material liability to the Bermuda Borrower and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of such Borrower setting forth details as to such Reportable Event and the action that such Borrower or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

(e) concurrently with the delivery of the information delivered pursuant to subsection 7.2(f) and each prepayment required pursuant to subsection 4.4(b)(iv), of any Asset Sale or substantially like-kind exchange of real property by the Bermuda Borrower or any of its Subsidiaries; and

(f) of any development or event that has had a Material Adverse Effect.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the U.S. Borrower setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Borrowers propose to take with respect thereto.

7.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain as set forth in (i) and (ii) above could reasonably be expected to result in a Material Adverse Effect. Noncompliance by any Borrower or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this subsection 7.8(a); provided that, upon learning of any such noncompliance, the Bermuda Borrower and its Subsidiaries shall promptly undertake reasonable efforts to achieve compliance or to contest by appropriate proceedings any alleged noncompliance and; provided, further, that, in any case, such noncompliance, and any other noncompliance with Environmental Law and any contesting of allegations of noncompliance with Environmental Laws, individually or in the aggregate, after giving effect to any compliance efforts undertaken, would not reasonably be expected to give rise to a Material Adverse Effect.

(b) Comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to the Bermuda Borrower or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges could not reasonably be expected to give rise to a Material Adverse Effect.

(c) Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that the Bermuda Borrower and its Subsidiaries, their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws; (ii) reasonably and prudently manage any liabilities or potential liabilities that the Borrowers, any of the other Credit Parties, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws; and (iii) ensure that the Bermuda Borrower and its Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to the Bermuda Borrower or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

7.9 Additional Collateral. (a) Subject to subsection 7.9(d) and the terms of the Intercreditor Agreement, with respect to any assets acquired, created, or developed after the Closing Date by any Credit Party (including, without limitation, the filing of any applications for the registration or issuance of any item of material intellectual property) that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding (i) any assets described in paragraph (b) or (c) of this subsection, (ii) assets acquired or owned pursuant to subsection 8.6(h)(i) and (iii) immaterial assets), promptly (and in any event within 30 days after the acquisition thereof or after reasonable request in accordance with clause (i) below): (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and the filing, not more often than quarterly, of any security agreements or other documents with the United States Patent and Trademark Office or the United States Copyright Office or the office of any similar foreign registry as may be reasonably requested by the Administrative Agent.

(b) Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Subsidiary (other than any Foreign Subsidiary of the U.S. Borrower or of any other U.S. Person) that has material assets, promptly (and in any event within 30 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the Collateral Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Bermuda Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Bermuda Borrower or such Subsidiary, as the case may be, and (iii) cause such new Subsidiary (A) to become a party to the Guaranty, (B) to become a party to the Collateral Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable to cause the Lien created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Foreign Subsidiary of the U.S. Borrower or any other U.S. Person and that has material assets, promptly (and in any event within 90 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the Collateral Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the U.S. Borrower or any other U.S. Person (provided that, to the extent that any such pledge of the Capital Stock of Foreign Subsidiary of the U.S. Borrower is made to support the obligations of the U.S. Borrower it shall be limited to no more than 65% of the Capital Stock of such Foreign Subsidiary in respect of the U.S. Borrower’s Obligations), and (ii) if such Capital Stock is issued in certificated form, deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the relevant Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock, and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) Subject to the terms of the Intercreditor Agreement, upon the request of the Administrative Agent, the Borrowers will, and will cause their Subsidiaries to, promptly grant to the Administrative Agent, within 120 days of such request, security interests and mortgages (a “Mortgage”) in such owned Real Property of the Bermuda Borrower and its Subsidiaries as is acquired after the Closing Date by the Bermuda Borrower or any of its Subsidiaries and that, together with any improvements thereon, individually has a value of (x) in the case of a Domestic Subsidiary, at least $2,500,000 and (y) in the case of a Foreign Subsidiary, at least $5,000,000 (and the Administrative Agent has reasonably determined that the cost of perfecting a security interest in such foreign asset is reasonable in relation to the benefits to the Lenders of the security afforded thereby), as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by subsection 8.2) provided that any such Mortgage in property of a Foreign Subsidiary of the U.S. Borrower shall not secure the obligations of the U.S. Borrower. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to

Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If requested by the Administrative Agent or the Required Lenders, the Borrowers shall provide a lender’s title policy with respect to each such Mortgage paid for by the Borrowers, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each Mortgage as a second lien on the relevant Real Property and subject only to Permitted Liens and other Liens expressly agreed to by the Administrative Agent.

7.10 Qualifying Disposition. In connection with, and as a condition to, any Qualifying Disposition that is a sale of all or substantially all of the assets of either or both of the Borrowers, such entity or entities acquiring such assets shall execute and deliver to the Administrative Agent an assumption agreement and shall take all such further actions and execute all such further documents and instruments as may be reasonably requested by the Administrative Agent for such entity or entities to assume the obligations of the Borrowers (or of the applicable Borrower, if the transaction is effected as an asset sale by such Borrower but constitutes a stock sale of the other Borrower) and be subject to all of the terms and conditions relating to the Borrowers under this Agreement and the other Credit Documents and to create or continue in favor of the Administrative Agent, for the benefit of the Lenders, a valid and perfected second priority Lien on all of the Collateral described in the applicable forms of the Security Documents, all such documents and instruments and all such actions to be reasonably satisfactory in form and substance to the Administrative Agent (including, without limitation, as would be consistent with the applicable requirements of clauses (f), (g) and (i) of subsection 6.1). In addition, in connection with and as a condition to any Qualifying Disposition in which the Capital Stock of either of the Borrowers is directly or indirectly acquired by a new parent entity, such parent entity shall (i) execute and deliver to the Administrative Agent a guaranty of the Borrowers’ Obligations, secure such guaranty with a pledge of all of the outstanding Capital Stock of each of the Borrowers and each other Subsidiary (and of Bermuda Holdings, if applicable) held by such new parent entity, and take all such further actions and execute all such further documents and instruments as may be reasonably requested by the Administrative Agent for such entity to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected second priority Lien on all of the Capital Stock of each of the Borrowers and each other Subsidiary (and Bermuda Holdings, if applicable) held by such person, all such documents and instruments and all such actions to be reasonably satisfactory in form and substance to the Administrative Agent (including, without limitation, as would be consistent with the applicable requirements of clauses (f), (g) and (i) of subsection 6.1); and (ii) become subject to the terms and conditions of this Agreement and the other Credit Documents to the same extent as Bermuda Holdings is or may have been subject thereto.

SECTION 8. NEGATIVE COVENANTS

Each Borrower hereby agrees that it shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan or Note or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

8.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Indebtedness outstanding on the Closing Date and reflected on Schedule 8.1(a) to the Original Credit Agreement, including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to Holdings and its Subsidiaries or the Lenders; provided that all Senior Notes that remain outstanding on the first optional redemption date with respect thereto shall be redeemed in full on or promptly after such date;

(b) Indebtedness consisting of the Loans and in connection with this Agreement;

(c) Indebtedness incurred under the First Lien Facilities in an aggregate principal amount not to exceed $270,000,000 (minus any amounts incurred by the Lenders under subsection 4.16) and Indebtedness incurred to refinance, renew or replace such Indebtedness (plus amounts for prepayment penalties and premiums and reasonable fees and expenses in connection with such refinancing) in whole or in part; provided that any refinancing thereof shall be in accordance with the terms of the Intercreditor Agreement;

(d) unsecured Indebtedness of any Subsidiary of Bermuda Holdings owed to Bermuda Holdings or any Subsidiary of Bermuda Holdings; provided, that the aggregate amount of such Indebtedness at any time outstanding (excluding Indebtedness otherwise permitted under this Section 8.1) that is not evidenced by Intercompany Notes subject to a second priority Lien in favor of the Administrative Agent pursuant to the Collateral Agreement shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Bermuda Holdings or any Credit Party pursuant to Section 8.3(c) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Bermuda Holdings or any Credit Party pursuant to Section 8.6(b), and provided further that Indebtedness of any Subsidiary of Bermuda Holdings to Bermuda Holdings or any Subsidiary of Bermuda Holdings financed with contributions of equity after the Closing Date to the payee of such indebtedness directly or indirectly from or any of the Permitted Holders, shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to Section 8.6. For purposes of this Section 8.1(d), the payment, or intercompany loans or advances for such purpose, by the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of expenses and operating costs of the Bermuda Borrower or any Subsidiary of the Bermuda Borrower incurred in the ordinary course of business, provided that any such payment by the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of expenses and operating costs of Tier 2 Foreign Entities pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of loans which may be made to such Foreign Subsidiaries pursuant to the first proviso to this paragraph, shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;

(e) other unsecured Indebtedness of the Bermuda Borrower and its Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of $18,000,000;

(f) Indebtedness in respect of letters of credit in an aggregate principal amount equal to $6,000,000 at any one time outstanding;

(g) (i) Indebtedness of the Bermuda Borrower or any of its Subsidiaries assumed in connection with acquisitions permitted by subsection 8.6(g) (so long as such Indebtedness was not incurred in anticipation of such acquisitions), (ii) Indebtedness of newly acquired Subsidiaries of the Bermuda Borrower acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisitions) and (iii) Indebtedness of the Bermuda Borrower or any of its Subsidiaries owed to the seller or any third party in any acquisition permitted by subsection 8.6(g) constituting part of the purchase price thereof or incurred to finance any such acquisition; provided that, after giving pro forma effect to such Indebtedness and related acquisition, either (A) the Total Net Leverage Ratio for the most recently ended fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been less than 3.0 to 1.0 or (B) the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been less than 3.5 to 1.0 and the amount of such Indebtedness, together with all other Indebtedness outstanding pursuant to subsection 8.1(g) would not exceed $30,000,000 in the aggregate on the date such Indebtedness is incurred or (C) the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been greater than or equal to 3.5 to 1.0 and the amount of such Indebtedness, together with all other Indebtedness outstanding pursuant to Section 8.1(g) would not exceed $20,000,000 in the aggregate on the date such Indebtedness is incurred;

(h) Indebtedness in connection with worker’s compensation obligations and general liability exposure of the Bermuda Borrower and its Subsidiaries;

(i) other Indebtedness of Foreign Subsidiaries of the Bermuda Borrower in an aggregate principal amount at any time outstanding not in excess of the equivalent at the date of each incurrence thereof of $18,000,000; and

(j) Indebtedness of the Bermuda Borrower and its Subsidiaries for industrial revenue bonds or other similar governmental and municipal bonds, for the deferred purchase price of newly acquired property and to finance equipment of the Bermuda Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided such financing is entered into within 180 days of the acquisition of such property) of the Bermuda Borrower and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of the Bermuda Borrower and its Subsidiaries) which shall not exceed $6,000,000 in the aggregate at any one time outstanding and Indebtedness of the Bermuda Borrower and its Subsidiaries in respect of Financing Leases to the extent subsection 8.7 would not be contravened.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Bermuda Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Bermuda Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;

(c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of the Bermuda Borrower and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Bermuda Borrower and its Subsidiaries on the properties subject thereto, taken as a whole;

(f) Liens in favor of the Administrative Agent, the Lenders and the Lender Counterparties pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Swap Agreements and cash management or similar arrangements, and bankers’ liens arising by operation of law;

(g) Liens on property of the Bermuda Borrower or any of its Subsidiaries created solely for the purpose of securing (i) Indebtedness not exceeding $20,000,000 in aggregate amount at any time outstanding permitted by subsection 8.1(g) (so long as in the case of clauses (i) and (ii) of subsection 8.1(g) such Lien was not incurred in anticipation of the related acquisition), (ii) Indebtedness not exceeding $15,000,000 in aggregate amount at any time outstanding permitted by subsection 8.1(i) (so long as such Lien applies only to the property of the relevant Foreign Subsidiaries) or (iii) Indebtedness permitted by subsection 8.1(j) representing or incurred to finance, refinance or refund the purchase price of property; provided that no such Lien incurred in connection with Indebtedness pursuant to subsection 8.1(a), 8.1(g) or 8.1(i) shall extend to or cover other property of the Borrowers or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;

(h) [Intentionally omitted];

(i) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which the Bermuda Borrower or any of its Subsidiaries has easement rights or on any real property leased by the Bermuda Borrower or any of its Subsidiaries and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(j) Liens in connection with worker’s compensation obligations and general liability exposure of the Bermuda Borrower and its Subsidiaries;

(k) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement;

(l) [Intentionally omitted];

(m) Liens incurred in the ordinary course of business of the Bermuda Borrower or any of its Subsidiaries with respect to obligations (other than Indebtedness) not exceeding $6,000,000 at any one time outstanding and that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Bermuda Borrower or such Subsidiary;

(n) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Bermuda Borrower or any of its Subsidiaries in a transaction entered into in the ordinary course of business of the Bermuda Borrower or such Subsidiary;

(o) judgment Liens arising as a result of any litigation or legal proceeding; provided that such Lien is released on or prior to the earlier of (i) 90 days following the date on which such Lien arises and (ii) the date such judgment shall have been vacated, discharged, stayed or bonded pending appeal;

(p) Liens on the Collateral securing Indebtedness permitted by subsection 8.1(c); and

(q) Liens existing on the Closing Date and described in Schedule 8.2(q) to the Original Credit Agreement (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under Section 8.1(a) in connection with any refinancing of such Indebtedness permitted by such Section), provided that no such Lien shall extend to or cover other property of the Bermuda Borrower or any of its Subsidiaries other than the respective property so encumbered and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured.

8.3 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a) Contingent Obligations pursuant to the Guaranty or to the Collateral Agreement;

(b) other guarantees by the Bermuda Borrower or any of its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $3,000,000 at any one time;

(c) guarantees of the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of the obligations of the Bermuda Borrower or any of its Subsidiaries; provided, that the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Credit Parties (except for guarantees otherwise permitted under this Section 8.3) shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (and not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate amount of any Indebtedness of Tier 2 Foreign Entities owed to Credit Parties pursuant to Section 8.1(d) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Credit Parties pursuant to Section 8.6(b). For purposes of this Section 8.3(c), the payment, or intercompany loans or advances for such purpose, by the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of expenses and operating costs of the Bermuda Borrower or any Subsidiary of the Bermuda Borrower incurred in the ordinary course of business, provided that any such payment by the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of expenses and operating costs of Tier 2 Foreign Entities pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of guarantees which may be made to such Foreign Subsidiaries pursuant to the first proviso to this paragraph, shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;

(d) Contingent Obligations existing on the Closing Date and described in Schedule 8.3(d) to the Original Credit Agreement;

(e) guarantees of obligations to third parties in connection with relocation of employees of the Bermuda Borrower and its Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 8.6(f), shall not exceed $6,000,000 at any time outstanding;

(f) Contingent Obligations in connection with workmen’s compensation obligations and general liability exposure of the Bermuda Borrower and its Subsidiaries; and

(g) Contingent Obligations of the Guarantors in respect of Indebtedness permitted by subsection 8.1(c).

8.4 Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of subsection 8.5, (b) any Domestic Subsidiary of the Bermuda Borrower may be merged with and into the U.S. Borrower or another wholly owned Domestic Subsidiary of the Bermuda Borrower, (c) any Tier 1 Foreign Entity may be merged with and into a Borrower or a wholly owned Subsidiary Guarantor, (d) Subsidiaries with a net book value not greater than $100,000 may be dissolved, (e) any Subsidiary may otherwise be dissolved, provided that upon dissolution, the assets of such Subsidiary are transferred to a Credit Party (or, in the case of a dissolution of a Tier 2 Foreign Entity, such assets are transferred to the Bermuda Borrower or one of its wholly owned Subsidiaries) on the terms and subject to the conditions set forth in subsection 8.5(b), (f) in connection with a Qualifying Disposition, (g) in connection with a Corporate Restructuring, (h) any entity acquired in an acquisition permitted pursuant to Section 8.6(g) may be merged with or into the Bermuda Borrower or any of its Subsidiaries so long as the resulting entity is a Subsidiary Guarantor and (i) any Tier 2 Foreign Entity may be merged with and into the Bermuda Borrower or a wholly-owned Subsidiary of the Bermuda Borrower.

8.5 Prohibition on Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer, abandon, cancel, or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:

(a) for sales or other dispositions of inventory in the ordinary course of business;

(b) that (i) any Subsidiary of the Bermuda Borrower (other than the U.S. Borrower) may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary of the Bermuda Borrower (other than the U.S. Borrower) may merge with and into, the Bermuda Borrower or any of its Subsidiaries; and (ii) any Borrower may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and may merge with and into, the other Borrower; provided that no such transaction may be effected if it would result in the transfer of (x) any assets or Capital Stock of the Borrowers or any other Credit Party to, or the merger with and into, another Subsidiary that is not a Subsidiary Guarantor or (y) any assets or Capital Stock of a Domestic Entity to a Foreign Entity;

(c) leases or subleases of Fee Properties and other real property owned in fee or leased;

(d) any condemnation or eminent domain proceedings affecting any real property; provided that the parties hereto agree that the net proceeds received in connection with such proceeding shall be deemed not to constitute “Net Proceeds” if such net proceeds are reinvested in new or existing properties within 12 months;

(e) substantially like-kind exchanges of real property or equipment; provided that cash received by the Bermuda Borrower or any of its Subsidiaries in connection with such an exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange) shall be deemed to be Net Proceeds and shall be applied as provided for in subsection 4.4(b)(iv);

(f) for the sale or other disposition of any property that, in the reasonable judgment of the Borrowers has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business;

(g) (i) for the sale, sale leaseback or other disposition of a research and development facility in Ireland and of the Capital Stock of Stratus Research and Development Limited and (ii) for the sale or other disposition of any property the aggregate amount of the net proceeds received in respect of which shall not exceed $15,000,000 during the term of this Agreement after the Closing Date;

(h) any sale or disposition of any interest in property; provided that (i) the net proceeds of any such sale shall constitute Net Proceeds only to the extent such net proceeds are not reinvested in new or existing properties useful in the business of the Borrowers within 12 months from the date of such sale, (ii) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, for the benefit of the Lenders if required by subsection 7.9 and in accordance therewith and (iii) the aggregate outstanding amount of net proceeds held by the Borrowers and their Subsidiaries at any time for reinvestment in respect of any property sold pursuant to this paragraph shall not exceed $14,400,000;

(i) for the disposition of Cash Equivalents, Investment Grade Securities or cash in the ordinary course of business;

(j) any Foreign Subsidiary of the U.S. Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and may merge with and into, any Credit Party;

(k) any transfers required to effect the consummation of a Qualifying Disposition or a Corporate Restructuring;

(l) the sale to NEC Corporation or one of its Affiliates of any fixed assets having an aggregate fair market value of up to $3,000,000; and

(m) any sale or other disposition of any minority interests in a joint venture or other Person.

8.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person (except to the extent permitted by subsection 8.7 or 8.11), except:

(a) loans or advances, to the extent, in each case, the Indebtedness created thereby is permitted by subsection 8.1(b);

(b) the Bermuda Borrower or any Subsidiary of the Bermuda Borrower may make investments in, or create, any other Subsidiary of the Bermuda Borrower (by way of capital contribution or otherwise) provided that (i) the requirements of Section 7.9 are satisfied and (ii) the aggregate amount of investments made by Credit Parties in Tier 2 Foreign Entities (except for investments otherwise permitted under this Section 8.6) shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate outstanding amount of any Indebtedness of Tier 2 Foreign Entities owed to Credit Parties pursuant to Section 8.1(d) and (B) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Credit Parties pursuant to Section 8.3(c) and, provided further that the Bermuda Borrower and its Subsidiaries may make investments in the Bermuda Borrower and its Subsidiaries financed with contributions of equity after the Closing Date directly or indirectly from Bermuda Holdings or the other Permitted Holders and such investments shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to this subsection 8.6;

(c) the Bermuda Borrower and its Subsidiaries may (i) invest in, acquire and hold Cash Equivalents and Investment Grade Securities and (ii) make loans in an aggregate amount at any time outstanding not to exceed $2,400,000 in connection with a sale of assets permitted by subsection 8.5;

(d) the Bermuda Borrower and its Subsidiaries may make payroll advances in the ordinary course of business (including advances against commissions) not to exceed $600,000;

(e) the Bermuda Borrower and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent the Bermuda Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(f) the Bermuda Borrower and its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of the Borrower or any such Subsidiary; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 8.3(e), shall not exceed $6,000,000 at any one time outstanding;

(g) the Borrowers and their respective Subsidiaries may make expenditures to acquire all or a portion of the Capital Stock or assets of any Person engaged primarily in one or more businesses in which the Borrowers and their Subsidiaries are engaged or directly related thereto; provided that, after giving pro forma effect to any such acquisition and the financing thereof, (i) either (A) the amount of the expenditures in connection with such acquisition does not exceed $35,000,000 individually or $100,000,000 during the term of this Agreement, in any case without the prior written consent of the Required Lenders (provided that additional expenditures in connection with permitted acquisitions funded with the proceeds of any concurrent issuance of Capital Stock by Bermuda Holdings or the Borrowers shall be permitted in an amount up to $100,000,000 in the aggregate (to the extent not used to increase the Base Amount of Capital Expenditures permitted under subsection 8.7 for any period and not required to be used to prepay the Loans pursuant to subsection 4.4(b)(i))) and/or (B) the Borrowers elect (by prior written notice to the Administrative Agent) to treat all or a portion of such expenditures as “Capital Expenditures” for the purposes of this Agreement, including, but not limited to Section 8.7, and such expenditures are permitted under Section 8.7; (ii) the provisions of subsection 7.4 or 7.9 are satisfied; (iii) the Borrowers are in compliance with subsections 8.9 and 8.10 as of the end of the immediately preceding fiscal quarter for which the appropriate financial information is available, provided that the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for identified post acquisition cost savings reasonably agreed to by the Borrowers and the Administrative Agent) of each acquired company, business or group of assets during the testing period shall be added for purposes of determining compliance with such subsections (and, upon request of the Administrative Agent, the Borrowers shall deliver documentation reasonably necessary to demonstrate such compliance); and (iv) no Default or Event of Default has occurred and is continuing or would result therefrom;

(h) (i) the Bermuda Borrower and its Subsidiaries may make investments in, or loans or investments to, joint ventures or other Persons engaged primarily in one or more businesses in which the Borrowers and their Subsidiaries are engaged or generally related thereto or (ii) make expenditures in connection with the development and integration of technology of the Bermuda Borrower and its Subsidiaries in connection with an agreement or other arrangement with a third party (any such expenditures shall be deemed not to be operating expenses for all purposes under this Agreement), in an aggregate amount in respect of clauses (i) and (ii) not to exceed $25,000,000 without the prior written consent of the Required Lenders, (plus the sum of (x) any amounts dividended or distributed to the Borrowers or any Subsidiary Guarantor (whichever party is making such investment, loan or expenditure) by such joint venture or other Person, (y) the net cash proceeds of any issuance of Capital Stock by the Bermuda Borrower, or any capital contribution to HubCo or the Bermuda Borrower, which was not required to be used to prepay the Loans pursuant to subsection 4.4(b)(i), and which has not been used to increase the Base Amount of Capital Expenditures permitted under Section 8.7 for any period and (z) any amounts from sales or dispositions permitted by subsection 8.5(m)); provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(i) from the Closing Date until the First Amendment Effective Date, the Credit Parties (as defined in the Original Credit Agreement) may purchase and hold Capital Stock of Holdings pursuant to the Refinancing;

(j) the Bermuda Borrower and its Subsidiaries may make investments in the form of stock, obligations or securities received by such Person in satisfaction of judgments, foreclosure of liens or settlement of debts in favor of the Bermuda Borrower or such Subsidiary (whether pursuant to a plan of reorganization or similar arrangement);

(k) any securities or assets received or other investments made as a result of the receipt of non-cash consideration from any disposition of assets permitted by subsection 8.5;

(l) the purchase of all the Capital Stock or all or substantially all the assets of a company in the telecommunications sector previously disclosed to the Administrative Agent for an aggregate price not in excess of $20,000,000;

(m) HubCo and its Subsidiaries may make investments required to consummate the Corporate Restructuring; and

(n) the U.S. Borrower may purchase outstanding Senior Notes in connection with the Refinancing and from time to time thereafter with respect to such Senior Notes that have not been tendered on the Closing Date.

For purposes of this subsection 8.6, the payment, or intercompany loans or advances for such purpose, by the Bermuda Borrower or any Subsidiary of expenses and operating costs of the Bermuda Borrower or any Subsidiary (x) incurred in the ordinary course of business (provided that, any such payment by the Bermuda Borrower or any Subsidiary of expenses and operating costs of Foreign Subsidiaries of the U.S. Borrower pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment) or (y) incurred in association with the initial establishment, start up and capitalization of Subsidiaries of the Bermuda Borrower shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein.

8.7 [Intentionally omitted].

8.8 Swap Agreements. Enter into, create, incur, assume or suffer to exist any Swap Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.

8.9 Debt to EBITDA. At the last day of any fiscal quarter set forth below, permit the ratio (the “Total Net Leverage Ratio”) of Consolidated Indebtedness as of such day to Consolidated EBITDA for the period of twelve months ending on such day to be greater than the ratio set forth below for such fiscal quarter under the column heading Initial Ratio; provided that, with respect to any permitted acquisition, the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for post-acquisition cost-savings reasonably agreed to by the Borrower and the Administrative Agent) of the acquired company shall be added for the purposes of calculating this ratio:

Fiscal Quarter ending	Ratio
May 28, 2006	5.75:1.00
August 27, 2006	5.75:1.00
November 26, 2006	5.75:1.00
February 25, 2007	5.75:1.00
May 27, 2007	5.60:1.00

August 26, 2007	5.50:1.00
November 25, 2007	5.50:1.00
February 24, 2008	5.25:1.00
May 25, 2008	5.00:1.00
August 31, 2008	5.00:1.00
November 30, 2008	4.75:1.00
February 22, 2009	4.50:1.00
May 31, 2009	4.00:1.00
August 30, 2009	4.00:1.00
November 29, 2009	4.00:1.00
February 28, 2010	4.00:1.00
May 30, 2010	3.50:1.00
August 29, 2010	3.50:1.00
November 28, 2010	3.50:1.00
February 27, 2011	3.50:1.00
May 29, 2011	3.50:1.00
August 29, 2011	3.50:1.00
November 28, 2011	3.50:1.00
February 27, 2012	3.50:1.00
May 29, 2012	3.50:1.00

8.10 Interest Coverage. At the last day of any fiscal quarter set forth below, permit the Interest Coverage Ratio to be less than the ratio set forth below for such fiscal quarter under the column heading Initial Ratio:

Fiscal Quarter ending	Ratio
May 28, 2006	1.50:1.00
August 27, 2006	1.50:1.00
November 26, 2006	1.50:1.00
February 25, 2007	1.50:1.00
May 27, 2007	1.55:1.00
August 26, 2007	1.55:1.00
November 25, 2007	1.60:1.00
February 24, 2008	1.60:1.00
May 25, 2008	1.75:1.00
August 31, 2008	1.75:1.00
November 30, 2008	1.75:1.00
February 22, 2009	1.75:1.00
May 31, 2009	2.00:1.00
August 30, 2009	2.00:1.00
November 29, 2009	2.00:1.00
February 28, 2010	2.00:1.00
May 30, 2010	2.00:1.00
August 29, 2010	2.00:1.00
November 28, 2010	2.00:1.00
February 27, 2011	2.00:1.00
May 29, 2011	2.00:1.00
August 29, 2011	2.00:1.00
November 28, 2011	2.00:1.00
February 27, 2012	2.00:1.00
May 31, 2012	2.00:1.00

8.11 Limitation on Dividends. Declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Bermuda Borrower or any of its Subsidiaries; except that:

(a) Subsidiaries may pay dividends to the Borrowers or to Subsidiary Guarantors that are directly or indirectly wholly owned by a Borrower (or, in case of Foreign Subsidiaries, to the Borrowers or Subsidiaries that are directly or indirectly wholly owned by a Borrower) or to employees of such Subsidiaries as compensation in accordance with customary practice in the relevant foreign jurisdiction;

(b) the Bermuda Borrower and its Subsidiaries may pay or make dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;

(c) the Bermuda Borrower and its Subsidiaries may repurchase or provide the funds to Holdings or Bermuda Holdings to repurchase shares of Capital Stock of such Person owned by former, present or future employees of the Bermuda Borrower and its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by the Bermuda Borrower and its Subsidiaries pursuant to this clause (c) shall not in the aggregate exceed (i) $6,000,000 in any fiscal year or (ii) $12,000,000 during the term of this Agreement after the Closing Date, plus any amounts contributed to the Bermuda Borrower and its Subsidiaries as a result of resales of such repurchased shares of Capital Stock;

(d) (i) the Bermuda Borrower and its Subsidiaries may make distributions to Holdings or Bermuda Holdings to allow such Person to pay its operating and administrative expenses and other corporate overhead costs and expenses (including, without limitation, legal and accounting expenses and similar expenses) in an aggregate amount not to exceed $2,400,000 per fiscal year (except that the amount of distributions for such actual costs and expenses shall not be limited after the occurrence of an IPO by Bermuda Holdings) and (ii) the Bermuda Borrower and its Subsidiaries may make distributions directly or indirectly to Holdings or Bermuda Holdings in amounts equal to amounts required for Bermuda Holdings to pay taxes to the extent Bermuda Holdings is liable for such taxes and such taxes are attributable to the operations of the Bermuda Borrower (or, prior to the Corporate Restructuring, HubCo) and its Subsidiaries;

(e) the Bermuda Borrower and its Subsidiaries may pay or make dividends to repay Permitted Holdings Subordinated Debt in (i) an amount not to exceed $10,000,000 in principal amount if the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such dividends are paid would have been less than 4.0 to 1.0 after giving effect to such payment or dividend and (ii) any amount if the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such dividends are paid would have been less than 3.0 to 1.0 after giving effect to such payment or dividend;

(f) the Bermuda Borrower and its Subsidiaries may pay dividends or distributions to Holdings and Bermuda Holdings to pay out-of-pocket expenses and legal fees incurred in connection with the Corporate Restructuring; and

(g) non-cash repurchases of equity interests of Bermuda Holdings deemed to occur as a result of the surrender of such equity interests for cancellation in connection with the exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants shall not be prohibited by this Section 8.11.

8.12 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of business of the Borrowers and their Subsidiaries and which are upon fair and reasonable terms no less favorable to the Bermuda Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 8.12 shall prohibit the Bermuda Borrower or its Subsidiaries from engaging in the following transactions: (a) the performance of the Bermuda Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (b) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business and bonus payments to employees as part of the Refinancing or in connection with a Qualifying Disposition or (c) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business; provided further that any management or similar fees in excess of $2,000,000 per year to be paid to a Qualified Buyer or any of the Qualified Buyer Control Group Members after the consummation of a Qualifying Disposition shall be reasonably acceptable to the Administrative Agent and shall be disclosed to the Administrative Agent at least ten Business Days prior to the consummation of such Qualifying Disposition (and the Administrative Agent shall promptly disclose such fees to Lenders).

8.13 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrowers to end on a day other than a date occurring on or about the last Sunday in February.

8.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement (or which are directly related thereto or generally related thereto).

8.15 Amendments or Waivers to Certain Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the First Lien Credit Agreement, or any other First Lien Loan Documents (as defined in the Intercreditor Agreement), or make any payment consistent with an amendment thereof or change thereto, except such amendments, payments or changes as would not be prohibited by the terms of the Intercreditor Agreement.

SECTION 9. EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a) Either Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or (ii) pay any interest on any Loan or Note or any fee or other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Either Borrower shall default in the observance or performance of any agreement contained in subsection 7.7(a), 7.9 or Section 8 of this Agreement; or

(d) Bermuda Holdings, the Bermuda Borrower or any of its Subsidiaries shall default in the observance or performance of any other covenant or agreement contained in (i) any Credit Document and such default shall continue unremedied for a period of 30 days or (ii) the First Lien Credit Agreement and such default shall continue unremedied for a period of 60 days; or

(e) Bermuda Holdings or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, Indebtedness under the First Lien Credit Agreement and any inter-company debt) or Swap Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Swap Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Swap Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, such Swap Agreement to be terminated, any applicable grace period having expired or such Contingent Obligation to become payable, any applicable grace period having expired; in each case; provided that the aggregate principal amount of all such Indebtedness, Swap Agreements and Contingent Obligations under which a default exists or which would then become due or payable equals or exceeds $10,000,000; or

(f) (i) Bermuda Holdings or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Bermuda Holdings or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Bermuda Holdings or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Bermuda Holdings or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Bermuda Holdings or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other events or conditions shall occur or exist with respect to a Plan; and such event or condition, together with all other such events or conditions set forth in clauses (i) or (iii) through (vi) above, relating to a Plan, if any, would be reasonably likely to subject any Borrower or any of their Subsidiaries to any tax, penalty or other liabilities in the aggregate resulting in a Material Adverse Effect to the Borrowers and their Subsidiaries taken as a whole; or

(h) One or more judgments or decrees shall be entered against Bermuda Holdings or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or reserved for or to the extent not covered by insurance or indemnities to the extent the U.S. Borrower, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, paid, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein or herein, and in the case of any Security Document, such condition shall continue unremedied for 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender; or

(j) There shall have occurred a Change of Control;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrowers, declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Notwithstanding anything herein to the contrary, the lien and security interests granted to the Administrative Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent thereunder are subject to the provisions of the Intercreditor Agreement

SECTION 10. THE ADMINISTRATIVE AGENT AND THE SYNDICATION AGENT

10.1 Appointment. Each Lender hereby irrevocably designates and appoints GSCP as the Administrative Agent under this Agreement and irrevocably authorizes GSCP as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent. The Syndication Agent and the Lead Arrangers shall not have any duties or responsibilities hereunder in their capacity as such.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, partners, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrowers or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent, Syndication Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, the Syndication Agent, the Lead Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the repayment of the Loans and all other amounts payable hereunder.

10.8 The Administrative Agent in its Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. The Administrative Agent and its Affiliates may make loans to, accept deposits, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Bermuda Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from and generally engage in any kind of business with Bermuda Holdings or any of its Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. The terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Borrowers, which shall not unreasonably withhold their approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.

10.10 Agents under Security Documents and Guaranties. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Security Documents. Subject to Section 11.1, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release or subordinate any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented or (ii) release any Guarantor from the guaranty pursuant to the Guaranty, in connection with the sale or disposition of such Guarantor or all or substantially all of its assets permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented.

10.11 Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

10.12 [Intentionally omitted].

10.13 Withholding Taxes. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:

(a) no such waiver and no such amendment, supplement or modification shall (i) release all or substantially all of the collateral without the written consent of each Lender that would be affected thereby or (ii) release all or substantially all of the Guarantors on such date without the written consent of each Lender that would be affected thereby; provided that, notwithstanding the foregoing, this clause (a) shall not be applicable to and no consent shall be required for (x) releases of collateral in connection with any dispositions permitted by subsection 8.5, (y) releases of collateral in accordance with subsection 10.10 or 11.11 or (z) upon the reincorporation of the Borrowers or any of their Subsidiaries in a new jurisdiction or the creation of a new Subsidiary of the Borrowers, any release of collateral in connection with the transfer of such released collateral to such reincorporated entity or new Subsidiary in compliance with subsection 8.4; provided that the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the collateral taken as a whole, after giving effect to such release and transfer;

(b) no such waiver and no such amendment, supplement or modification shall extend the final maturity date or termination date of any Loan or Commitment, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or change the amount of any Lender’s Commitment or Commitment Percentage, or amend, modify or waive any provision of subsection 4.9(b) or this subsection 11.1 or reduce the percentage specified in the definition of Required Lenders or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the prior written consent of each Lender directly affected thereby;

(c) no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent shall amend, modify or waive any provision of Section 10 without the written consent of such Administrative Agent;

(d) [Intentionally omitted];

(e) the Administrative Agent’s written consent and that of the relevant Credit Parties shall suffice to effect (i) any amendment or waiver necessary to consummate or reflect the Corporate Restructuring or (ii) technical amendments or waivers that may be necessary to effect or reflect a Qualifying Disposition, provided that the consent of the Required Lenders shall be required for any amendment or waiver that has the result of modifying the terms and conditions of or requirements for a Qualifying Disposition in any material respect or in any manner that could be adverse to the interests of the Lenders;

(f) anything to the contrary contained in this Agreement or any of the other Credit Documents notwithstanding, any Lender that is a member of the Initial Control Group shall not be entitled to vote on any amendment, modification, waiver, consent or other matter with respect to any of the terms of this Agreement or any other Credit Document if the outcome of such vote could reasonably be expected, in the judgment of the Administrative Agent, to have the result that either (i) in their capacity as such equity holders, holders of Capital Stock of Bermuda Holdings would be advantaged thereby to the detriment of the Lenders or relative to the claims or interests of the Lenders or (ii) the rights and remedies of the Lenders would be impaired, and the Loans of any Lender that is a member of the Initial Control Group shall be disregarded in determining Required Lenders in connection with any such vote;

(g) any Lender who is or becomes a Permitted Holder (other than a Lender who is a member of the Initial Control Group) shall not be entitled to vote on any amendment, modification, waiver, consent or other matter with respect to any of the terms of this Agreement or any other Credit Document, and the Loans of any such Lender shall be disregarded in determining Required Lenders in all circumstances; and

any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and all future holders of the Notes and the Loans. In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

In addition, notwithstanding the foregoing, and without derogating from the Borrowers’ rights under subsection 4.16, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Loans

(“Replaced Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Loans”), provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Replaced Loans, (c) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Replaced Loans at the time of such refinancing and (d) each Lender shall have been repaid in full in respect of the principal amount of its Replaced Loans, if any, that exceeds the principal amount of its Replacement Loans, together with interest and fees thereon.

Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments on substantially the same basis as the Loans.

11.2 Notices. Any notices, requests, demands or other communication herein required or permitted to be given to a Credit Party or the Administrative Agent shall be in writing (including by telecopy, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of the Borrowers, the Administrative Agent, and as set forth in Schedule I to the Original Credit Agreement in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The U.S. Borrower:	Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754-3409
Attention: Robert Laufer
Telecopy: (978) 461-3750

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

The Bermuda Borrower:	Stratus Technologies Bermuda Ltd. c/o Coson Corporate Services Ltd
Milner House
18 Parliament Street
Hamilton HM12, Bermuda
Tel: 011-441-295-4630
Fax: 011-441-292-7880
Attention: Ernest Morrison

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

The Administrative Agent:	Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005
Attention: Everardus (Joe) Rozing
Telephone: (212) 250-1014
Telecopier: (212) 797-0403

with a copy to:	White & Case LLP
1155 Avenue of the Americas
New York, New York. 10005
Attention: Joseph H. Brazil
Telecopier: (212) 354-8113

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.4, 3.5, 4.1, 4.2 and 4.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to the Borrowers or any other Credit Party provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any Credit Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in any other Credit Document.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in subsections 11.5 and 11.7 and the agreements of Lenders set forth in Sections 4.9, 10.3 and 10.7 shall survive the payment of the Loans and the termination hereof.

11.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel (and such other counsel in foreign jurisdictions as may be agreed by the Administrative Agent and the Borrowers) to the Administrative Agent, the Syndication Agent and the Lead Arrangers, (b) to pay or reimburse all of the reasonable expenses, including without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent in connection with the administration of the facilities provided for herein or in connection with any amendments, waivers, work-outs or restructurings in respect thereof, (c) to pay or reimburse the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, the Lead Arrangers and each Lender incurred in connection with the foregoing and in connection with advising the

Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (d) to pay, indemnify, and to hold the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender and their respective Affiliates, officers, directors and trustees harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Administrative Agent, the Syndication Agent, the Lead Arrangers or the Lenders or such Affiliates, officers, directors or trustees arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, the Syndication Agent, the Lead Arrangers or any of the Lenders or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Borrowers, any of their Subsidiaries or any of the facilities and properties owned, leased or operated by the Borrowers or any of their Subsidiaries (all the foregoing, collectively, the “indemnified liabilities”); provided that the Borrowers shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, the Syndication Agent, the Lead Arrangers or any Lender or any of their respective Affiliates, officers, directors and trustees to the extent, as determined by the final and nonappealable decision of a court of competent jurisdiction, resulting from (i) the gross negligence or willful misconduct of the person seeking indemnification or (ii) legal proceedings commenced against the Administrative Agent, the Syndication Agent, the Lead Arrangers or Lender not arising from (A) violation of any law by Bermuda Holdings or any of its Subsidiaries or (B) breach by Bermuda Holdings or either Borrower of its obligations owed to the Administrative Agent or the Lenders under the Credit Documents (not including obligations with respect to financial performance or payment) or any misrepresentation made by Bermuda Holdings or either Borrower under the Credit Documents, by (x) a security holder or creditor of the indemnified person arising out of and based upon the rights afforded such security holder or creditor solely in its capacity as such or (y) arising out of disputes, claims or proceedings among the Agents, the Lenders and/or the Transferees. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert, and hereby waive (and shall cause their Subsidiaries not to assert and to waive) all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent, the Syndication Agent, the Lead Arrangers or any Lender. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except in accordance with and to the extent expressly permitted by the terms of subsection 7.10) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), (ii) whether or not such provisions shall be binding upon the successors of Bermuda Holdings shall be subject to the terms of clause (ii) of subsection 7.10, if applicable, and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it; provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments, it being understood, for the avoidance of doubt, that the respective Commitments, and the Loans made thereunder, constitute a single Facility hereunder) with the prior written consent of:

(A) the applicable Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of such Borrower shall be required for an assignment to (I) any Eligible Assignee, or (II) if an Event of Default under subsection 9(a) or 9(f) has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to an Eligible Assignee or an assignment of all or any portion of a Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility or an assignment to any Eligible Assignee, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the applicable Borrower and the Administrative Agent otherwise consent provided that (1) no such consent of the applicable Borrower shall be required if an Event of Default under subsection 9(a) or 9(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the context of multiple simultaneous assignments in respect of each Lender and its affiliates or Approved Funds);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire, and

(D) in no event shall any Assignment be made to a natural Person, Bermuda Holdings or any of its Subsidiaries, or a Permitted Holder or any Affiliate thereof (other than a member of the Initial Control Group and other than an Assignment to a Permitted Holder in the circumstances contemplated by clause (z) of subsection 4.14 and made in accordance with the terms of such provision).

For the purposes of this subsection 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 4.11, 4.12 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. On or prior to such effective date, the Borrowers at their own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Notes of the assigning Lender, if any) new Notes to the order of such Assignee (if requested) in an amount equal to the Loans assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained any Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to such Loans retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(c) (i) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such participations may be sold to a natural Person. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrowers agree that each Participant shall be entitled to the benefits of subsections 4.11 and 4.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under subsection 4.11 or 4.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s, as the case may be, prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 4.11(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b). Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(f) The Administrative Agent, the Syndication Agent, the Lead Arrangers and the Lenders agree that they will use reasonable efforts to protect the confidentiality of non-public information concerning Bermuda Holdings and its Subsidiaries in accordance with such Lender’s customary procedures for handling confidential information of such nature. Notwithstanding the foregoing, the Borrowers authorize each Lender to disclose (i) to its employees, officers, affiliates and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) to any regulatory authority as required by law, (iii) in connection with any enforcement or other legal action and (v) to any Transferee and any prospective Transferee any and all information in such Lender’s possession concerning Bermuda Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of Bermuda Holdings or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers or any of their Subsidiaries in connection with such Lender’s credit evaluation of the Borrowers prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees to agree in writing to protect the confidentiality of any confidential information concerning Bermuda Holdings and its Subsidiaries and Affiliates.

(g) If, pursuant to this subsection 11.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 4.11(d).

11.7 Adjustments; Set-off. (a) If any relevant Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of any of its Loans or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender, if any, in respect of such other relevant Lender’s Loans or interest thereon, such benefitted Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrowers notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; the Borrowers to set off and apply against any indebtedness, whether matured or unmatured, of the Borrowers to such Lender, any amount owing from such Lender to the Borrowers, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, the Borrowers hereby grant to each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrowers then or thereafter maintained with such Lender, subject in each case to subsection 11.7(a) of this Agreement. The aforesaid right of set-off may be exercised by such Lender against the Borrowers or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrowers, or against anyone else claiming through or against the Borrowers or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the U.S. Borrower or the Bermuda Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. This Agreement shall become effective with respect to the Borrowers, the Administrative Agent, the Syndication Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Borrowers, the Administrative Agent, the Syndication Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent. Delivery of an executed signature page of this Agreement by telecopy transmission shall be as effective as delivery of a manually executed counterpart hereof.

11.9 Governing Law; No Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 11.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

11.10 Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

11.11 Releases. The Administrative Agent and the Lenders agree to cooperate with the Borrowers and their Subsidiaries with respect to any sale or other disposition permitted by subsection 8.5 and promptly take such action and execute and deliver such instruments and documents necessary to release the liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by subsection 8.5, including, without limitation, any Uniform Commercial Code amendment, release or termination or partial release or termination statements.

11.12 Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrowers for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by the Borrowers or in any other event, earned interest on the Loans and such other obligations of the Borrowers may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Borrowers or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrowers and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

11.13 Special Indemnification. Notwithstanding any provision in this Agreement to the contrary, (A) each Lender or Transferee shall indemnify the Borrowers and the Administrative Agent, and hold each of them harmless against any and all payments, expenses or taxes which the Borrower or the Administrative Agent may become subject to or obligated to pay if and to the extent that, (i) on the Closing Date or the effective date of transfer, as the case may be, such Lender or Transferee, (a) makes the representation and covenants set forth in subsection 4.11(d) of this Agreement and the Assignment and Assumption, and (b) is not in fact also qualified to make the representation and covenants set forth in subsection 4.11(d) of this Agreement and the Assignment and Assumption, and (ii) as a result of any Change in Law or compliance by such Lender or Transferee, with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority the Borrowers or the Administrative Agent is required to make any additional payments on account of U.S. withholding taxes and amounts related thereto with respect to any payments under this Agreement, any Note, or a Eurodollar Loan, made prior to such Change in Law or request or directive, none of which payments would have been required if such Lender or Transferee, was qualified on the Closing Date or the date of the transfer, as the case may be, to make the representation and covenants set forth in subsection 4.11(d) of this Agreement and the Assignment and Assumption, as the case may be, and (B) each Lender or Transferee agrees that to the extent any amount payable by such Lender or Transferee pursuant to this subsection 11.13 remains unpaid on any Interest Payment Date or the date on which any prepayment is made, the Borrowers shall have the right to set off against any payment due to such Lender or Transferee on such date any amounts owing to the Borrowers pursuant to this subsection 11.13.

11.14 Permitted Payments and Transactions. Notwithstanding any provision to the contrary contained in this Agreement, the Borrowers and their Subsidiaries shall be permitted to make payments (including fees and expenses) pursuant to or in respect of, the following agreements, and, in the case of clauses (a), (d), (e) (f) (g) and (h) below, to engage in the following transactions: (a) (i) the Agreement for Management and Advisory Services, between Investcorp International, Inc. (“III”) and the U.S. Borrower dated as of January 8, 1999, (ii) the Loan Financing Advisory Agreement between III and the U.S. Borrower dated as of January 8, 1999, (iii) the Agreement for Management and Advisory Services between Investcorp Management Services Limited (“IMSL”) and HubCo dated as of January 8, 1999, (iv) the Mergers and Acquisitions Advisory Agreement between IMSL and HubCo dated as of January 8, 1999 and (v) the Marketing Services Agreement, and (vi) the R&D Services Agreements and (vii) the Agreement for Management Advisory, Strategic Planning and Consulting Services between III and the U.S. Borrower dated as of October 1, 2005; (b) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of the Bermuda Borrower or any of its Subsidiaries; (c) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of the Bermuda Borrower or any of its Subsidiaries; (d) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under subsection 8.1; (e) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by the Bermuda Borrower or any of its Subsidiaries; (f) the Refinancing; (g) the Corporate Restructuring; and (h) a Qualifying Disposition and payments and dividends made in connection with the consummation of a Qualifying Disposition, including payments and dividends made from cash on the balance sheet of the Borrowers and their Subsidiaries (provided however that payments and dividends shall be made from such cash only if the chief financial officer of the Borrowers has made a determination in good faith that there would be sufficient liquidity after giving effect thereto) and/or the proceeds of any Incremental Term Loans, and including transaction bonus payments to employees and payments with respect to employee stock options in connection with such Qualifying Disposition.

11.15 USA PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

11.16 Nature of Obligations. Notwithstanding anything in this Agreement to the contrary, the respective obligations of the Borrowers under the Credit Documents are several and not joint. For avoidance of doubt, and without limitation of the preceding sentence, it is agreed that (i) no Borrower shall be liable under this Agreement for the Loans (or interest or fees with respect thereto) made to a different Borrower, (ii) with respect to each Borrower, the obligations set forth in subsection 4.11 of this Agreement shall only apply in respect of the commitment of any Lender to lend to such Borrower and (iii) with respect to the representations and warranties made in Section 5 or, if applicable, any other Credit Document, each Borrower makes such representations and warranties only with respect to, and only to the extent applicable to, such Borrower and its Subsidiaries; provided that this Section shall not limit or impair the Guaranty or any Security Document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STRATUS TECHNOLOGIES BERMUDA LTD.,

By:	/s/ Frederick S. Prifty
Name:	Frederick S. Prifty
Title:	President & Director

STRATUS TECHNOLOGIES, INC.

By:	/s/ Robert C. Laufer
Name:	Robert C. Laufer
Title:	Sr. Vice President & CFO

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Paul O’Leary
Name:	Paul O’Leary
Title:	Vice President

By:	/s/ Omayra Laucella
Name:	Omayra Laucella
Title:	Vice President

DEUTSCHE BANK SECURITIES INC., Joint Lead Arranger, Joint Bookrunner and a Lender

By:	/s/ Nicholas Hayes
Name:	Nicholas Hayes
Title:	Director

By:	/s/ Martha Klessen
Name:	Martha Klessen
Title:	Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Joint Lead Arranger, Joint Bookrunner and a Lender

By:	/s/ Elizabeth Fischer
Name:	Elizabeth Fischer
Title:	Authorized Signatory

EXHIBIT A-1

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF U.S. NOTE

$ [        ]

March 29, 2006

FOR VALUE RECEIVED, Stratus Technologies, Inc., a Delaware corporation (the “U.S. Borrower”), promises to pay [NAME OF LENDER] (the “Payee”) or its registered assigns the principal amount of [DOLLARS] ($[        ]) in the manner set forth in Section 4.4 of the Credit Agreement referred to below.

The U.S. Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Second Lien Credit Agreement, dated as of March 29, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among the U.S. Borrower, Stratus Technologies Bermuda Ltd., Stratus Technologies International, S.à.r.1., the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent, Deutsche Bank Trust Company Americas, as administrative agent, and GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners. Terms defined in the Credit Agreement are used herein with the same meanings.

This U.S. Note (the “Note”) is one of the U.S. Notes in the aggregate principal amount of $[        ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans made to the U.S. Borrower evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the principal office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the U.S. Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the U.S. Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the U.S. Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE U.S. BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The U.S. Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The U.S. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

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IN WITNESS WHEREOF, the U.S. Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

STRATUS TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT A-2

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF BERMUDA NOTE

$[        ]

March 29, 2006

FOR VALUE RECEIVED, Stratus Technologies Bermuda Ltd., an exempted limited liability company under the laws of Bermuda (the “Bermuda Borrower”), promises to pay [NAME OF LENDER] (the “Payee”) or its registered assigns the principal amount of [DOLLARS] ($[        ]) in the manner set forth in Section 4.4 of the Credit Agreement referred to below.

The Bermuda Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Second Lien Credit Agreement, dated as of March 29, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc., the Bermuda Borrower, Stratus Technologies International, S.à r.l., the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent, Deutsche Bank Trust Company Americas, as administrative agent, and GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners. Terms defined in the Credit Agreement are used herein with the same meanings.

This Bermuda Note (the “Note”) is one of the Bermuda Notes and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans made to the Bermuda Borrower evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the principal office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Bermuda Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Bermuda Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Bermuda Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BERMUDA BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The Bermuda Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Bermuda Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Bermuda Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

STRATUS TECHNOLOGIES BERMUDA LTD.

By:
Name:
Title:

EXHIBIT B

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Second Lien Credit Agreement, dated as of March 29, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd., Stratus Technologies International, S.à r.1., the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent, Deutsche Bank Trust Company Americas, as administrative agent, and GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners. Terms defined in the Credit Agreement are used herein with the same meanings.

                                  (the “Assignor”) and                                  (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of HubCo’s Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of HubCo’s Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (iii) attaches the Note(s), if any, held by it evidencing the Assigned Facilities and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee (if requested by the Assignee) and (if the Assignor has retained any interest in the Assigned Facility) a new Note or Notes payable to the Assignor (if requested by the Assignor) in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date); and (iv) represents and warrants that it is legally authorized to enter into this Assignment and Assumption.

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the

Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Sections 4.11(d) and 11.6(g) of the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. The effective date of this Assignment and Assumption shall be [        ], (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 11.6(b)(iv) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior, to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[ASSIGNEE]		[ASSIGNOR]

By:	By:
Name:	Name:
Title:	Title:

Accepted [and Consented to]:

[ ][1]	Deutsche Bank Trust Company Americas, as Administrative Agent

By:	By:
Name: Title:	Name: Title:

[1]	Insert applicable Borrower

Schedule 1 to Assignment and Assumption relating to the Second Lien Credit Agreement,

dated as of March 29, 2006

among Stratus Technologies, Inc.,

Stratus Technologies Bermuda Ltd.,

Stratus Technologies International, S.à r.1., the Lenders,

Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent,

Deutsche Bank Trust Company Americas, as administrative agent,

GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentages Assigned (to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Lenders)

EXHIBIT C-1

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF

SECOND LIEN COLLATERAL AGREEMENT

SECOND LIEN COLLATERAL AGREEMENT, dated as of March 29, 2006, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the “Administrative Agent”) for the several lenders (the “Lenders”) from time to time parties to the Credit Agreement (as defined below):

W I T N E S S E T H:

WHEREAS, pursuant to the Second Lien Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stratus Technologies, Inc., a Delaware corporation (the “U.S. Borrower”) Stratus Technologies Bermuda LTD., (the “Bermuda Borrower” and together with the U.S. Borrower, the “Borrowers”), Stratus Technologies International, S.à r.l., a company organized under the laws of Luxembourg (“HubCo”), the Lenders, Goldman Sachs Credit Partners L.P. (“GSCP”) and Deutsche Bank Securities, Inc., as joint lead arrangers and joint bookrunners, GSCP, as syndication agent and the Administrative Agent, the Lenders have severally agreed to make loans to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective loans to the Borrowers under the Credit Agreement, that the Grantors shall have executed and delivered this Collateral Agreement to the Administrative Agent for the ratable benefit of the Lenders;

WHEREAS, in satisfaction of such condition, certain of the Grantors have entered into a Second Lien Guaranty of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Guaranty”) for the benefit of the Administrative Agent and the Lenders;

WHEREAS, it is a further condition precedent to the obligation of the Lenders to make their respective Loans to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Collateral Agreement to secure payment and performance of such Grantor’s obligations under the Guaranty (and, in the case of the Borrowers, under the Credit Agreement); and

WHEREAS, in order to secure the obligations under the First Lien Credit Agreement (as defined herein), Grantors are concurrently granting to the administrative agent under the First Lien Collateral Agreement (as defined herein) for the benefit of the holders of obligations under the First Lien Documents, a first priority security interest in the Collateral (the “First Priority Liens”), it being understood that the relative rights and priorities of the grantees in respect of the Collateral are governed by the Intercreditor Agreement (as defined herein).

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to make their respective loans to the Borrowers under the Credit Agreement, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

1. Defined Terms. Unless otherwise defined herein or in the preamble or recitals hereto, terms which are defined in the Credit Agreement and used herein are so used as so defined; the following terms which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Farm Products, Goods, Instruments, Inventory, Letter of Credit Rights, Money and Supporting Obligation; and the following terms shall have the following meanings:

“Accounts” means all accounts as defined in the Code and, regardless of whether constituting accounts as defined in the Code, all accounts receivable, book debts, notes, drafts, instruments, documents, acceptances and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to any Grantor (including under any trade names, styles or divisions thereof) whether arising out of personal property owned or leased by it, Goods sold by it or services rendered by it or from any other transaction, whether or not the same involves the lease of personal property, sale of Goods or performance of services by such Grantor (including, without limitation, any such obligation which would be characterized as an account, general intangible or chattel paper under the Code) and all of such Grantor’s rights in, to and under all purchase orders now owned or hereafter received or acquired by it for Goods or services, and all of such Grantor’s rights to any Goods represented by any of the foregoing (including returned or repossessed Goods and unpaid seller’s rights) and all moneys due or to become due to such Grantor under all contracts for the sale of Goods and/or the performance of services by it (whether or not yet earned by performance), under any lease of real or personal property (to the extent the grant of such a security interest is permitted by applicable law and is not prohibited by such lease), or under any franchise agreement, or in connection with any other transaction, now in existence or hereafter arising, including without limitation the right to receive the proceeds of said purchase orders and contracts and rents under such leases, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Agreement” means this Second Lien Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations” means (a) the unpaid principal amount of, and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Grantor, whether or not a claim for such post-filing or post-petition interest is allowed), the Loans and all other obligations and liabilities of each Grantor to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any Letter of Credit or L/C Application, the other Credit Documents and any other document executed and delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, or the Lenders that are required to be paid by each pursuant to the terms of the Credit Agreement) or otherwise, and (b) all obligations of each Grantor to any Lender or Lenders or its or their Affiliates under or in respect of any Swap Agreement.

2

“Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral” means, collectively, the General Collateral and the Non-U.S. Collateral.

“Contract” means, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof, including, without limitation, (a) all rights of each Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of each Grantor to damages arising out of, or for, breach or default in respect thereof and (c) all rights of each Grantor to perform and to exercise all remedies thereunder.

“Copyright License” means any agreement, whether written, oral or electronic naming any Grantor, as licensor or licensee, granting any right to use any Copyright including, without limitation, any referred to in Schedule I hereto.

“Copyrights” means all of the following to the extent any Grantor now or hereafter has any right, title or interest therein: (a) all domestic and foreign copyrights including but not limited to copyright in software and database, and all Mask Works (as defined in 17 USC 101) whether registered or unregistered and all registrations and applications therefor, including, without limitation, any referred to in Schedule I hereto, (b) all renewals and extensions of such copyrights, and (c) the right to sue for infringement of any of the foregoing

“Enforcement Action” means any foreclosure or other enforcement of any of the Intellectual Property Security Interest in Intellectual Property Rights or other transfer of any of the Intellectual Property Rights in connection with the enforcement of the Intellectual Property Security Interest.

“Equipment” means all machinery, equipment and furniture except Vehicles, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter may acquire any right, title or interest and any and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed therein or affixed thereto, including, but not limited to, all equipment as defined in Section 9-102(a)(33) of the Code.

“First Lien Administrative Agent” means GSCP or any that succeeds GSCP as administrative agent under the First Lien Credit Agreement in accordance with the terms thereof.

“First Lien Credit Agreement” that certain First Lien Credit Agreement entered as of the date hereof among the U.S. Borrower, the Bermuda Borrower, HubCo, GSCP, as administrative agent, and Deutsche Bank Securities Inc., as syndication agent.

“First Lien Credit Documents” as defined in the Intercreditor Agreement.

“First Lien Facilities” means the term facilities and revolving credit facility under the First Lien Credit Agreement.

3

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“General Intangibles” has the meaning given to it in the Code and includes, whether or not so included in such meaning, any franchise agreements or rights in favor of or granted by any Grantor to know-how, trade secrets, product or service development ideas and designs, advertising commercials, renderings, strategies and plans, blueprints, architectural drawings, site location, personnel and franchisee information, proprietary information, computer and software technology and programs, contracts with distributors, and any similar items, all interest rate, foreign currency or similar agreements and general intangibles attributable to the Capital Stock of each Subsidiary.

“Guarantor Obligations” means all obligations and liabilities of each Grantor which may arise under, out of, or in connection with this Agreement, the Guaranty or any other Credit Document to which such Grantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, or the Lenders that are required to be paid by such Grantor pursuant to the terms of any of the foregoing agreements).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to any intellectual property, whether arising under United States or foreign laws or otherwise, including, (a) all Patents, Copyrights, and Trademarks, (b) all inventions, improvements thereto, domain names, trade secrets, know how, show how, confidential business information (including all ideas, research and development, formulas, compositions, manufacturers and product processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and monetary plans and proposals, (c) all rights to sue at law or in equity for any past, present, and future infringement, misappropriation, dilution, or other violation thereof, (d) all Licenses, (e) all Proceeds of the foregoing, including royalties, income, payments, claims, damages, and Proceeds of suit, and (f) all other rights accruing thereunder or pertaining thereto.

“Intellectual Property Rights” means certain intellectual property rights of the Grantors, as expressly licensed to Licensee by the Bermuda Borrower pursuant to the NEC License.

“Intellectual Property Security Interest” means the pledge by the Credit Parties pursuant to the Credit Documents of their right, title, and interest in the intellectual property rights of such Credit Parties, including the Intellectual Property Rights.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the Borrowers, and the administrative agent under the First Lien Facilities (as amended, modified, restated and/or supplemented from time to time).

4

“Investment Property” means (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the Code and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers” means (a) the companies identified on Schedule IV hereto as the issuers of the Pledged Notes and any successors to any such companies, (b) the companies identified on Schedule V hereto as the issuers of the Pledged Stock, (c) any other Subsidiaries of HubCo created or acquired after the date hereof the equity of which is required to be pledged by this Agreement or Section 7.9(b) or 7.9(c) of the Credit Agreement and (d) any other issuer of any Investment Property; individually, each an “Issuer”.

“License” means any agreement, therefore written or oral, providing for the grant by or to any Grantor of any right in, to or under any Intellectual Property, including any Copyright License, Patent License or Trademark License.

“Licensee: means the NEC Corporation.

“NEC License” means the Collaboration and Licensing Agreement, dated November 25, 2005, between the Bermuda Borrower and Licensee pursuant to which the Bermuda Borrower licensed the Intellectual Property Rights to Licensee.

“Non-U.S. Obligations” means the Obligations, other than the Obligations of any Domestic Entity and Guarantor Obligations under the Guaranty in respect thereof.

“Obligations” means the Borrowers Obligations and the Guarantor Obligations. For the avoidance of doubt, the term Obligations shall include Non-U.S. Obligations.

“Patent License” means any agreement, whether written, oral or electronic, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any Patent referred to in Schedule II hereto.

“Patents” means (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule II hereto, (b) all applications for letters patent of the United States or any other country or group of countries and all divisions, continuations and continuations-in-part , renewals, reissues, extensions, and reexaminations thereof, including, without limitation, any thereof referred to in Schedule II hereto, and (c) all rights to file patent applications claiming priority therefrom.

“Pledged Notes” means all promissory notes listed on Schedule IV hereto, and, if requested by the Administrative Agent, any other promissory note issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by such Grantor (other than to a Subsidiary of such Grantor) in the ordinary course of business and Undelivered Notes).

“Pledged Stock” means the shares of Capital Stock listed on Schedule V hereto, together with all stock certificates, options or rights of any nature whatsoever that may be issued

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or granted by any Issuer to any Grantor and that are required by this Agreement or the Credit Agreement to be pledged hereunder while this Agreement is in effect; provided that, to the extent that any pledge of Foreign Subsidiary Voting Stock of any Foreign Subsidiary of a Domestic Entity is made hereunder to support the U.S. Obligations it shall be limited to no more than 65% of such Foreign Subsidiary Voting Stock.

“Proceeds” means “proceeds”, as such term is defined in Section 9-102(a)(64) of the Code and, to the extent not included in such definition, shall include, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty, guaranty or letter of credit payable to any Grantor, from time to time with respect to any of the Collateral, (b) all payments (in any form whatsoever) paid or payable to any Grantor from time to time in connection with any taking of all or any part of the Collateral by any Governmental Authority or any Person acting under color of Governmental Authority, (c) all judgments in favor of any Grantor in respect of the Collateral, (d) all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto and (e) all other amounts from time to time paid or payable or received or receivable under or in connection with any of the Collateral.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to this Agreement or any other Credit Document, that such Lien is second in priority only to the Liens created under the First Lien Credit Agreement, other than any Lien permitted pursuant to the terms of the Credit Agreements .

“Secured Parties” shall mean the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Issuer” means each Issuer of Pledge Stock.

“Trademark License” means any agreement, whether written, oral or electronic, providing for the grant by or to any Grantor of any right in or under any registered Trademark, including, without limitation, any thereof referred to in Schedule III hereto.

“Trademarks” means (a) all domestic and foreign registered trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, internet domain names, designs, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications and renewals in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule III hereto, (b) all renewals thereof and (c) the right to sue for any infringement or dilution of any of the foregoing.

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“Undelivered Notes” means any promissory notes issued to any Grantor and not delivered to the Administrative Agent so long as the aggregate principal amount of all Undelivered Notes shall not exceed, at any time, $1,000,000.

“U.S. Collateral” has the meaning assigned to it on Section 2.

“U.S. Obligations” means the Obligations, other than the Non-U.S. Obligations.

“Vehicles” means all cars, trucks, trailers and other vehicles covered by a certificate of title law of any state.

2. Grant of Security Interest

(a) As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, excluding, however, (x) Vehicles and (y) any assets acquired or owned pursuant to Section 8.6(h)(i) of the Credit Agreement that are not equity interests in or assets of wholly-owned Subsidiaries (collectively, the “General Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) the Commercial Tort Claims listed on Schedule VIII hereto;

(iv) all Contracts;

(v) all Documents;

(vi) all Equipment;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter of Credit Rights;

(xiii) all Money;

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(xiv) all books and records pertaining to the Collateral;

(xv) all other Goods and personal property of such Grantor, whether tangible or intangible and whether now or hereafter owned by such Grantor, and wherever located; and

(xvi) to the extent not otherwise included, all Supporting Obligations with respect to all of the foregoing, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that (i) in no event shall the General Collateral include more than 65% of the total outstanding Foreign Subsidiary Voting Stock of a Foreign Subsidiary of a Domestic Entity and (ii) notwithstanding any of the other provisions set forth in this Section 2.0(a) this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law including, without limitation, Sections 9-406, 9-407, 9-408 or 9-409 of the Code. For avoidance of doubt, the General Collateral shall secure all Obligations including, without limitation, the Non-U.S. Obligations.

(b) As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Non-U.S. Obligations, each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, excluding, however, any assets acquired or owned pursuant to Section 8.6(h)(i) of the Credit Agreement that are not equity interests in or assets of wholly-owned Subsidiaries (collectively, the “Non-U.S. Collateral”):

Any Investment Property not pledged under subsection 2(a) pursuant to clause (i) of the proviso immediately following such subsection.

Notwithstanding anything herein to the contrary, the liens and security interests granted to the Administrative Agent pursuant to this Agreement are Second Priority and such grants and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

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3. Rights of Administrative Agent and Limitations on Administrative Agent’s and Lenders’ Obligations.

(a) Each Grantor Remains Liable under Accounts, Licenses, Contracts, Etc. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Licenses and Contracts to observe and perform all the material conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, License or Contract. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Account, License or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating to such Account, License or Contract pursuant hereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, License or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, License or Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) Notice to Account Debtors and Contracting Parties. At any time after an Event of Default has occurred and so long as such Event of Default shall be continuing, upon the request of the Administrative Agent such Grantor shall, and the Administrative Agent may (with concurrent notice to such Grantor thereof), notify account debtors on the Accounts and parties to the Contracts and Licenses that the Accounts, Contracts and Licenses have been assigned to the Administrative Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent. At any time after an Event of Default shall have occurred and be continuing, the Administrative Agent may in its own name or in the name of others communicate with account debtors on the Accounts and parties to the Contracts and Licenses to verify with them to its satisfaction the existence, amount and terms thereof.

(c) Verification of Accounts and Inventory. The Administrative Agent shall have the right to make test verifications of the Accounts and Inventory in any reasonable manner and through any medium that it considers advisable, and each Grantor agrees to furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith, provided that, so long as no Event of Default shall have occurred and be continuing, (i) any such verification shall be conducted in the name of the relevant Grantor or in such other manner as shall not disclose the Administrative Agent’s identity or interest in the Collateral and (ii) the Administrative Agent shall conduct such verification with respect to any Grantor no more frequently than once per year and shall give the Borrower reasonable advance notice thereof. The Administrative Agent may after the occurrence and during the continuance of an Event of Default in its own name or in the name of others communicate with account debtors in order to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts and/or Inventory.

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4. Representations and Warranties. Each Grantor hereby represents and warrants that:

(a) Power and Authority. Each Grantor has the corporate or limited liability company power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the Lien on the Collateral pursuant to, this Agreement and has taken all necessary corporate or limited liability company actions to authorize its execution, delivery and performance of, and grant of the Lien on the Collateral pursuant to, this Agreement.

(b) Title; No Other Liens. Except for the Lien granted to the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral pursuant to the Credit Agreement, each Grantor owns each item of the Collateral free and clear of any and all Liens Liens permitted under subsection 8.2 of the Credit Agreement . No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (i) such as may have been filed in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement, or (ii) as may be permitted pursuant to the Credit Agreement.

(c) Perfected Liens. With respect to assets located in the United States or subject to United States law, the Liens granted pursuant to this Agreement will (upon taking of the applicable actions with respect thereto described in subclauses (i),(ii) and/or(iii) below) constitute Second Priority perfected Liens (in this case, subject only to the First Priority Liens and the other Liens permitted under the Credit Facilities) on the Collateral in favor of the Administrative Agent, for the ratable benefit of the Lenders, to the extent that (i) such Liens can be perfected by filing a financing statement under the Uniform Commercial Code, as in effect in the relevant jurisdiction (ii) such Liens can be perfected by recording a security agreement with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any Grantor is required to deliver such Collateral to the Administrative Agent pursuant to Section 5(a) hereof, which are prior to all other Liens on the Collateral created by such Grantor and in existence on the date hereof, except for Liens permitted to exist on the Collateral pursuant to the Credit Agreement, and which are enforceable as such against all creditors of and purchasers from such Grantor.

(d) Accounts and Records. The amount represented by each Grantor to the Administrative Agent from time to time as owing by each account debtor or by all account debtors in respect of the Accounts will at such time be the correct amount actually owing by such account debtor or debtors thereunder in all material respects, subject to adjustments in the ordinary course of business. No amount payable to such Grantor under or in connection with any Account, Contract or License in excess of $1,000,000 is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent except for notes receivable from officers pursuant to executive stock purchase plans. The place where each Grantor keeps its records concerning the Accounts and the other Collateral is located at an address listed on Schedule VII hereto.

(e) Consents. In each case in this clause (e), except to the extent that a material adverse effect on the business, assets or financial condition of HubCo and its Subsidiaries taken as a whole would not reasonably be expected to result therefrom, each

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Contract and License is in full force and effect and, to the best knowledge of each Grantor, constitutes a valid and legally enforceable obligation of the other obligor in respect thereof or parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Accounts, Licenses or Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Account, License or Contract to any material adverse limitation, either specific or general in nature. No Grantor and (to the best of such Grantor’s knowledge) no other party to any Account, License or Contract is in default in the performance or observance of any of the material terms thereof. Each Grantor has fully performed all its material obligations under each License and Contract to the extent such obligations are required to be performed on or prior to the date hereof. The right, title and interest of such Grantor in, to and under each Account, License and Contract are not subject to any defense, offset, counterclaim or claim which would materially adversely affect the value of such Account, License or Contract as Collateral, nor have any of the foregoing been asserted or alleged against such Grantor as to any of the foregoing.

(f) Inventory. The Inventory located in the United States is kept at the locations listed on Schedule VI hereto, as amended or supplemented from time to time pursuant to Section 5(p) hereof any Inventory now or hereafter produced by any Grantor has been and will be produced in compliance in all material respects with the requirements of the Fair Labor Standards Act, as amended, and the rules and regulations thereunder

(g) Equipment. The Equipment located in the United States is kept at the locations listed on Schedule VI hereto, as amended or supplemented from time to time pursuant to Section 5(p) hereof.

(h) Chief Executive Office. Each Domestic Grantor’s chief executive office and chief place of business is located at the address listed on Schedule VII hereto.

(i) Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

(j) Investment Property. The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares or interests of all classes of the Capital Stock of each Stock Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock pledged by a Grantor that is a Domestic Entity in support of the U.S. Obligations, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of the relevant Stock Issuer. All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable. To the best knowledge of such Grantor, each of the Pledged Notes pledged by such Grantor hereunder constitutes a valid and legally enforceable obligation of the other obligor in respect thereof or parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it

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hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except for the Lien created by this Agreement and Liens permitted under subsection 8.2 of the Credit Agreement.

(k) Patents, Trademarks and Copyrights.

(i) Schedule II hereto includes all material Patents and Patent Licenses owned or held by each Grantor in its own name as of the date hereof. Schedule III hereto includes all material registered Trademarks and Trademark Licenses owned or held by each Grantor in its own name as of the date hereof. Schedule I hereto includes all material registered Copyrights and Copyright Licenses owned or held by each Grantor in its own name as of the date hereof. Except as set forth on Schedule II or Schedule III, to the best knowledge of each Grantor, each material Patent and material registered Trademark is valid, subsisting, unexpired and enforceable and has not been abandoned, cancelled or dedicated to the public.

(ii) Each Grantor owns, or has been granted the right to use, pursuant to a valid and enforceable License, all Intellectual Property necessary for and actually used in the conduct of its business.

(iii) All licenses of each Grantor’s Trademarks are in force and, to the best knowledge of such Grantor, not in default. No holding, decision or judgment has been rendered by any Governmental Authority with respect to any Patent or Trademark which would limit, cancel or question the validity of any Patent or Trademark. Except as set forth on Schedule II or Schedule III, no action or proceeding is pending or, to the knowledge of such Grantor, threatened (A) seeking to limit, cancel or question the validity of any material Patent or Trademark or such Grantor’s ownership thereof, or (B) which, if adversely determined, would have a material adverse effect on the value of any material Patent or Trademark.

(l) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Grantor, threatened by or against such Grantor or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby which would have a material adverse effect upon any material portion of the Collateral or the granting of the security interests hereby.

(i) Each Grantor hereby represents and warrants that Schedule VIII hereto sets forth all Commercial Tort Claims of such Grantor with a reasonably anticipated value in excess of $500,000 individually or $2,500,000 in the aggregate;

5. Covenants. Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations are paid in full, and the Commitments are terminated

Further Documentation; Pledge of Instruments and Chattel Paper.

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(i) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, any Grantor will promptly and duly execute and deliver such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (A) the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby, (B) in the case of Investment Property and any other relevant Collateral, taking actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, (C) upon the reasonable request of the Administrative Agent, notification to the account debtor or other actions reasonably advisable pursuant to Section 9-301 of the Code or any other applicable Requirement of Law in respect of the assets and rights pledged by HubCo or any other Foreign Entity to the Administrative Agent and the Lenders and (D), in the case of Intellectual Property, the filing of security agreements or such other documents as may be reasonably requested by the Administrative Agent not more often than quarterly with respect to such property acquired or arising after the Closing Date with the United States Copyright Office or the United States Patent and Trademark Office or the office of any similar foreign registry. Each Grantor also hereby authorizes the Administrative Agent to file (after written notice to the Borrower) any such financing or continuation statement without the signature of such Grantor to the extent permitted by applicable law, provided that any failure to give any such notice shall not affect the validity or effectiveness of any such filing. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets whether now owned or hereafter acquired.” A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

(ii) If any amounts payable under or in connection with any of the Collateral having a face value in excess of $1,000,000 in the aggregate at any one time outstanding shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement. So long as no Default or Event of Default has occurred and is continuing, upon request by any Grantor, the Administrative Agent shall make available any such pledged Collateral to such Grantor, or its designee, that such Grantor specifies is required for the purpose of ultimate sale, exchange, presentation, collection, renewal, registration or transfer thereof, provided that in each case arrangements reasonably satisfactory to the Administrative Agent shall be made for the return of such pledged Collateral within 21 days from the time of delivery by the Administrative Agent, except for pledged Collateral that has been fully repaid, satisfied, or transferred as permitted hereunder.

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(iii) Notwithstanding anything set forth in this Agreement to the contrary, (x) so long as no Default or Event of Default has occurred and is continuing, no Grantor shall be required to deliver to the Administrative Agent any Instrument, Certificated Security or Chattel Paper to be held by the Administrative Agent as Collateral pursuant to this Agreement so long as the aggregate amount evidenced by all such Instruments, Certificated Securities and Chattel Paper does not exceed $1,000,000 at any one time outstanding and (y) the Grantors shall not be required to deliver to the Administrative Agent certificates evidencing Non-U.S. Collateral except within the time frame required by Section 6.1(g)(iv) of the Credit Agreement.

(iv) Notwithstanding the foregoing provisions of this Section 5.1 or any other provision of this Agreement, the parties hereto acknowledge and agree that the First Lien Administrative Agent for the benefit of the holders of obligations under the First Lien Documents has a prior security interest in the Collateral and that certificates, instruments and documents representing or evidencing the Collateral are required to be delivered to and held by the First Lien Administrative Agent under the First Lien Collateral Agreement and/or other applicable First Lien Documents, subject to Section 5.4 of the Intercreditor Agreement, and such delivery to the First Lien Administrative Agent under the applicable First Lien Documents shall be deemed to satisfy any requirement for such delivery to the Administrative Agent under this Agreement so long as obligations under the First Lien Documents are outstanding.

(b) Indemnification. Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) (i) with respect to, or resulting from, any delay in paying, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral, (ii) with respect to, or resulting from, any delay by such Grantor in complying with any Requirement of Law applicable to any of the Collateral or (iii) in connection with any of the transactions contemplated by this Agreement; provided that no Grantor shall be liable for the payment of any portion of such liabilities, costs or expenses resulting from the gross negligence or willful misconduct of the Administrative Agent or any of the Lenders. Without limiting the preceding sentence, each Grantor will indemnify and save and keep harmless the Administrative Agent and each Lender from and against all expense, loss or damage suffered by reason of any counterclaim of the account debtor or obligor thereunder, arising out of a breach by such Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from such Grantor.

(c) Maintenance of Records. Each Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without

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limitation, a record of all payments received and all credits granted with respect to the Accounts, Contracts and Licenses. Each Grantor will mark its internal books and records pertaining to the Collateral to evidence this Agreement and the security interests granted hereby. For the Administrative Agent’s and the Lenders’ further security, the Administrative Agent, for the ratable benefit of the Lenders, shall have a security interest in each Grantor’s books and records pertaining to the Collateral, and each Grantor shall make available for review any such books and records to the Administrative Agent or to its representatives during normal business hours at the reasonable request of the Administrative Agent. Each Grantor shall permit representatives of the Administrative Agent, upon reasonable notice to the Borrower (but no more frequently than monthly unless a Default or Event of Default shall have occurred and be continuing), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of such Grantor with officers and employees thereof and with their independent certified public accountants.

(d) Right of Inspection. The Administrative Agent and the representatives of any Lender shall upon reasonable notice (made through the Administrative Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) have full and free reasonable access to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of HubCo, the Borrower and their respective Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of the Borrower, and the Borrower agrees to render to the Administrative Agent at the Borrower’s cost and expense, and to the Lenders, such clerical and other assistance as may be reasonably requested with regard thereto. The Administrative Agent and the Lenders shall keep such information thereby obtained confidential to the extent set forth in Section 11.6(f) of the Credit Agreement.

(e) Compliance with Laws, etc. Each Grantor will comply in all material respects with all Requirements of Law applicable to the Collateral or any part thereof or to the operation of such Grantor’s business except where failure to so comply could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of HubCo and its Subsidiaries taken as a whole; provided that such Grantor may contest any Requirement of Law in any reasonable manner which shall not, in the reasonable opinion of the Administrative Agent, adversely affect the Administrative Agent’s or the Lenders’ rights or the priority of their Liens on the Collateral.

(f) Compliance with Terms of Contracts, etc. Each Grantor will perform and comply in all material respects with all its obligations under the Contracts and all its other Contractual Obligations relating to the Collateral except where failure to so perform or comply could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of HubCo and its Subsidiaries taken as a whole.

(g) Payment of Obligations. Each Grantor will pay promptly when due all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in

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respect of its income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except (i) that no such charge need be paid if (x) the validity thereof is being contested in good faith by appropriate proceedings, (y) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein and (z) such charge is adequately reserved against on such Grantor’s books in accordance with GAAP and (ii) where failure to make such payment could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of HubCo and its Subsidiaries taken as a whole.

(h) Maintenance of Insurance. All insurance maintained by such Grantor pursuant to Section 7.5(b) of the Credit Agreement shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(i) Limitation on Liens on Collateral. No Grantor will create, incur or permit to exist, and each Grantor will take all commercially reasonable actions to defend the Collateral against, and will take such other commercially reasonable action as is necessary to remove, any Lien or claim on or to the Collateral, other than the Liens created hereby and other than as permitted pursuant to the Credit Agreement, and will take all commercially reasonable actions to defend the right, title and interest of the Administrative Agent and the Lenders in and to any of the Collateral against the claims and demands of all Persons whomsoever.

(j) Limitations on Dispositions of Collateral. No Grantor will sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so except as permitted by the Credit Agreement. Concurrently with any such permitted disposition, the property acquired by a transferee in such disposition shall automatically be released from the security interest created by this Agreement (the “Security Interest”). It is acknowledged and agreed that notwithstanding any release of property from the Security Interest in accordance with the foregoing provisions of this Section, the Security Interest shall in any event continue in the Proceeds of Collateral. The Administrative Agent shall promptly execute and deliver (and, when appropriate, shall cause any separate agent, co-agent or trustee to execute and deliver) any releases, instruments or documents reasonably requested by any Grantor to accomplish or confirm the release of Collateral provided by this Section. Any such release of Collateral provided by the Administrative Agent shall specifically describe that portion of the Collateral to be released, shall be expressed to be unconditional and shall be without recourse or warranty (other than a warranty that the Administrative Agent has not assigned its rights and interests to any other Person). Such Grantor shall pay all of the Administrative Agent’s reasonable expenses in connection with any release of Collateral.

(k) Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts. No Grantor will (i) amend, modify, terminate or waive any provision of any Contract, agreement or lease giving rise to an Account or License in any manner which could reasonably be expected to materially adversely affect the value of such Contract, Account or License as Collateral, except in a manner consistent with the ordinary and customary conduct of its business, (ii) fail to exercise promptly and diligently each and every material right which it

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may have under each material Contract, agreement or lease giving rise to an Account or License (other than any right of termination), except in a manner consistent with the ordinary and customary conduct of its business or (iii) fail to deliver to the Administrative Agent upon its reasonable request a copy of each material demand, notice or document received by it relating in any way to any material Contract, agreement or lease giving rise to an Account or License except, with respect to clauses (i) and (ii) to the extent that such amendment, modification, termination, waiver or failure would not reasonably be expected to have a material adverse effect on the business, assets or financial condition of HubCo and its Subsidiaries taken as a whole.

(l) Limitations on Discounts, Compromises, Extensions of Accounts. Other than in the ordinary course of business as generally conducted by each Grantor over a period of time, no Grantor will grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partially, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(m) Maintenance of Equipment. Each Grantor will maintain each item of Equipment in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and will provide all maintenance, service and repairs necessary for such purpose.

(n) Further Identification of Collateral. Each Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(o) Notices. Each Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, at their respective addresses set forth in the Credit Agreement, (i) of any Lien (other than Liens created hereby or permitted under the Credit Agreement) on, or claim asserted against, any of the Collateral and (ii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereunder.

(p) Changes in Locations, Name, etc. No Grantor will (i) change its jurisdiction of organization or (ii) change its name or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become seriously misleading, unless it shall have provided at least 15 days’ prior written notice to the Administrative Agent of any such event and provide the Administrative Agent with its new jurisdiction of organization or the change in such Grantor’s name, as the case may be. In connection with any actions permitted pursuant to clause (i) of this Section 5(p), the Administrative Agent shall be entitled to receive any legal opinions it reasonably requests as to the continued perfection of the security interest granted hereby in the Collateral, which opinions shall be deemed satisfactory to the Administrative Agent if substantially similar to the perfection opinions given by Gibson, Dunn & Crutcher LLP on the Closing Date.

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(q) Copyrights. Each Grantor (i) will employ the Copyright for each material published work with such notice of copyright as may be required by law to secure copyright protection and (ii) will not do any act or knowingly omit to do any act whereby any material Copyright may become invalidated and:

(A)	will not do any act, or omit to do any act, whereby any material Copyright may become injected into the public domain;

(B)	shall notify the Administrative Agent immediately if it knows, or has reason to know, that any material Copyright may become injected into the public domain or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country) regarding such Grantor’s ownership of any such Copyright or its validity;

(C)	will take all necessary steps as it shall deem appropriate under the circumstances in its reasonable discretion, to maintain and pursue each application for registration (and to obtain the relevant registration thereof) of each material Copyright and to maintain each registration of each material Copyright (including, without limitation, payment of any necessary renewal, maintenance, and other fees and taxes) owned by such Grantor including, without limitation, filing of applications for renewal, where necessary; and

(D)	will promptly notify the Administrative Agent of any material infringement of any material Copyright of such Grantor of which it becomes aware and will take such actions as it shall deem appropriate in its reasonable business judgment under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement.

(r) Patents and Trademarks.

(i) Each Grantor (either itself or through licensees) will, except with respect to any Trademark that such Grantor shall reasonably determine is of immaterial economic value to it or otherwise reasonably determines not to do so, (A) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (B) maintain as in the past the quality of products and services offered under such Trademark, (C) use reasonable efforts to employ such Trademark with the appropriate notice of registration, (D) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless within 45 days after such use or adoption the Administrative Agent, for the

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ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (E) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated, abandoned or otherwise impaired in any way.

(ii) No Grantor will, except with respect to any Patent that such Grantor shall reasonably determine is of immaterial economic value to it or otherwise reasonably determines so to do, do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated to the pubic.

(iii) Each Grantor will notify the Administrative Agent immediately if it knows, that any material registered Patent or any material application relating to any Patent, or any application or registration relating to any Trademark may become cancelled, abandoned or dedicated to the public, or of any adverse determination or material development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Grantor’s ownership of any material Patent or Trademark or its right to register the same or to keep and maintain the same.

(iv) Whenever any Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) file an application for any Patent or for the registration of any Trademark with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, or (ii) acquire any Patent, Patent application, registered Trademark or application for registration of any Trademark such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing or acquisition occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may request to perfect the Administrative Agent’s security interest in any Patent or Trademark or Copyright and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, and each Grantor hereby appoints and constitutes the Administrative Agent its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest and is irrevocable until the Obligations are paid in full and the Commitments are terminated.

(v) Each Grantor, except with respect to any Patent or Trademark such Grantor shall reasonably determine is of immaterial economic value to it or it otherwise reasonably determines not to so do and except with respect to any Trademark that is not registrable, will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to

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obtain the relevant registration or Patent) and to maintain each Patent and each registration of Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability when appropriate.

(vi) In the event that any material Patent or material registered Trademark included in the Collateral is infringed, misappropriated or diluted by a third party which could reasonably be expected to have a material adverse effect on the business, assets or financial condition of HubCo and its Subsidiaries taken as a whole, such Grantor shall promptly notify the Administrative Agent after it learns thereof and shall, unless such Grantor shall reasonably determine that such Patent or Trademark is of immaterial economic value to such Grantor, take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark, including but not limited to taking action to promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(s) Investment Property.

(i) If such Grantor shall, as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations.

(ii) Without the prior written consent of the Administrative Agent, such Grantor will not (A) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement) or (B) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the Lien provided for by this Agreement and Liens permitted under subsection 8.2 of the Credit Agreement.

(iii) In the case of each Grantor which is an Issuer, such Issuer agrees that (A) it will be bound by the terms of this Agreement relating to the Investment

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Property issued by it and will comply with such terms insofar as such terms are applicable to it, (B) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5(s)(i) hereof with respect to the Investment Property issued by it and (C) the terms of Sections 7(c) and 10 hereof shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7(c) or 10 with respect to the Investment Property issued by it.

6. Administrative Agent’s Appointment as Attorney-in-Fact.

(a) Powers. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time after the occurrence, and during the continuation, of an Event of Default in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do the following:

(i) in the name of such Grantor or its own name, or otherwise, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, License or General Intangible or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account, Instrument, License or General Intangible or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, provided that if such taxes are being contested in good faith and by appropriate proceedings, the Administrative Agent will consult with such Grantor before making any such payment; and

(iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against such

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Grantor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (G) to assign any Intellectual Property throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) Other Powers. (i) Each Grantor also authorizes the Administrative Agent, at any time and from time to time, to execute, in connection with the sale provided for in Section 9 or 10 hereof, any indorsement, assignments or other instruments of conveyance or transfer with respect to the Collateral and (ii) each Grantor authorizes the Administrative Agent to file financing statements with respect to the Collateral without the signature of such Grantor in such form and in such filing offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

  (c) No Duty on Administrative Agent’s or Lenders’ Part. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or failure to comply with mandatory provisions of applicable law.

7. Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing, each Grantor shall be permitted to receive all cash dividends paid by the relevant Issuer to the extent permitted in the Credit Agreement in respect of the Pledged Stock, and all payments made in respect of the Pledged Notes, and to exercise all voting and corporate rights with respect to the Investment Property; provided, however, that each Grantor agrees that it shall not vote in any way that would be inconsistent with or result in any violation of any provision of the Credit Agreement, the Notes, the Security Documents or any of the other Credit Documents. The

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Administrative Agent shall, at the Borrower’s sole cost and expense, execute and deliver (or cause to be executed and delivered) to the Borrower all proxies and other instruments as the Borrower may reasonably request for the purpose of enabling any Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to this Section.

(b) If an Event of Default shall occur and be continuing, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property may be registered in the name of the Administrative Agent or its nominee, and, subject to the terms of this Agreement, the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, and except for its gross negligence or willful misconduct or failure to comply with the provisions of Section 13 hereof, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (i) states that an Event of Default has occurred and is continuing and (ii) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, to the extent such instruction is in compliance with applicable law.

(d) The rights of the Administrative Agent and the Lenders hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent or any Lenders of any right or remedy against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor, guarantee therefor or right of offset with respect thereto. Neither the Administrative Agent nor any Lenders shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall the Administrative Agent be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Administrative Agent agrees to release promptly to the Borrower any dividends, cash, securities, instruments and other property paid, payable or otherwise distributed in respect of the Collateral which it may receive under Section 7(b) hereof if, prior to the occurrence of an acceleration of any of the Obligations, all Defaults and Events of Default have been waived or are no longer continuing.

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8. Performance by Administrative Agent of Any Grantor’s Obligations. If any Grantor fails to perform or comply with any of its agreements contained herein and the Administrative Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to 2% plus the Alternate Base Rate, shall be payable by such Grantor to the Administrative Agent on demand and shall constitute Obligations secured hereby; provided that the Administrative Agent shall in any event first have given such Grantor written notice of its intent to do the same and such Grantor shall not have, within 30 days of such notice (or such shorter period as the Administrative Agent may reasonably determine is necessary in order to preserve the benefits of this Agreement with respect to any material portion of the Collateral), paid such claim or obtained to the Administrative Agent’s satisfaction the release of the claim or Lien to which such notice relates.

9. Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent on behalf of the Lenders, except with respect to the Pledged Stock, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. With respect to the Pledged Stock, in the event that any portion of the Obligations has been declared or becomes due and payable in accordance with the terms of the Credit Agreement, the Administrative Agent on behalf of the Lenders may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the

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Administrative Agent may elect subject to the terms of the Intercreditor Agreement , and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Sections 9-615(a)(3) and 9-615(a)(4) of the Code, need the Administrative Agent account for the surplus, if any, to such Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder, except to the extent arising from the gross negligence or willful misconduct of the Administrative Agent or such Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Such Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

In addition to the rights and remedies specified above, the following provisions shall also be applicable to Intellectual Property. Upon the occurrence and during the continuation of an Event of Default:

(a) the Administrative Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Administrative Agent or otherwise, in the Administrative Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Administrative Agent, do any and all lawful acts and execute any and all documents reasonably required by the Administrative Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Administrative Agent as provided in the Section in this Agreement relating to indemnity and expenses in connection with the exercise of its rights under this Section, and, to the extent that the Administrative Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement if such infringement could reasonably be expected to have a material adverse effect on material adverse effect on the business, assets or financial condition of HubCo and its Subsidiaries taken as a whole; and

(b) Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies hereunder and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, to the extent it has the right to do so, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to such Grantor), under the Intellectual Property now or hereafter owned by such Grantor or that is licensed to such Grantor with the right to grant sublicenses, subject, in the case of Trademarks, to sufficient rights of quality control and inspection in favor of the Trademark owner to avoid the risk of invalidation of said Trademarks.

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10. Registration Rights.

(a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 9 hereof, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of 90 days from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus that, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers that will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale conducted in a manner that the Administrative Agent in good faith believes to be commercially reasonable under the circumstances shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 10 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 10 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 10 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

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11. No Subrogation. Notwithstanding any payment or payments made by any Grantor hereunder or any set-off or application of funds of any Grantor by any Lender, or the receipt of any amounts by the Administrative Agent or any Secured Party with respect to any of the Collateral, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrower or any other Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Obligations, nor shall any Grantor seek any reimbursement from the Borrower or any other Grantor in respect of payments made by such Grantor hereunder, or amounts realized by the Administrative Agent or any Secured Party in connection with the Collateral, and any such rights of subrogation and reimbursement of the Grantors are hereby waived until all amounts owing to the Administrative Agent and the Lenders by the Grantors on account of the Obligations are paid in full and the Commitments are terminated.

12. Amendments, etc. with Respect to the Obligations. Each Grantor shall remain obligated hereunder, and the Collateral shall remain subject to the Lien granted hereby notwithstanding that, without any reservation of rights against any Grantor, and without notice to or further assent by such Grantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or any Lender, and any of the Obligations continued, and the Obligations, or the liability of each Grantor or any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, or released by the Administrative Agent or any Lender, and the Credit Agreement, the Notes, the other Credit Documents, any Interest Rate Agreements, any Foreign Currency Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or part, as the Administrative Agent or any Secured Party may deem advisable from time to time, and any guarantee, right of offset or other collateral security at any time held by the Administrative Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure this or any other Lien at any time held by it as security for the Obligations or any property subject thereto. Each Grantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement; and all dealings between any Grantor and the Administrative Agent or any Lender, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. Each Grantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Grantor with respect to the Obligations.

13. Limitation on Duties Regarding Preservation of Collateral. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.

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14. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in Section 10.3 of the Credit Agreement or Section 13 hereof.

15. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

16. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 20 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

19. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Agreement and the other Credit Documents represent the entire agreement of each Grantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Secured Party relative to the subject matter hereof not reflected herein or in the other Credit Documents. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Grantor and the Administrative Agent, provided that any provision of this Agreement may be waived by the Administrative Agent in a written letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Agreement shall be binding upon the successors and assigns of each Grantor and

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shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 11.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

21. Notices. All notices, requests and demands to or upon each Grantor or the Administrative Agent or any Secured Party to be effective shall be in writing or by telecopy or telex and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, three days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when sent, or, in the case of telex notice, when sent, answerback received, addressed to a party at the address provided for such party (including any addresses for copies) in Section 11.2 of the Credit Agreement or Schedule I to the Guaranty, as applicable.

22. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent

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of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and each Grantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and such Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

24. Nondisturbance. The Administrative Agent agrees, for itself and on the Lenders’ behalf, that if any Enforcement Action is taken by the Administrative Agent or by any of the Lenders with respect to the Intellectual Property Security Interest in the Intellectual Property Rights, the transfer of such Intellectual Property Rights in such Enforcement Action and the exercise by the Administrative Agent or any Lender of any of its other rights under the Credit Documents, shall be subject to the rights of the Licensee expressly stated in the NEC License and none of the Licensee’s rights under the NEC License shall be discharged, waived, modified, impaired or terminated by reason of such Enforcement Action. To the extent applicable, the Administrative Agent, for itself and on the Lenders’ behalf, acknowledges and agrees that all rights and licenses granted under or pursuant to the NEC License are, and shall otherwise be deemed to be, for purposes of Section 365(n) of title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property,” as defined in Section 101 of the Bankruptcy Code.

25. Attornment. If the interest of any Grantor in any of the Intellectual Property Rights is transferred by reason of, or assigned in lieu of foreclosure or other proceedings for enforcement of, the Credit Documents, then, subject to the provisions set forth herein, the NEC License with respect to such Intellectual Property Rights shall nevertheless continue in full force and effect and, upon the Administrative Agent’s written request, the Licensee shall attorn to the transferee of such Intellectual Property Rights (the “Intellectual Property Transferee”). Although the foregoing provisions shall be self-operative, in order to confirm such attornment, upon the Administrative Agent’s request, the Licensee shall execute and deliver to the Administrative Agent (i) an agreement of attornment in form and content reasonably satisfactory to the Administrative Agent and the Licensee, at the Administrative Agent’s sole cost and expense, confirming the foregoing attornment and providing that all the terms, covenants, and conditions of the NEC License on the Licensee’s part will be performed for the benefit of the Intellectual Property Transferee with the same force and effect as if the Intellectual Property Transferee were the originally named licensor of such Intellectual Property Rights in the NEC License, or (ii) a new license with respect to the transferred Intellectual Property Rights with the Intellectual Property Transferee, as licensor, for the remaining term of the NEC License with respect to the transferred Intellectual Property Rights and otherwise on the same terms and conditions and with the same options, if any, then remaining. Nothing herein contained shall be construed to obligate the Administrative Agent to cure any default by any Grantor under the NEC License occurring prior to the date on which the Intellectual Property Transferee succeeds to the Credit Parties’ rights, it being expressly agreed that under no circumstances shall the Administrative Agent or the Intellectual Property Transferee be obligated to remedy any such default except, in the case of the Intellectual Property Transferee, to the extent that such default continues after the Intellectual Property Transferee takes title to the transferred Intellectual Property Rights and the Intellectual Property Transferee has assumed the obligations with respect to the NEC License as provided in clauses (i) and (ii) above.

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26. Additional Grantors. Each Subsidiary of HubCo that is required to become a party to this Agreement pursuant to Section 7.9(b) of the Credit Agreement shall become a Grantor for all purposes of this Agreement, and a Guarantor for all purposes of the Guaranty, upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

27. Releases. The Administrative Agent and the Lenders agree to cooperate with each Grantor with respect to any sale permitted by Section 8.5 of the Credit Agreement and promptly take such action and execute and deliver such instruments and documents necessary to release the Liens and security interests created hereby relating to any of the assets or property affected by any sale permitted by Section 8.5 of the Credit Agreement including, without limitation, any necessary Uniform Commercial Code amendment, termination or partial termination statement.

28. Termination. This Agreement (other than with respect to any cash collateral securing any outstanding Letter of Credit) shall terminate when all the Obligations have been paid in full and the Commitments have been terminated. Upon such termination, the Administrative Agent shall reassign and redeliver (or cause to be reassigned and redelivered) to each Grantor, or to such person or persons as such Grantor shall designate, or to whomever may be lawfully entitled to receive such surplus, against receipt, such of the Collateral (if any) (other than with respect to any cash collateral securing any outstanding Letter of Credit) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments or reassignment and release. Any such reassignment and release shall be without recourse upon or warranty by the administrative Agent (other than a warranty that the Administrative Agent has not assigned its rights and interests hereunder to any Person) and at the expense of each Grantor.

29. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first written above.

STRATUS TECHNOLOGIES, INC.

By:
Name:
Title:

STRATUS TECHNOLOGIES INTERNATIONAL, S.À R.L.

By:
Name:
Title:

STRATUS EQUITY S.À R.L.

By:
Name:
Title:

SRA TECHNOLOGIES CYPRUS LIMITED

By:
Name:
Title:

STRATUS TECHNOLOGIES BERMUDA LTD.

By:
Name:
Title:

STRATUS TECHNOLOGIES IRELAND LIMITED

By:
Name:
Title:

STRATUS RESEARCH AND DEVELOPMENT LIMITED

By:
Name:
Title:

CEMPRUS TECHNOLOGIES, INC.

By:
Name:
Title:

CEMPRUS, LLC

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

Schedule I to

Collateral Agreement

Copyrights and Copyright Licenses

Schedule II to

Collateral Agreement

Patents and Patent Licenses

Schedule III to

Collateral Agreement

Trademarks and Trademark Licenses

Schedule IV to

Collateral Agreement

Pledged Notes

Issuer	Payee	Principal Amount

Schedule V to

Collateral Agreement

Pledged Stock

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Schedule VI to

Collateral Agreement

Locations of Inventory and Equipment

Grantor	Locations

Schedule VII to

Collateral Agreement

Location of Chief Executive Office

Grantor	Locations

Schedule VIII to

Collateral Agreement

COMMERCIAL TORT CLAIMS

Schedule IX to

Collateral Agreement

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Second Lien Collateral Agreement, dated as of March 29, 2006 (the “Collateral Agreement”), made by the Grantors parties thereto for the benefit of Deutsche Bank Trust Company Americas, sas Administrative Agent. The undersigned agrees to notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5(s)(i) of the Collateral Agreement. The undersigned further agrees that the terms of Sections 7(c) and 10 of the Collateral Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7(c) or 10 of the Collateral Agreement, to the extent permitted by applicable law.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Annex 1 to

Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                     ,         , made by                                 , a            corporation (the “Additional Grantor”), in favor of DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, Stratus Technologies, Inc., a Delaware corporation (the “U.S. Borrower”), Stratus Technologies Bermuda LTD., (the “Bermuda Borrower” and together with the U.S. Borrower, the “Borrowers”), Stratus Technologies International, S.à r.l., a company organized under the laws of Luxembourg (“HubCo”), the Lenders, Deutsche Bank Securities, Inc., and Goldman Sachs Credit Partners L.P. (“GSCP”), as joint lead arrangers and joint bookrunners, GSCP, as syndication agent and the Administrative Agent have entered into the Credit Agreement, dated as of March 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, HubCo and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Second Lien Collateral Agreement, dated as of March 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), in favor of the Administrative Agent for the ratable benefit of the Lenders;

WHEREAS, HubCo and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Second Lien Guaranty, dated as of March 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Guaranty”), in favor of the Administrative Agent for the ratable benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Collateral Agreement and to the Guaranty; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 24 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Collateral Agreement is true and correct on and as the date hereof in all material respects (after giving effect to this Assumption Agreement) as if made on and as of such date.

Guaranty. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 18 of the Guaranty, hereby becomes a party to the Guaranty as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first written above.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule I

Supplement to Schedule II

Supplement to Schedule III

Supplement to Schedule IV

Supplement to Schedule V

Supplement to Schedule VI

Supplement to Schedule VII

Supplement to Schedule VIII

Supplement to Schedule IX

EXHIBIT C-2

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF

SECOND LIEN GUARANTY

SECOND LIEN GUARANTY, dated as of March 29, 2006, made by each of the corporations that are signatories hereto (the “Guarantors”), in favor of DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the “Administrative Agent”) for the several lenders (the “Lenders”) from time to time parties to the Credit Agreement (as hereafter defined).

W I T N E S S E T H:

WHEREAS, Stratus Technologies, Inc., a Delaware corporation (the “U.S. Borrower”) and Stratus Technologies Bermuda LTD., (the “Bermuda Borrower” and together with the U.S. Borrower, the “Borrowers”), are party to a Second Lien Credit Agreement, dated as of the date hereof, (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, Stratus Technologies International, S.à r.l., a company organized under the laws of Luxembourg (“HubCo”), the Lenders, Goldman Sachs Credit Partners L.P. (“GSCP”) and Deutsche Bank Securities, Inc., as joint lead arrangers and joint bookrunners, GSCP, as syndication agent and the Administrative Agent.

WHEREAS, pursuant to the terms of the Credit Agreement, the Lenders severally agreed to make certain extensions of credit to the Borrowers;

WHEREAS, among other things, the terms of the Credit Agreement contemplate and permit under certain defined circumstances (i) the sale or disposition of the Capital Stock of, or all or substantially all of the assets of, the Borrowers or a parent of the Borrowers in a Qualifying Disposition and (ii) the voluntary liquidation of Holdings and HubCo and their replacement with a new holding company in a Corporate Restructuring;

WHEREAS, it is the expressed intent of each Guarantor that any obligations incurred or guaranteed by such Guarantor and any covenants or representations entered into or made by such Guarantor hereunder shall survive the liquidation, merger, disposition, sale or any other transaction affecting such Guarantor effected in connection with a Qualifying Disposition and/or a Corporate Restructuring and this Guaranty shall be binding and enforceable against any entity that is a surviving entity of any such Guarantor or assumes the obligations of any Borrower or Guarantor in accordance with this Guaranty and the other Credit Documents except as otherwise expressly provided in the Credit Agreement;

WHEREAS, HubCo owns directly or indirectly all of the issued and outstanding Capital Stock of the Borrowers and of the other Guarantors;

WHEREAS, the proceeds of the extensions of credit will be used in part to enable the Borrowers to make valuable transfers (as determined as provided herein) to the other Guarantors in connection with the operation of each of the Borrowers’ respective business;

WHEREAS, the Borrowers and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit; and

WHEREAS, under the Credit Agreement, the obligation of the Lenders to make the extensions of credit to the Borrowers on and after the date hereof is conditioned upon, among other things, the execution and delivery by the Guarantors of this Guaranty;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to enter into the Credit Agreement and to make their respective extensions of credit to the Borrowers under the Credit Agreement, the Guarantors hereby agree with and for the benefit of the Administrative Agent and the Lenders as follows:

1. Defined Terms. As used in this Guaranty, terms defined in the Credit Agreement or in the preamble or recitals hereto are used herein as therein defined, and the following term shall have the following meaning:

“Bermuda Obligations”: means (a) the unpaid principal amount of, and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Bermuda Borrower, whether or not a claim for such post-filing or post-petition interest is allowed), the Loans and all other obligations and liabilities of the Bermuda Borrower (or any entity surviving the Bermuda Borrower following either or both a Qualifying Disposition or a Corporate Restructuring whether such transactions occur contemporaneously or successively) to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the other Credit Documents and any other document executed and delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the Bermuda Borrower or the other Guarantors pursuant to the terms of the Credit Agreement) or otherwise, and (b) all obligations of the Bermuda Borrower or any of its Subsidiaries to any Lender Counterparty or its Affiliates under or in respect of any Swap Agreement.

“Obligations” means the Bermuda Obligations and the U.S. Obligations.

“U.S. Obligations”: means (a) the unpaid principal amount of, and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the U.S. Borrower, whether or not a claim for such post-filing or post-petition interest is allowed), the Loans and all other obligations and liabilities of the U.S. Borrower (or any entity surviving the U.S. Borrower following either or both a Qualifying Disposition or a Corporate Restructuring whether such transactions occur contemporaneously or successively) to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the other Credit Documents and any other document executed and delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the U.S. Borrower or the other Guarantors pursuant to the terms of the Credit Agreement) or otherwise, and (b) all obligations of the U.S. Borrower or any of its Subsidiaries to any Lender or Lenders or its or their Affiliates under or in respect of any Swap Agreement.

2. Guaranty. (a) (i) each Guarantor other than the Bermuda Borrower hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Bermuda Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Bermuda Obligations, and each of the Guarantors other than the Bermuda Borrower further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Bermuda Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantors under this Guaranty and (ii) each Guarantor other than the U.S. Borrower hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the U.S. Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the U.S. Obligations, and each of the Guarantors other than the U.S. Borrower further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the U.S. Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantors under this Guaranty.

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guaranty or affecting the rights of the Administrative Agent or any Lender hereunder.

(d) No payment or payments made by any of the Borrowers, the other Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

(e) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guaranty for such purpose.

3. Right of Set-off. Upon: (i) the filing of a petition under any of the provisions of the Bankruptcy Code or amendments thereto, by or against; (ii) the making of an assignment for the benefit of creditors by; (iii) the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; (iv) the issuance of any execution against any substantial portion of the property of; (v) the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or (vi) the issuance of a warrant of attachment against any substantial portion of the property of; HubCo or the Borrowers, each Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to such Guarantor or any other guarantor, any such notice being expressly waived by each Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to such Lender hereunder or under the Credit Agreement, the Notes, or the other Credit Documents, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify such Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

4. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrowers or any other Guarantor or any collateral security or guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any other Guarantor (including the Borrowers) in respect of payments made by such Guarantor hereunder, and any such rights of subrogation and reimbursement of the Guarantors are hereby waived until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations are paid in full and the Commitments are terminated.

5. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender and the Credit Agreement, the Notes, the other Credit Documents any Swap Agreement and any other collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent and/or any Lender or Lender Counterparty may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against any particular Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any other Guarantor or guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any such other Guarantor or guarantor or any release of any such other Guarantor or guarantor shall not relieve such Guarantor in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations guaranteed by such Guarantor, and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Borrowers or any of the other Guarantors and the Administrative Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the other Guarantors with respect to the Obligations guaranteed by such Guarantor. Each Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, the Notes, any other Credit Document, any Swap Agreements, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers, any of the other Guarantors or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such other Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of any Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and/or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrowers or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative

Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against such Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Guarantor under this Guaranty shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

7. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or of any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid in Dollars to the Administrative Agent without set-off or counterclaim at the office of the Administrative Agent located at 60 Wall Street New York, New York 10005, or at such other office as the Administrative Agent may notify to the Guarantor in accordance with Section 15.

9. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) it is an entity duly organized and validly existing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that failure to have such power, authority or right could not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of HubCo and its Subsidiaries, taken as a whole;

(b) it is duly qualified as a foreign corporation and in good standing (to the extent that such concept is applicable in the applicable jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of property or the nature of its business requires such qualification and is in compliance with all Requirements of Law except to the extent that the failure to be so qualified or to comply therewith could not reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of HubCo and its Subsidiaries taken as a whole;

(c) it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty and the other Credit Documents to which such

Guarantor is a party and to grant the Liens granted by it pursuant to the other Credit Documents to which such Guarantor is a party, and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty and the other Credit Documents to which such Guarantor is a party and to grant the Liens granted by it pursuant to the other Credit Documents to which it is a party;

(a) it is a Subsidiary of either (i) Holdings, (ii) the new holding company organized under the laws of Bermuda pursuant to the terms of and following a Corporate Restructuring or the holding company parent referred to in Section 7.10 of the Credit Agreement in accordance with the terms thereof pursuant to a Qualifying Disposition or (iii) NewCo (as defined in the Credit Agreement) after giving effect to a Qualifying Disposition which is a sale of assets;

(b) no consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority), is required in connection with the execution, delivery, performance, validity or enforceability (in accordance with its terms in the United States) by or against any Guarantor of this Guaranty and the other Credit Documents to which each Guarantor is a party other than consents that have been obtained or as to which the failure to obtain would not reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Holdings and its Subsidiaries taken as a whole;

(c) this Guaranty and the other Credit Documents to which each Guarantor is a party have been duly executed and delivered on behalf of such Guarantor and each of this Guaranty and the other Credit Documents to which each Guarantor is a party constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(d) the execution, delivery and performance of this Guaranty and the other Credit Documents to which each Guarantor is a party do not and will not (i) violate any Requirement of Law or any Contractual Obligation applicable to or binding upon such Guarantor or any of its properties or assets, in any manner which, individually or in the aggregate, (A) would have a material adverse effect on the ability of HubCo and its Subsidiaries taken as a whole to perform their obligations under the Credit Documents, (B) would give rise to any liability on the part of the Administrative Agent or any Lender, or (C) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole or (ii) result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Liens permitted pursuant to subsection 8.2 of the Credit Agreement ;

(e) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened as of the Closing Date, by or against such Guarantor or against any of its properties or revenues in which there is a probability of an adverse determination and which is reasonably likely, if adversely decided, to have a material adverse effect on the business, operations, property or financial condition of Holdings and its Subsidiaries taken as a whole;

(f) each Guarantor has filed or caused to be filed all material tax returns, which, to the knowledge of such Grantor, are required to be filed by it, and has paid all taxes due on said returns or on any assessments made against it (other than (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books and (ii) those which, individually or in the aggregate, are not material to HubCo and its Subsidiaries taken as a whole); and

(g) each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by each Guarantor on each Borrowing Date occurring on or after the date hereof under the Credit Agreement on and as of such Borrowing Date as though made hereunder on and as of such Borrowing Date.

10. Covenants. Each Guarantor hereby covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Guaranty until the Obligations are paid in full and the Commitments are terminated, each Guarantor will comply with the provisions of Sections 7 and 8 of the Credit Agreement to the extent such provisions apply to such Guarantors.

11. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default under any Credit Document or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guaranty represents the entire agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Administrative Agent, provided that any provision of this Guaranty may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. THIS GUARANTEE SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15. Notices. All notices, requests and demands to or upon each Guarantor or the Administrative Agent or any Lender to be effective shall be in writing or by telecopy or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, three days after deposit in the postal system, first class postage pre-paid, or, in the case of telecopy notice, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed to a party at the address provided for such party in the Credit Agreement or Schedule I hereto, as the case may be, or to such other address as may be hereafter notified to the parties hereto.

16. Counterparts. This Guaranty may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guaranty with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and each Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

18. Additional Guarantors. Each Person that is required to become a party to this Agreement pursuant to Section 7.9(b) of the Credit Agreement shall become a Guarantor for all purposes of this Agreement, and a Grantor for all purposes of the Collateral Agreement, upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 2 to the Collateral Agreement.

19. Submission to Jurisdiction; Waivers. (a) Each Guarantor hereby irrevocably and unconditionally:

(1) submits for itself and its property in any legal action or proceeding relating to this Guaranty or any other Credit Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(2) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(3) agrees that service of process in any such action or proceeding may be affected by mailing a copy thereof by registered or certified mail, postage prepaid, to such Guarantor at its address set forth on Schedule I hereto or at such other address of which the Administrative Agent shall have been notified pursuant to Section 15; and

(4) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in other jurisdiction.

(b) EACH OF THE GUARANTORS AND THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND THE LENDERS, HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

STRATUS TECHNOLOGIES, INC.

By:
Name:
Title:

STRATUS TECHNOLOGIES INTERNATIONAL, S.À R.L.

By:
Name:
Title:

STRATUS EQUITY S.À R.L.

By:
Name:
Title:

SRA TECHNOLOGIES CYPRUS LIMITED

By:
Name:
Title:

STRATUS TECHNOLOGIES BERMUDA LTD.

By:
Name:
Title:

STRATUS TECHNOLOGIES IRELAND LIMITED

By:
Name:
Title:

STRATUS RESEARCH AND DEVELOPMENT LIMITED

By:
Name:
Title:

CEMPRUS TECHNOLOGIES, INC.

By:
Name:
Title:

CEMPRUS, LLC

By:
Name:
Title:

Accepted and agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

SCHEDULE I to

Guaranty

Address of Guarantors

Stratus Technologies Group, S.A.

c/o Allen & Overy

58 Rue Charles Martel

L-2134 Luxembourg

Attention: Marc Feider

Telecopy: 011-352-44-44-55-222

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Stratus Technologies International, S.à r.l.

c/o Allen & Overy

58 Rue Charles Martel

L-2134 Luxembourg

Attention: Marc Feider

Telecopy: 011-352-44-44-55-222

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Stratus Equity, S.à. r.l.

c/o Allen & Overy

58 Rue Charles Martel

L-2134 Luxembourg

Attention: Marc Feider

Telecopy: 011-352-44-44-55-222

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

SRA Technologies Cyprus Ltd.

c/o Mouaimis & Mouaimis Advocates

Gala Court Chambers

1st Floor, Offices 101 & 102

6 Vassilis Vryonides Street

3095 Limassol, Cyprus

Attention: Panayotis Mouaimis

Telecopy: 011-357-25-37-30-75

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Stratus Technologies Bermuda Ltd.

c/o Hollis & Co.

Reid Hall, 3 Reid Street

Hamilton HM11, Bermuda

Tel: 011-441-295-2208

Fax: 011-441-295-3404

Attention: Lorianne Gilbert

Telecopy: 011-441-295-3404

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Stratus Technologies Ireland Limited

c/o A & L Goodbody Solicitors

International Financial Services Centre

North Wall Quay

Dublin 1, Ireland

Attention: Catherine Duffy

Telecopy: 011-353-1-649-2649

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Stratus Research & Development Ltd.

c/o A & L Goodbody Solicitors

International Financial Services Centre

North Wall Quay

Dublin 1, Ireland

Attention: Catherine Duffy

Telecopy: 011-353-1-649-2649

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Cemprus Technologies, Inc.

111 Powdermill Road

Maynard, MA 01754

Attention: Robert Laufer

Telecopy: (978) 461-3750

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

Cemprus, LLC

111 Powdermill Road

Maynard, MA 01754

Attention: Robert Laufer

Telecopy: (978) 461-3750

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

EXHIBIT C-4

TO THE

FIRST AMENDED AND RESTATED

SECOND LIEN CREDIT AGREEMENT

Dated this 28th day of August 2006

B Y :

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

IN FAVOUR OF:

DEUTSCHE BANK TRUST COMPANY AMERICAS

FORM OF LEGAL MORTGAGE OF SHARES

Conyers Dill & Pearman

Barristers & Attorneys

34 Threadneedle Street

London EC2R 8AY

TABLE OF CONTENTS

		Page
1	Interpretation	4
2	Mortgagor Representations and Warranties	5
3	Mortgagor Covenants	6
4	Security	6
5	Dealings with Mortgaged Property	8
6	Preservation of Security	8
7	Enforcement of Security	10
8	Further Assurances	12
9	Indemnities	12
10	Power of Attorney	13
11	Expenses	13
12	Notices	14
13	Assignments	14
14	Miscellaneous	15
15	Law and Jurisdiction	15

THIS SHARE MORTGAGE is made on the 28th day of August, 2006

BY:

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD., a company incorporated under the laws of Bermuda with registration number 38306 and having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (the “Mortgagor”);

IN FAVOUR OF:

DEUTSCHE BANK TRUST COMPANY AMERICAS a company organised under the laws of the state of New York and having its principal office at 60 Wall Street, New York, New York 10005 as Administrative Agent for the Lenders (each term as defined in the Second Lien Credit Agreement, as defined below) (the “Mortgagee”).

WHEREAS:

(A)	By a US$230,000,000 first lien loan agreement dated 29 March 2006 (the “First Lien Loan Agreement”) made between, inter alios, Stratus Technologies, Inc. as US Borrower, Stratus Technologies Bermuda Ltd. as Bermuda Borrower (and, together with the US Borrower, the “Borrowers”), Stratus Technologies International S.àr.l. (“Hubco”), Deutsche Bank Securities Inc. as Syndication Agent, Joint Lead Arranger and Joint Bookrunner and Goldman Sachs Credit Partners L.P. as Administrative Agent (the “First Lien Agent”), Joint Lead Arranger and Joint Bookrunner, the various lenders under the First Lien Loan Agreements (the “Lenders”) agreed to provide certain loan facilities to the Borrowers on the terms and conditions therein set out.

(B)	By a US$100,000,000 second lien loan agreement dated 29 March 2006 (the “Loan Agreement”) made between, inter alios, Stratus Technologies, Inc. as US Borrower, Stratus Technologies Bermuda Ltd. as Bermuda Borrower (and, together with the US Borrower, the “Borrowers”), Stratus Technologies International S.àr.l. (“Hubco”), the Mortgagee as Administrative Agent and Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. as Joint Lead Arrangers and Joint Bookrunners and Goldman Sachs Credit Partners L.P. as Syndication Agent the various lenders under the Loan Agreement agreed to provide certain loan facilities to the Borrowers on the terms and conditions therein set out.

(C)	The rights and obligations of the various parties to the Loan Agreement and the First Lien Loan Agreement with respect to collateral security are regulated by an Intercreditor Agreement dated 29 March 2006 (the “Intercreditor Agreement”).

(D)	The Loan Agreement contemplates that the Corporate Restructuring may occur, pursuant to which Hubco and Stratus Technologies Group, S.A. will be voluntarily liquidated and replaced (a) in the structure of the Stratus group of companies by the Mortgagor and (b) as a guarantor of the Credit Parties’ obligations under the Credit Documents pursuant to a New York law governed first lien guarantee by a guarantee granted by the Mortgagor.

(E)	After the Corporate Restructuring, the Mortgagor will own, directly or indirectly, all of the issued and outstanding shares in the Borrowers.

(F)

As security for the Credit Parties’ obligations under the Credit Documents, the Mortgagor has agreed to mortgage, inter alia, its interest in all of the shares beneficially owned by the Mortgagor in Stratus Technologies Bermuda Ltd., a

company incorporated under the laws of Bermuda with registration number 31671 and registered address at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (the “Company”).

(G)	The Company has an authorised and issued share capital of US$71,007 consisting of 71,007 shares having a par value US$1.00 each which have been fully paid and are beneficially owned by the Mortgagor, and registered in the name of the Mortgagor.

(H)	It is required under the Loan Agreement that the Mortgagor shall execute this Mortgage in favour of the Mortgagee and the same is executed by the Mortgagor in consideration of the Lenders advancing the facilities under the Loan Agreement to the Borrowers for other good and valuable consideration (the sufficiency of which the Mortgagor hereby acknowledges).

NOW THIS MORTGAGE WITNESSETH as follows:

1	Interpretation

1.1	Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meaning when used in this Mortgage. In this Mortgage, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Act”	means the Conveyancing Act 1983 (Bermuda);

“Business Day”	means a day other than a Saturday, Sunday or other day on which commercial banks in New York City and Bermuda are authorised or required by law to close, provided, that with respect to notices and determinations in connection with, and payments or principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market;

“Mortgage”	means this share mortgage;

“Mortgaged Property”	means 100% of the issued shares of the Company as described in recital (G) and all other shares in the Company from time to time legally or beneficially owned by the Mortgagor during the Security Period (together the “Mortgaged Shares”) and all dividends or other distributions interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Mortgaged Shares;

“Parties”	means the parties to this Mortgage;

“Secured Obligations”	means the obligations (whether actual or contingent and whether owed jointly or severally) of the Credit Parties to the Lenders, the Administrative Agent, the Syndication Agent, the Joint Bookrunners, the Joint Lead Arrangers or to any other entity to which a Credit Party owes an obligation under a Credit Document (collectively the “Finance Parties”); and

“Security Period”	means the period commencing on the date of execution of this Mortgage and terminating upon discharge of the security created by this Mortgage by the irrevocable payment or performance in full of the Secured Obligations.

1.2	In this Mortgage:

1.2.1	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

1.2.5	references to assets include property, rights and assets of every description; and

1.2.6	references to any document are to be construed as references to such document as amended or supplemented from time to time.

2	Mortgagor Representations and Warranties

The Mortgagor hereby represents and warrants to the Mortgagee that:

2.1	the authorised share capital of the Company consists only of the shares described in recital (G) hereof and all such shares have been issued, are fully paid and are beneficially owned and registered as described in the said recital;

2.2	the Mortgagor is the legal and beneficial owner of all of the Mortgaged Property free from any Lien (other than those created by a First Lien Loan Document or a Second Lien Loan Document (each term as defined in the Intercreditor Agreement)) and any options or rights of pre-emption and none of the Mortgaged Shares is or will be liable to any future call, assessment or demand of any sort;

2.3	the Mortgagor has full power and authority (i) to be the legal and beneficial owner of the Mortgaged Property, (ii) to execute and deliver this Mortgage and (iii) to comply with the provisions of, and perform all its obligations under, this Mortgage;

2.4	this Mortgage constitutes the Mortgagor’s legal, valid and binding obligations enforceable against the Mortgagor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

2.5	the entry into and performance by the Mortgagor of this Mortgage does not violate (i) any law or regulation of any governmental or official authority, (ii) any agreement, contract or other undertaking to which the Mortgagor is a party or which is binding upon the Mortgagor or any of its assets, or (iii) the memorandum of association or bye-laws of either the Mortgagor or the Company;

2.6	all consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Mortgage have been obtained and are in full force and effect;

2.7	the Mortgagor has taken all corporate and other action required to approve its execution, delivery and performance of this Mortgage; and

2.8	the directors of the Company at the date hereof are Frederick Prifty, Robert Laufer, Graham McGregor Smith and Ernest Morrison.

3	Mortgagor Covenants

The Mortgagor hereby covenants with the Mortgagee:

3.1	to pay all amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, mortgages or other moneys as are stated in the Loan Agreement and this Mortgage to be payable by the Mortgagor to or be recoverable from the Mortgagor by the Mortgagee (or in respect of which the Mortgagor agrees in the Loan Agreement and this Mortgage to indemnify the Mortgagee) at the times and in the manner specified in the Loan Agreement and this Mortgage;

3.2	to pay interest on any such amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, mortgages or other moneys referred to in clause 3.1 from the date on which the relevant amount, interest, expense, liability, loss, cost, duty, fee, mortgage or other money is paid or discharged by the Mortgagee until the date of reimbursement thereof to the Mortgagee (both before and after any relevant judgment) at the rate of 3.00% per annum and payable on demand; and

3.3	that the Mortgagor will on demand of the Mortgagee and at the expense of the Mortgagor, execute and deliver to the Mortgagee or to such person as the Mortgagee may nominate such additional deeds, agreements, instruments or other documents for the purpose of further securing the payment and discharge of all Secured Obligations, such additional deeds, agreements, instruments or other documents to be in such form as the Mortgagee may reasonably require.

4	Security

4.1	In consideration of the Lenders agreeing at the request of the Borrowers to make the Loan available to the Borrowers, and as a continuing security for the Secured Obligations, the Mortgagor as legal and beneficial owner hereby mortgages and charges and agrees to mortgage and charge in favour of the Mortgagee by way of a legal mortgage all benefits present and future, actual and contingent accruing in respect of the Mortgaged Property and all the Mortgagor’s right, title and interest to and in the Mortgaged Property including (without limitation) all voting and other consensual powers pertaining to the Mortgaged Shares.

4.2	Subject to Clause 4.9, the Mortgagor hereby agrees to deliver, or cause to be delivered, to the Mortgagee:

4.2.1	all share certificates representing the Mortgaged Shares; and

4.2.2	executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors of the Company in the form set out in Schedule II.

4.3	Subject to Clause 4.9, in the event of any increase in the Company’s issued share capital with the Mortgagee’s written consent, the Mortgagor will procure the transfer of all such additional issued shares to the Mortgagee and the delivery to the Mortgagee of the share certificates representing such additional issued shares.

4.4	The Mortgagor hereby covenants that during the Security Period it will remain the beneficial owner of the Mortgaged Property (subject only to the Liens hereby created or pursuant to any First Lien Loan Document or a Second Lien Loan Document, each term as defined in the Intercreditor Agreement) and that it will not:

4.4.1	create or suffer the creation of any Liens (other than those created by this Mortgage or pursuant to any First Lien Loan Document or a Second Lien Loan Document, each term as defined in the Intercreditor Agreement) on or in respect of the whole of any part of the Mortgaged Property or any of its interest therein; or

4.4.2	sell, assign, transfer or otherwise dispose of any of its interest in the Mortgaged Property (except as permitted under a First Lien Loan Document or a Second Lien Loan Document, each term as defined in the Intercreditor Agreement);

in any such case, without the prior consent in writing of the Mortgagee.

4.5	The Mortgagor will deliver, or cause to be delivered, to the Mortgagee immediately upon the appointment of any further director of the Company an undated, signed letter of resignation from such further director in a form acceptable to the Mortgagee.

4.6	The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Mortgagor to perform its obligations in respect thereof.

4.7	Upon the Mortgagee being satisfied that the Secured Obligations have been unconditionally and irrevocably paid or performed and discharged in full, and following a written request therefor from the Mortgagor, the Mortgagee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Mortgagee in connection therewith, release the security constituted by this Mortgage.

4.8	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Mortgage, the terms of the Intercreditor Agreement shall govern and control.

4.9	Further to the provisions of Clause 4.8 and without limiting the generality thereof, it is acknowledged and agreed that the Mortgagor shall be deemed to have satisfied its obligations under Clause 4.2.1, so long as the First Lien Loan Documents are outstanding and the Intercreditor Agreement is in effect, by having delivered such certificates to the First Lien Agent pursuant to the terms of the First Lien Loan Documents and subject to the Intercreditor Agreement, and the same shall apply to any additional certificates required to be delivered pursuant to Clause 4.3 or otherwise in this Mortgage.

5	Dealings with Mortgaged Property

5.1	The Mortgagor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Mortgaged Property and in an Event of Default, the Mortgagee may if it thinks fit make such payments or discharge such obligations on behalf of the Mortgagor. Any sums so paid by the Mortgagee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

5.2	The Mortgagee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Mortgaged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Mortgaged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Mortgaged Property.

5.3	The Mortgagor hereby authorises the Mortgagee to arrange at any time and from time to time (whether before or after the occurrence of an Event of Default) for the Mortgaged Property or any part thereof to be registered in the name of the Mortgagee’s nominee thereupon to be held, as so registered, subject to the terms of this Mortgage.

5.4	Until the occurrence of an Event of Default or a demand being made for the payment of the Secured Obligations the Mortgagee grants to the Mortgagor the power to exercise all voting and other rights attached or related to the Mortgaged Shares or any of them for all purposes not inconsistent with the terms of the Credit Documents, together with the right to receive and retain all cash dividends paid on or in respect of the Mortgaged Shares or any of them in excess of amounts necessary to pay the Secured Obligations when due, and the Mortgagee shall from time to time execute and deliver to the Mortgagor such proxies, mandates and other documents and take such other actions as the Mortgagor may reasonably require to enable it to exercise the said powers, rights and entitlements.

6	Preservation of Security

6.1	It is hereby agreed and declared that:

6.1.1	the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

6.1.2	the security so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other Security Documents;

6.1.3	the Mortgagee shall not be bound to enforce any other security before enforcing the security created by this Mortgage;

6.1.4	no delay or omission on the part of the Mortgagee in exercising any right, power or remedy under this Mortgage shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Mortgagee may deem expedient; and

6.1.5	any waiver by the Mortgagee of any terms of this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

6.2	Any settlement or discharge under this Mortgage between the Mortgagee and the Mortgagor shall be conditional upon no security or payment to the Mortgagee by the Company or the Mortgagor or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Mortgagor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

6.3	The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Mortgagor, the Mortgagee or any other person:

6.3.1	any time or waiver granted to or composition with the Company or any other person;

6.3.2	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;

6.3.3	any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;

6.3.4	any amendment or supplement to any Credit Document or any other document or instrument;

6.3.5	the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Company or any other person; or

6.3.6	the unenforceability, invalidity or frustration of any obligations of the Company or any other person under any Credit Document or any other document or instrument.

6.4

Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Mortgagee of its rights under, or the security constituted by, this Mortgage or by virtue of any relationship between or transaction involving, the Mortgagor and the Company (whether such relationship or transaction shall constitute the Mortgagor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Mortgage):

6.4.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Mortgagee or any person;

6.4.2	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

6.4.3	exercise any right of set-off or counterclaim against the Company or any such co-surety;

6.4.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

6.4.5	unless so directed by the Mortgagee (when the Mortgagor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Mortgagee.

The Mortgagor shall hold in trust for the Mortgagee and forthwith pay or transfer (as appropriate) to the Mortgagee any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

6.5	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagee may at any time keep in a separate account (without liability to pay interest thereon) in the name of the Mortgagee for as long as it may think fit, any moneys received, recovered or realised under this Mortgage or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

7	Enforcement of Security

7.1	Upon the occurrence of an Event of Default or a demand being made for the payment of the Secured Obligations the security hereby constituted shall become immediately enforceable and the power of sale and other powers conferred by Section 30 of the Act as varied or amended by this Mortgage shall be immediately exercisable upon and at any time thereafter and without prejudice to the generality of the foregoing the Mortgagee without further notice to the Mortgagor:

7.1.1	may solely and exclusively exercise all voting and/or consensual powers pertaining to the Mortgaged Property or any part thereof and may exercise such powers in such manner as the Mortgagee may think fit; and/or

7.1.2

may receive and retain all dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof, such dividends, interest or other moneys or assets to be held by the Mortgagee, until applied in the manner described in clause 7.5, as additional security mortgaged under and subject to the terms of this Mortgage and any such dividends, interest or other moneys or assets received by the Mortgagor after such time shall be held in trust by the Mortgagor for the Mortgagee and paid or transferred to the Mortgagee on demand; and/or

7.1.3	may sell, transfer, grant options over or otherwise dispose of the Mortgaged Property or any part thereof at such place and in such manner and at such price or prices as the Mortgagee may deem fit, and thereupon the Mortgagee shall have the right to deliver, assign and transfer in connection therewith the Mortgaged Property so sold, transferred, granted options over or otherwise disposed of.

7.1.4	may revoke any proxies, mandates and other documents executed and delivered pursuant to clause 5.4; and/or

7.1.5	may remove the then existing directors and officers (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Mortgage.

7.2	The Mortgagor hereby waives the entitlement conferred by Section 29 of the Act (to the extent applicable) and agrees that Section 31 of that Act (to the extent applicable) shall not apply to the security created by this Mortgage. For the avoidance of doubt, the powers of the Mortgagee by virtue of this Mortgage shall not be limited to those specified in Section 30 of the Act. For the purpose of all powers conferred by statute, the Secured Obligations shall be deemed to have become due and payable on the date hereof.

7.3	The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action to collect any moneys assigned by this Mortgage or to enforce any rights or benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

7.4	Upon any sale of the Mortgaged Property or any part thereof by the Mortgagee the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has become exercisable in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee, and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.5	All moneys received by the Mortgagee pursuant to this Mortgage shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, mortgages or other moneys whatsoever as may have been paid or incurred by the Mortgagee in exercising any of the powers specified or otherwise referred to in this Mortgage and the balance shall be applied in accordance with the provisions of the Intercreditor Agreement.

7.6	Neither the Mortgagee nor its agents, managers, officers, employees, delegates and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of gross negligence or dishonesty.

8	Further Assurances

The Mortgagor shall execute and do all such assurances, acts and things as the Mortgagee, acting reasonably, may require for:

8.1	perfecting, protecting or ensuring the priority of the security hereby created (or intended to be created);

8.2	preserving or protecting any of the rights of the Mortgagee under this Mortgage;

8.3	ensuring that the security constituted by this Mortgage and the covenants and obligations of the Mortgagor under this Mortgage shall enure to the benefit of any assignee of the Mortgagee;

8.4	facilitating the appropriation or realisation of the Mortgaged Property or any part thereof; or

8.5	the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage,

in any such case, forthwith upon reasonable demand by the Mortgagee and at the expense of the Mortgagor.

9	Indemnities

9.1	The Mortgagor will indemnify and save harmless the Mortgagee, each Finance Party and each agent or attorney appointed under or pursuant to this Mortgage from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and Mortgages suffered, incurred or made by the Mortgagee, a Finance Party or such agent or attorney:

9.1.1	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Mortgage or a Credit Document;

9.1.2	in the preservation or enforcement of the Mortgagee’s rights under a Credit Document, this Mortgage or the priority thereof; or

9.1.3	on the release of any part of the Mortgaged Property from the security created by this Mortgage,

and the Mortgagee or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Mortgage. All amounts recoverable by the Mortgagee or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

9.2

If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Mortgagor or the bankruptcy or liquidation of the Mortgagor or for any other reason any payment under or in connection with this Mortgage is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Mortgage (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Mortgagee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Mortgage, the Mortgagor, as a separate and independent obligation, shall indemnify and hold harmless the Mortgagee against the amount of such shortfall. For the purposes of this clause 9.2, “rate of exchange” means the rate at which the Mortgagee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

10	Power of Attorney

The Mortgagor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Mortgagee and the persons deriving title under it jointly and also severally to be its attorney to execute and complete in favour of the Mortgagee or its nominees or of any purchaser any documents which the Mortgagee may from time to time require for perfecting its title to or for vesting any of the assets and property hereby Mortgaged or assigned in the Mortgagee or its nominees or in any purchaser and to give effectual discharges for payments, to take and institute on non-payment (if the Mortgagee in its sole discretion so decides) all steps and proceedings in the name of the Mortgagor or of the Mortgagee for the recovery of such moneys, property and assets hereby mortgaged and to agree accounts and make allowances and give time or other indulgence to any surety or other person liable and otherwise generally for it and in its name and on its behalf and as its act and deed or otherwise to execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, mortgages, authorities and documents over the moneys, property and assets hereby mortgaged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in clause 8) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid. The power hereby conferred shall be a general power of attorney and the Mortgagor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

11	Expenses

11.1	The Mortgagor shall pay to the Mortgagee on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Mortgagee or for which the Mortgagee may become liable in connection with:

11.1.1	the negotiation, preparation and execution of this Mortgage;

11.1.2	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Mortgage or the priority hereof;

11.1.3	any variation of, or amendment or supplement to, any of the terms of this Mortgage; and/or

11.1.4	any consent or waiver required from the Mortgagee in relation to this Mortgage,

and in any case referred to in clauses 11.1.3 and 11.1.4 regardless of whether the same is actually implemented, completed or granted, as the case may be.

11.2	The Mortgagor shall pay promptly all stamp, documentary and other like duties and taxes to which this Mortgage may be subject or give rise and shall indemnify the Mortgagee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Mortgagor to pay any such duties or taxes.

12	Notices

Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party in question as set out below (or such other address as such Party shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five Business Days after despatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

Mortgagor

Name:	Stratus Technologies Bermuda Holdings Ltd.

Address:	Milner House 18 Parliament Street Hamilton HM 12, Bermuda

Fax:	+1 441 292 7880

Mortgagee:

Name:	Deutsche Bank Trust Company Americas

Attention:	Everardus (Joe) Rozing

Address:	60 Wall Street New York, New York United States of America, 10005

Fax:	212 797 0403

13	Assignments

13.1	This Mortgage shall be binding upon and shall inure to the benefit of the Mortgagor and the Mortgagee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Mortgage to any of them shall be construed accordingly.

13.2	The Mortgagor may not assign or transfer all or any part of its rights and/or obligations under this Mortgage.

13.3	The Mortgagee may assign or transfer all or any part of its rights or obligations under this Mortgage to any assignee or transferee without the consent of the Mortgagor. The Mortgagee shall notify the Mortgagor promptly following any such assignment or transfer.

14	Miscellaneous

14.1	The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Mortgaged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Mortgagee may think fit. The Mortgagee shall not be in any way liable or responsible to the Mortgagor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Mortgagee has acted reasonably in selecting such delegate.

14.2	If any of the clauses, conditions, covenants or restrictions of this Mortgage or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

14.3	This Mortgage (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.

14.4	The headings in this Mortgage are inserted for convenience only and shall not affect the construction of this Mortgage.

14.5	This Mortgage may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

15	Law and Jurisdiction

This Mortgage shall be governed by and construed in accordance with the laws of Bermuda and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda, provided that nothing in this Clause shall affect the right of the Mortgagee to serve process in any manner permitted by law or limit the right of the Mortgagee to take proceedings with respect to this Mortgage against the Mortgagor in any jurisdiction nor shall the taking of proceedings with respect to this Mortgage in any jurisdiction preclude the Mortgagee from taking proceedings with respect to this Mortgage in any other jurisdiction, whether concurrently or not.

IN WITNESS whereof the parties hereto have caused this Mortgage to be duly executed as a Deed the day and year first before written.

The Common Seal of the Mortgagor was hereunto affixed in the presence of:	) ) ) ) ) )

Director

Secretary

Executed by the Mortgagee by its duly authorised signatory	) ) ) )

Authorised Signatory

Before
Notary Public

EXHIBIT C-5

TO THE

FIRST AMENDED AND RESTATED

SECOND LIEN CREDIT AGREEMENT

FORM OF

SECOND LIEN BERMUDA NEWCO GUARANTY

SECOND LIEN BERMUDA NEWCO GUARANTY, dated as of August 28, 2006, made by STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD. (the “Guarantor”), in favor of DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the “Administrative Agent”) for the several lenders (the “Lenders”) from time to time parties to the Credit Agreement (as hereafter defined).

W I T N E S S E T H:

WHEREAS, Stratus Technologies, Inc., a Delaware corporation (the “U.S. Borrower”) and Stratus Technologies Bermuda LTD., (the “Bermuda Borrower” and together with the U.S. Borrower, the “Borrowers”), are party to a Second Lien Credit Agreement, dated as of March 29, 2006, (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, Stratus Technologies International, S.a.r.l., a company organized under the laws of Luxembourg (“HubCo”). the Lenders, Goldman Sachs Credit Partners L.P. (“GSCP”) and Deutsche Bank Securities, Inc. as joint lead arrangers and joint bookrunners, GSCP as syndication agent and the Administrative Agent.

WHEREAS, pursuant to the terms of the Credit Agreement, the Lenders severally agreed to make certain extensions of credit to the Borrowers;

WHEREAS, the Credit Agreement contemplates that a corporate restructuring may take place pursuant to which Hubco and its parent, Stratus Technologies Group, S.A., would be replaced by the Guarantor as a new holding company which would directly or indirectly own all of the issued and outstanding Capital Stock of the Borrowers;

WHEREAS, pursuant to Section 7.11 of the Credit Agreement, in connection with, and as a condition to, such a corporate restructuring the Guarantor must, among other things, guaranty the Borrowers’ Obligations under the Credit Documents;

WHEREAS, the Guarantor owns directly or indirectly all of the issued and outstanding Capital Stock of the Borrowers;

WHEREAS, the Guarantor will derive substantial direct and indirect benefit from the continuance of the Credit Agreement and the extensions of credit thereunder;

WHEREAS, among other things, the terms of the Credit Agreement contemplate and permit under certain defined circumstances the sale or disposition of the Capital Stock of, or all or substantially all of the assets of, the Borrowers or a parent of the Borrowers in a Qualifying Disposition; and

WHEREAS, it is the expressed intent of each Guarantor that any obligations incurred or guaranteed by such Guarantor and any covenants or representations entered into or made by such Guarantor hereunder shall survive the liquidation, merger, disposition, sale or any other transaction affecting such Guarantor effected in connection with a Qualifying Disposition and this Guaranty shall be binding and enforceable against any entity that is a surviving entity of any such transaction or assumes the obligations of any Borrower or Guarantor in accordance with this Guaranty and the other Credit Documents except as otherwise expressly provided in the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and to comply with Section 7.11 of the Credit Agreement and to induce the Lenders to continue their respective extensions of credit to the Borrowers under the Credit Agreement, the Guarantor hereby agrees with and for the benefit of the Administrative Agent and the Lenders as follows:

1. Defined Terms. As used in this Guaranty, terms defined in the Credit Agreement or in the preamble or recitals hereto are used herein as therein defined.

2. Guaranty. (a) (i) the Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and the Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, the Issuing Lender or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty.

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of the Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by the Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) The Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing this Guaranty or affecting the rights of the Administrative Agent or any Lender hereunder.

(d) No payment or payments made by any of the Borrowers, any other Guarantor (as such term is defined in the Credit Agreement and when used hereinafter, “Other Guarantor”) or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower any Other Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of the Guarantor hereunder until the Obligations are paid in full, the Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been cash collateralized so that it is fully secured to the satisfaction of the Administrative Agent.

(e) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guaranty for such purpose.

3. Right of Set-off. Upon: (i) the filing of a petition under any of the provisions of the Bankruptcy Code or amendments thereto, by or against; (ii) the making of an assignment for the benefit of creditors by; (iii) the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; (iv) the issuance of any execution against any substantial portion of the property of; (v) the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or (vi) the issuance of a warrant of attachment against any substantial portion of the property of, the Borrowers, the Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to the Guarantor or any Other Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Guarantor to such Lender hereunder or under the Credit Agreement, the Notes, or the other Credit Documents, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify the Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

4. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrowers or any Other Guarantor or any collateral security or guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from any Other Guarantor (including the Borrowers) in respect of payments made by the Guarantor hereunder, and any such rights of subrogation and reimbursement of the Guarantor are hereby waived until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations are paid in full, the Commitments are terminated and either no Letters of Credit are outstanding or each outstanding Letter of Credit has been cash collateralized so that it is fully secured to the satisfaction of the Administrative Agent.

5. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, the Issuing Lender or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Lender or any Lender and the Credit Agreement, the Notes, the other Credit Documents, any Letter of Credit, any Swap Agreement and any other collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent, the Issuing Lender and/or any Lender or Lender Counterparty may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any Other Guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any such Other Guarantor or any release of any such Other Guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations guaranteed by the Guarantor, and notice of or proof of reliance by the Administrative Agent, the Issuing Lender or any Lender upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Borrowers or any of the Other Guarantors and the Administrative Agent, the Issuing Lender or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Other Guarantors with respect to the Obligations guaranteed by the Guarantor. The Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, the Notes, any other Credit Document, the Letters of Credit, any Swap Agreements, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Issuing Lender or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers, any of the Other Guarantors or any other Person against the Administrative Agent, the Issuing Lender or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such Other Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of the Guarantor, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and/or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrowers or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guaranty shall have been satisfied by payment in full, either no Letters of Credit are outstanding or each outstanding Letter of Credit has been cash collateralized so that it is fully secured to the satisfaction of the Administrative Agent and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

7. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers, the Guarantor or of any Other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers, the Guarantor or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. The Guarantor hereby guarantees that payments hereunder will be paid in Dollars to the Administrative Agent without set-off or counterclaim at the office of the Administrative Agent located at 30 Hudson Street, 17th Floor Jersey City, NJ 07302, or at such other office as the Administrative Agent may notify to the Guarantor in accordance with Section 15.

9. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) it is an entity duly organized and validly existing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own its property and to conduct the business in which it is currently engaged, except to the extent that failure to have such power, authority or right could not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Guarantor and its Subsidiaries, taken as a whole;

(b) it is duly qualified as a foreign corporation and in good standing (to the extent that such concept is applicable in the applicable jurisdiction) under the laws of each jurisdiction where its ownership of property or the nature of its business requires such qualification and is in compliance with all Requirements of Law except to the extent that the failure to be so qualified or to comply therewith could not reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of the Guarantor and its Subsidiaries taken as a whole;

(c) it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty and the other Credit Documents to which the Guarantor is a party and to grant the Liens granted by it pursuant to the other Credit Documents to which the Guarantor is a party, and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty and the other Credit Documents to which the Guarantor is a party and to grant the Liens granted by it pursuant to the other Credit Documents to which it is a party;

(d) no consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority), is required in connection with the execution, delivery, performance, validity or enforceability (in accordance with its terms in the United States) by or against the Guarantor of this Guaranty and the other Credit Documents to which the Guarantor is a party other than (i) consents that have been obtained or as to which the failure to obtain would not reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of the Guarantor and its Subsidiaries taken as a whole and (ii) filings in connection with the perfection of Liens;

(e) this Guaranty and the other Credit Documents to which the Guarantor is a party have been duly executed and delivered on behalf of the Guarantor and each of this Guaranty and the other Credit Documents to which the Guarantor is a party constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(f) the execution, delivery and performance of this Guaranty and the other Credit Documents to which the Guarantor is a party do not and will not (i) violate any Requirement of Law or any Contractual Obligation applicable to or binding upon the Guarantor or any of its properties or assets, in any manner which, individually or in the aggregate, (A) would have a material adverse effect on the ability of the Guarantor and its Subsidiaries taken as a whole to perform their obligations under the Credit Documents, (B) would give rise to any liability on the part of the Administrative Agent or any Lender, or (C) would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Guarantor and its Subsidiaries taken as a whole or (ii) result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and Liens permitted pursuant to subsection 8.2 of the Credit Agreement;

(g) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened as of the Closing Date, by or against the Guarantor or against any of its properties or revenues in which there is a probability of an adverse determination and which is reasonably likely, if adversely decided, to have a material adverse effect on the business, operations, property or financial condition of the Guarantor and its Subsidiaries taken as a whole;

(h) the Guarantor has filed or caused to be filed all material tax returns, which, to the knowledge of the Guarantor, are required to be filed by it, and has paid all taxes due on said returns or on any assessments made against it (other than (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books and (ii) those which, individually or in the aggregate, are not material to the Grantor and its Subsidiaries taken as a whole); and

(i) the Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on each Borrowing Date occurring on or after the date hereof under the Credit Agreement on and as of such Borrowing Date as though made hereunder on and as of such Borrowing Date.

10. [Reserved].

11. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13. No Waiver; Cumulative Remedies. Neither the Administrative Agent, the Issuing Lender nor any Lender shall by any act (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default under any Credit Document or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guaranty represents the entire agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guaranty may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. THIS GUARANTEE SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15. Notices. All notices, requests and demands to or upon the Guarantor or the Administrative Agent or any Lender to be effective shall be in writing or by telecopy or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, three days after deposit in the postal system, first class postage pre-paid, or, in the case of telecopy notice, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed to a party at the address provided for such party in the Credit Agreement or Schedule I hereto, as the case may be, or to such other address as may be hereafter notified to the parties hereto.

16. Counterparts. This Guaranty may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17. Authority of Administrative Agent. The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guaranty with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

18. [Reserved].

19. Submission to Jurisdiction; Waivers. (a) The Guarantor hereby irrevocably and unconditionally:

(1) submits for itself and its property in any legal action or proceeding relating to this Guaranty or any other Credit Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(2) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(3) agrees that service of process in any such action or proceeding may be affected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Guarantor at its address set forth on Schedule I hereto or at such other address of which the Administrative Agent shall have been notified pursuant to Section 15; and

(4) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in other jurisdiction.

(b) THE GUARANTOR AND THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND THE LENDERS, HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

20. Passive Holding Company Status. The Guarantor agrees that it shall be an Event of Default hereunder and under the Credit Agreement if the Guarantor engages in any activities other than those activities incidental to its ownership of the Capital Stock of the Credit Parties that are directly owned by it and the issuance of Permitted Holdings Subordinated Debt and permitted refinancings thereof, or incurs, creates or assumes any Indebtedness other than the Permitted Holdings Subordinated Debt and permitted refinancings thereof, the obligations pursuant to the Credit Documents to which it is a party, nonconsensual obligations imposed by operation of law and any other Indebtedness incidental to its ownership of the Capital Stock of the Credit Parties.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

By:
Name:
Title:

The common seal of Stratus Technologies Bermuda Holdings Ltd. was affixed hereto in the presence of:

(director)

(secretary)

Accepted and agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

SCHEDULE I to

Guaranty

Address of Guarantor

Stratus Technologies Bermuda Holdings Ltd.

c/o Hollis & Co.

Reid Hall, 3 Reid Street

Hamilton HM11, Bermuda

Tel: 011-441-295-2208

Fax: 011-441-295-3404

Attention: Lorianne Gilbert

Telecopy: 011-441-295-3404

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Janet Vance, Esq.

Telecopy: (212) 351-4035

EXHIBIT D

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF

SUBSECTION 4.11(d)(2) CERTIFICATE

Reference is hereby made to the Second Lien Credit Agreement, dated as of March 29, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd., Stratus Technologies International, S.à r.1., the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent, Deutsche Bank Trust Company Americas, as administrative agent, and GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners. Pursuant to the provisions of Section 4.11(d)(2) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Title:

Date:

EXHIBIT E

TO THE

SECOND LIEN CREDIT AGREEMENT

[Letterhead of Gibson, Dunn & Crutcher LLP]

March 29, 2006

Direct Dial	Client No.
(212)351-4000	89298-00019
Fax No.	.
(212)351-4035

Deutsche Bank Trust Company Americas,

as Administrative Agent

and the Lenders listed on Schedule I hereto

Re:	Second Lien Credit Agreement, dated March 29, 2006 (the “Credit Agreement”), among Stratus Technologies, Inc., a Delaware corporation (the “U.S. Borrower”), and Stratus Technologies Bermuda Ltd., a company organized under the laws of Bermuda (the “Bermuda Borrower” and, together with the U.S. Borrower, the “Borrowers”), Stratus Technologies International S.k r.l., a company organized under the laws of Luxembourg (“Hubco”), the several lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities, Inc., as Joint Lead Arrangers and Joint Bookrunners, Goldman Sachs Credit Partners L.P., as Syndication Agent, and Deutsche Bank Trust Company Americas, as Administrative Agent (in such capacity, the “ Agent” and, together with the Lenders, the “Lender Parties”).

Ladies and Gentlemen:

We have acted as counsel to the Borrowers, Hubco, Cemprus Technologies, Inc., a Delaware corporation (“ Cemprus Technologies”), Cemprus, LLC, a Delaware limited liability company (“Cemprus, LLC”), and the direct and indirect subsidiaries of Hubco listed on Schedule II hereto (the “Foreign Subsidiaries”) in connection with the preparation of:

(i) the Credit Agreement;

(ii) the Second Lien Guaranty dated as of March 29, 2006 (the “Guaranty”) executed by the Borrowers, Cemprus Technologies, Cemprus, LLC, Hubco and the Foreign Subsidiaries (each an “Obligor” and collectively, the “Obligors”);

(iii) the Second Lien Collateral Agreement dated as of March 29, 2006 (the “Collateral Agreement”) by and among the Obligors and the Agent;

(iv) the Intercreditor Agreement dated as of March 29, 2006 (the “Intercreditor Agreement”) among the Agent, the Borrowers and the administrative agent under the First Lien Credit Agreement (the “First Lien Agent”);

(v) the Patent Security Agreement, dated as of March 29, 2006 (the “Patent Security Agreement”), between the Bermuda Borrower and the Agent;

(vi) the Trademark Security Agreement, dated as of March 29, 2006 (the “Trademark Security Agreement”), between the Bermuda Borrower and the Agent; and

(vii) the financing statements on Form UCC1 naming the Obligors as debtors to be filed in the governmental offices specified on Schedule V hereto (each, a “Financing Statement”).

Each capitalized term used and not defined herein has the meaning assigned to that term in the Credit Agreement. The Collateral Agreement, the Patent Security Agreement and the Trademark Security Agreement are collectively referred to herein as the “Collateral Documents.” The Credit Agreement, the Collateral Documents, the Guaranty and the Intercreditor Agreement are collectively referred to herein as the “Financing Documents.” “Specified Obligors” means the U.S. Borrower, Cemprus Technologies and Cemprus, LLC. Each relevant Obligor’s right, title and interest in the personal property and fixtures collateral described in the Collateral Agreement is referred to herein collectively as the “UCC Collateral.” The Uniform Commercial Code as enacted and in effect in the State of New York is referred to herein as the “NYUCC.” The versions of the Uniform Commercial Code enacted and in effect in the State of Delaware and the District of Columbia (the “Other Jurisdictions”) are referred to herein as the “Other UCCs.” The State of New York and the Other Jurisdictions are referred to herein as the “Perfection Jurisdictions,” and the NYUCC and the Other UCCs are each referred to herein as a “UCC.” All references to sections or other subparts of the NYUCC include references to the equivalent provisions of the Other UCCs, unless the context otherwise requires. All terms defined in a UCC are used herein as defined therein.

We have assumed without independent investigation that:

a)	Each of the Obligors (other than the Specified Obligors) is duly organized and validly existing under the laws of its respective jurisdiction of organization;

b)	The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents signed on behalf of the Specified Obligors) were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

c)	Each party to the Financing Documents (other than the Specified Obligors) has all requisite power and authority to execute, deliver and perform its obligations under each of the Financing Documents to which it is a party, the execution and delivery of such Financing Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate any law, regulation, order, judgment or decree applicable to such party* and such Financing Documents have been duly executed and delivered by each such party;

d)	Each Financing Document constitutes a legal, valid and binding obligation of each party thereto (other than the Obligors), enforceable against it in accordance with its respective terms;

e)

There are no agreements or understandings between or among any of the parties to the Financing Documents or third parties that would expand, modify or otherwise affect the terms of the Financing Documents or the respective rights or obligations of the parties thereunder or that would modify, release, terminate, subordinate or delay the attachment of the security interest and liens granted thereunder;

f)	To the extent that the ability of the Agent to enforce remedies under the Financing Documents in respect of UCC Collateral comprised of inventory may be affected thereby, each Obligor is in compliance with the Fair Labor Standards Act (see Citicorp Industrial Credit, Inc. v. Brock, 483 U.S. 27, 107 S.Ct. 2694 (1987)); and

g)	Each Obligor has, and will have at all times relevant to this opinion, rights in the UCC Collateral granted by it within the meaning of Section 9-203(b)(2) of the NYUCC.

In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Obligors in the Financing Documents, certificates of officers of the Obligors copies of which are attached hereto (collectively, the “Officers’ Certificate”), incumbency certificates or certificates obtained from public officials and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Each Specified Obligor is a validly existing corporation or limited liability company in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power to execute, deliver and perform its obligations under the Financing Documents to which it is a party.

2. The execution and delivery by each Specified Obligor of the Financing Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action. Each Financing Document has been duly-executed and delivered by each Specified Obligor party thereto.

3. Each Financing Document constitutes a legal, valid and binding obligation of each Obligor party thereto, enforceable against it in accordance with its terms.

4. The execution, delivery and performance by any Obligor of the Financing Documents to which it is a party, do not and will not violate (A) the charter or bylaws or similar governing documents of any such Obligor that is a Specified Obligor, or (B) based solely upon review of the orders, judgments or decrees identified to us in the Officers’ Certificate as constituting all orders, judgments or decrees binding on such Obligor, which are listed on Schedule III hereto (each, a “Governmental Order”), any Governmental Order.

5. The execution, delivery and performance by any Obligor of the Financing Documents to which it is a party do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of New York or the United States of America under, any law or regulation of the State of New York or the United States of America applicable to such Obligor that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Financing Documents, or the Delaware General Corporation Law or the Delaware Limited Liability Company Act, as applicable, except for filings required for the perfection of Liens and such filings or approvals that, if not made or obtained, would not have a material adverse effect on the Obligors taken as a whole or on their ability to perform their obligations under the Financing Documents and would not expose any Lender to liability.

6. No Obligor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7. Each Obligor has granted a valid security interest in favor of the Agent in such Obligor’s interest in the UCC Collateral described in the Collateral Agreement, securing the performance of the obligations purported to be secured thereby, to the extent a security interest can be created therein under Article 9 of the NYUCC. Upon the filing of the Financing Statements with the respective governmental offices specified on Schedule V hereto, such security interest in the UCC Collateral of each Obligor will be perfected to the extent security interests therein can be perfected by the filing of a UCC1 financing statement under Article 9 of the UCC of the Perfection Jurisdictions specified on Schedule V.

8. Assuming delivery to the First Lien Agent in the State of New York of certificates representing the shares of capital stock listed on Schedule IV hereto in accordance with the provisions of the Collateral Agreement (the “Pledged Shares”), the security interest of the Agent, for the benefit of the Lender Parties, in the Pledged Shares will be perfected.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraphs 1,2,4(A) and 5 above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and, to the limited extent set forth below, the Other UCCs. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act as presently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 1, 2,4(A) and 5. We have further assumed without independent investigation that the operating agreement of Cemprus, LLC constitutes a legal, valid and binding obligation of each party thereto, enforceable against it in accordance with its terms. We have not obtained opinions of counsel engaged in practice in the Other Jurisdictions with respect to the perfection of the security interest in the UCC Collateral. We have, however, examined the applicable provisions of the Other UCCs as currently in effect, as those provisions appear in the Uniform Commercial Code Reporting Service, Section Two State UCC Variations Binder, published by West Group (updated as of December 2005) (the “UCC Reporting Service”), and our opinions in paragraph 7 above, to the extent such opinions involve conclusions as to the perfection of such security interest under the laws of the Other Jurisdictions, are based solely on such review. This opinion is limited to the effect of the present state (or, to the extent relating to the Other UCCs, the state of such laws as reflected in the UCC Reporting Service) of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the Other Jurisdictions and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws (or reflected in updates of the UCC Reporting Service after December 2005) or the interpretations thereof or such facts. Except as expressly set forth in paragraph 6 above, we express no opinion regarding the Securities Act of 1933, as amended (the “Securities Act”), or any other federal or state securities laws or regulations.

B. Our opinions set forth in paragraphs 3 and 7 are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver (whether or not stated as such) under the Financing Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) any waiver (whether or not stated as such) contained in the Financing Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity;(iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provision in any Financing Document waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal Court; (vi) the effect on the enforceability of the Guaranty against, or on the ability of a secured party to realize upon collateral security pledged or granted by, any Obligor of any facts or circumstances occurring after the date hereof that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by such Obligor; (vii) any provision purporting to establish evidentiary standards; (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others; or (ix) the availability of damages or other remedies not specified in the Financing Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses).

D. We express no opinion as to (i) any waivers or variations of rights of a debtor, including a guarantor, or duties of a secured party under provisions referred to in Section 9-602 of the NYUCC or (ii) any provision in the Collateral Documents (A) that may be deemed to permit the Agent or any other person to sell or otherwise foreclose upon any UCC Collateral, or to apply the proceeds thereof, except in compliance with the NYUCC, applicable laws of the United States and other applicable state and local laws, or (B) that may be deemed to impose on the Agent standards for the care of the UCC, Collateral in the possession or control of the Agent that would violate Section 9-207 or 9-208 of the NYUCC or to render such standards inapplicable. Without limitation of clause (ii)(A), we express no opinion with respect to any provision to the extent that it authorizes the Lender Parties to purchase UCC Collateral at a private sale, if such Collateral is neither customarily sold in a recognized market nor the subject of widely distributed standard price quotations. We call to your attention that Sections 9-611, 9-612 and 9-613 of the NYUCC include requirements for notice in connection with a private sale or other disposition of UCC Collateral as well as a public sale, unless the UCC Collateral is perishable or threatens to decline speedily in value or is a type customarily sold in a recognized market.

E. Our opinion is subject to the effect of Section 552 of the United States Bankruptcy Code (limiting security interests in property acquired after the commencement of a case under the United States Bankruptcy Code). We call to your attention that under the provisions of the NYUCC certain third parties, such as buyers and lessees of goods in the ordinary course of business, licensees of general intangibles (including software) in the ordinary course of business, holders in due course of negotiable instruments, protected purchasers of securities or certain purchasers of security entitlements or financial assets, could acquire an interest in the UCC Collateral free of the security interests of the Lender Parties, even though such security interests are perfected.

F. We express no opinion with respect to (i) the existence, non-existence or value of any UCC Collateral, (ii) any part of the UCC Collateral that is or may be such that a security interest therein is not covered by Article 9 of the NYUCC by virtue of Section 9-109,(iii) the perfection of the security interests in any portion of the UCC Collateral, including deposit accounts, goods covered by a certificate of title (such as automobiles), patents, trademarks, copyrights, letter-of-credit rights and money, to the extent that filing of a financing statement is not or may not be sufficient to perfect a security interest therein (whether as a result of requirements for control or possession of such collateral, the applicability of preemptive United States laws or of certificate of title statutes or otherwise) and (iv) the law governing perfection of the security interests by filing under Section 9-301 of the UCC. Without limitation of clause (ii) or (iii) above, we express no opinion with respect to the perfection or enforcement of any security interest in accounts that are obligations of the Federal government, any agency or department thereof or any state or local government or any agency or political subdivision thereof, to the extent that any applicable laws require any actions in addition to the filing of financing statements under the UCC of the relevant Perfection Jurisdictions. We further express no opinion as to transfers of interests or rights in patents, trademarks or copyrights in connection with exercise of remedies against UCC Collateral under the Collateral Documents.

G. We express no opinion with respect to (i) the adequacy or accuracy of the descriptions of the UCC Collateral contained in the Collateral Documents, in the Financing Statements or in any document prepared in connection therewith, except for the legal adequacy of descriptions of UCC Collateral to the extent that such descriptions consist of the collateral types defined in the NYUCC (other than commercial tort claims), (ii) the enforceability or perfection of any security interest in the proceeds of any UCC Collateral other than pursuant to Section 9-315 of the UCC of the relevant Perfection Jurisdictions, (iii) any security interest in consumer goods or commercial tort claims or (iv) perfection (or the law governing perfection) of any security interest in timber to be cut or as-extracted collateral (including oil, gas and other minerals).

H. We express no opinion with respect to the priority (and therefore no opinion as to the respective rights of any creditor, encumbrancer or other third party as against the rights of the Lender Parties) of any security interest in the UCC Collateral.

I. Perfection of the security interests generally will be terminated under the circumstances described in Sections 9-316,
9-507, 9-508 and 9-515 of the NYUCC, unless appropriate action is taken as provided therein. Without limitation, (i) all the financing statements filed must be continued at prescribed intervals by the timely filing of continuation statements and (ii) a new or amended financing statement may be required to be filed to retain any perfected security interest in the event any Obligor changes its name, identity or location (as determined under the NYUCC).

J. Our opinions set forth in paragraphs 3 and 7 are subject to, in the ease of the Collateral Agreement, the following qualifications: (i) the Agent may not be entitled to vote the Pledged Shares or to receive dividends or other distributions directly from the issuer thereof prior to becoming the record holder of the Pledged Shares; (ii) none of the Pledged Shares or any interest therein may be sold or further transferred by the Agent without registration under the Securities Act, except pursuant to an exemption from registration contained in such Act, and qualification or exemption from qualification under any applicable State securities or Blue Sky laws; and (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 may be required prior to the exercise of any remedies thereunder.

K. We express no opinion with respect to the effects of the laws of any foreign jurisdiction on the (i) legality, validity, binding nature of the obligations under or the enforceability of any of the Financing Documents or (ii) remedies or rights of the Agent in respect of Collateral comprising property of or equity interests issued by an entity organized under the laws of any foreign jurisdiction. We call to your attention that under the provisions of applicable foreign law, third parties may obtain a security interest in the Pledged Shares that is prior to the security interest of the Lender Parties in the Pledged Shares.

L. For purposes of our opinion in paragraph 8, we have assumed without independent investigation that (i) the Pledged Shares are securities within the meaning of Section 8-102(15) of the NYUCC, (ii) the certificates representing the Pledged Shares are indorsed to the First Lien Agent for itself and for the benefit of the Agent or in blank by an effective indorsement (as such term is defined in the NYUCC), (iii) the First Lien Agent does, and will at all times hereafter, maintain possession of the certificates representing the Pledged Shares in the State of New York and will not deliver (as such term is defined in the NYUCC) the Pledged Shares to any third person and (iv) the First Lien Agent will receive and hold the Pledged Shares for the benefit of the Agent in accordance with Section 5.4 of the Intercreditor Agreement.

M. We call to your attention that the Company owns equity interests in foreign subsidiaries, certain of which equity interests are not certificated and, accordingly, are not included within the definition of the term “Pledged Shares”. Therefore, neither the perfection of any security interest in such uncertificated securities nor the priority of any such security interest is within the scope of the opinions set forth herein.

N. We call to your attention that security interests in certain collateral including the portion of the Pledged Shares that represents stock of certain foreign subsidiaries of Hubco have been granted in accordance with the laws of the foreign jurisdiction in which such subsidiaries are organized, and we express no opinion as to the effect of conflict of laws rules upon the attachment, perfection, priority, validity or enforceability of such security interests.

O. We express no opinion as to the applicability to, or the effect of noncompliance by, any Lender Party with any state or federal laws applicable to the transactions contemplated by the Financing Documents because of the nature of the business of such Lender Party.

This opinion is rendered to the Lender Parties in connection with the Financing Documents and may not be relied upon by any person other than the Lender Parties or by the Lender Parties in any other context. The Lender Parties may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lender Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Lender Party is a party arising out of the transactions contemplated by the Financing Documents, or (v) to the permitted proposed assignee of or participant in the interest of any Lender Party under the Financing Documents. This opinion may not be quoted without the prior written consent of this Firm.

Very truly yours,

SCHEDULE I – LENDERS

SCHEDULE II – FOREIGN SUBSIDIARIES

SCHEDULE III – GOVERNMENTAL ORDERS

SCHEDULE IV – PLEDGED STOCK

SCHEDULE V – FINANCING STATEMENTS

EXHIBIT E-1

TO THE

SECOND LIEN CREDIT AGREEMENT

[Letterhead of Mouaimis & Mouaimis]

29 March 2006	G.l18/2006/PM

Deutsche Bank Trust Company Americas (“DBTCA”)

(as Administrative Agent for the Lenders

under the Second Lien Credit Agreement

(as defined below) and Swing Line Lenders)

60 Wall Street

New York, New York 10005

United States of America

Goldman Sachs Credit Partners L.P. (“GSCP”)

(as Syndication Agent)

1 New York Plaza

New York, New York 10004

United States of America

GSCP and Deutsche Bank Securities Inc. (“DBSI”)

as Joint Lead Arrangers and Joint Bookrunners

The Lenders (as defined below)	BY FAX & COURIER

Dear Sirs,

SRA Technologies Cyprus Limited (“the Cyprus Subsidiary”)

1.1	We are qualified to practise law in Cyprus (“the Jurisdiction”) and have acted as your special counsel in the Jurisdiction in connection with the Documents (as defined below).

1.2	Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Second Lien Credit Agreement.

1.3	For the purposes of this opinion we have examined such laws, regulations and decrees in effect in the Jurisdiction and such corporate records, agreements and other documents of the Cyprus Subsidiary as we consider necessary in order to render the opinions hereinafter expressed, including without limitation originals or copies identified to our satisfaction of the following documents: .

(a)	Second Lien Credit Agreement means the second lien credit agreement dated as of March 29, 2006 among U.S. Borrower, the Bermuda Borrower, HubCo, the several lenders from time to time parties thereto (“the Lenders”), GSCP, as syndication agent (“the Syndication Agent”) and DBTCA, as the administrative agent (“the Administrative Agent”) for the Lenders, the Administrative Agent and DBSI as the Lead Arrangers (“the Second Lien Credit Agreement”);

(b)	First Lien Credit Agreement dated as of March 29, 2006 among U.S. Borrower, the Bermuda Borrower, HubCo, the several lenders from time to time parties thereto DBSI, as syndication agent, GSCP, as administrative agent and the administrative agent and the DBSI as the Lead Arrangers (“the First Lien Credit Agreement”);

(c)	Second Lien Guaranty dated as of March 29, 2006 made by the guarantors party thereto (including the Cyprus Subsidiary) in favour of the Administrative Agent for the Lenders (“the Second Lien Guaranty”);

(d)	Second Lien Collateral Agreement dated as of March 29, 2006 made by the guarantors party thereto (including the Cyprus Subsidiary) in favour of the Administrative Agent for the ratable benefit of the Lenders (“the Second Lien Collateral Agreement”);

(e)	Deed of Share Pledge dated as of March 29, 2006 made by HubCo as the registered and beneficial owner of all the issued shares of the Cyprus Subsidiary in favour of GSCP, as administrative agent (“the Share Pledge Administrative Agent”) on behalf of the Administrative Agent and other First Lien Secured Parties (as defined therein) and on behalf of the Second Lien Administrative Agent and the Second Lien Secured Parties (as defined therein) (“the Deed of Share Pledge”);

(f)	the constitutional documents of the Cyprus Subsidiary;

(g)	certified extract of resolutions of the board of directors of the Cyprus Subsidiary dated as of March 29, 2006 authorising the execution and delivery of each of the documents to which the Cyprus Subsidiary is a party.

1.4	Each of the documents referred to above (a) to (f) are collectively referred to as “the Documents”. Each of the documents referred to in items (c), (d) and (e) above are referred to as “the Security Documents”.

1.5	In such examination, we have assumed the due authorization, execution and delivery by the parties thereto (other than the Cyprus Subsidiary) of all the Documents, the genuineness of all signatures, the authenticity of all Documents submitted as originals and the conformity with originals of all Documents submitted as copies thereof.

1.6	We have assumed that the Second Lien Credit Agreement, Second Lien Guaranty and the Second Lien Collateral Agreement are enforceable in accordance with their respective terms under the laws of the State of New York.

1.7	This opinion is given only in respect of the laws of the Jurisdiction in effect as of the date of this opinion. We have not investigated the laws of any jurisdiction other than the laws of Cyprus or any representations made by the parties to the Documents or any matters of fact. We have assumed that any applicable law (other than that of the Jurisdiction) does not effect this opinion which is limited to facts and circumstances known to us and subsisting as of the date hereof.

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1.8	Based and relying on the foregoing, and subject to the qualifications expressed in clause 1.9, and to any matters of fact not disclosed to us, we are of the opinion that:

(a)	The Cyprus Subsidiary has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the Jurisdiction.

(b)	The Cyprus Subsidiary has the corporate power and authority to execute and deliver the Second Lien Guaranty and the Second Lien Collateral Agreement and the Deed of Share Pledge and to perform its obligations thereunder and under the other Security Documents and grant the security interests to be granted by it pursuant to the Second Lien Collateral Agreement and has duly authorized, executed and delivered the Second Lien Guaranty and the Second Lien Collateral Agreement.

(c)	The execution and delivery by the Cyprus Subsidiary of the Second Lien Guaranty, the Second Lien Collateral Agreement and the Deed of Share Pledge, the performance of its obligations thereunder and the granting of the security interests to be granted by it pursuant to the Second Lien Collateral Agreement and the Deed of Share Pledge will not (i) violate any Requirement of Law or Contractual Obligation of the Cyprus Subsidiary or (ii) breach or result in a default under, or result in the creation of any lien upon or security interest in the Cyprus Subsidiary’s properties pursuant to any Requirement of Law or the terms of any Contractual Obligation of the Cyprus Subsidiary.

(d)	No consent, approval, authorization, order, filing, registration or qualification of or with any or any governmental agency or body in the Jurisdiction is required for the execution and delivery by the Cyprus Subsidiary of the Second Lien Guaranty and the Second Lien Collateral Agreement or the performance by the Cyprus Subsidiary of any payment obligations under the Security Documents or the granting of any security interests under the Second Lien Collateral Agreement and the Deed of Share Pledge.

(e)	Each of the Security Documents constitutes the valid and legally binding obligation of the Cyprus Subsidiary, enforceable against the Cyprus Subsidiary in accordance with their respective terms.

(f)	All of the outstanding Shares of the Capital Stock of the Cyprus Subsidiary are owned legally and beneficially by HubCo.

(g)	There are no outstanding warrants with respect to or options to purchase any shares of Capital Stock of the Cyprus Subsidiary. There are no interests, participations or other equivalents (however designated) of Capital Stock of the Cyprus Subsidiary.

(h)	To our knowledge there is no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, now pending, to which the Cyprus Subsidiary is a party or to which the business, assets or property of the Cyprus Subsidiary is subject and no such action, suit or proceeding is threatened to which the Cyprus Subsidiary or the business, assets or property of the Cyprus Subsidiary would be subject that in either case questions the validity of the Security Documents.

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(i)	The provisions of the Second Lien Collateral Agreement are effective to create in favor of the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral of the Cyprus Subsidiary (as defined in the Second Lien Collateral Agreement) upon registration of particulars of the charge created thereunder with the Registrar of Companies in Cyprus pursuant to the Cyprus Companies Law, Cap. 113 (which Messrs. Mouaimis & Mouaimis will attend to within the prescribed time limit) and the constitution of the Deed of Share Pledge effective to create in favor of the Share Pledge Administrative Agent a perfected security interest in the Shares of the Cyprus Subsidiary upon delivery to the Share Pledge Administrative Agent in the State of New York of the certificates representing the Shares, accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective endorsement, the form of which is attached as an exhibit to the Deed of Share Pledge.

(j)	With respect to the execution, delivery and performance of the Security Documents, the Cyprus Subsidiary is subject to private commercial law and to suit, and neither it nor its properties have any immunity from the jurisdiction of any court or any legal process that may be brought in the courts of the Jurisdiction or in the courts in the United States referred to in the Second Lien Collateral Agreement (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(k)	Save for the registration of the Second Lien Collateral Agreement under the Cyprus Companies Law, Cap.113 and save for the issuance of the certificate by the secretary of the Cyprus Subsidiary that the memorandum was made in its register of members against all shares in the Cyprus Subsidiary’s capital pledged thereby it is not necessary or desirable, to ensure the priority, validity and enforceability of all the obligations of the Cyprus Subsidiary under the Security Documents that the Security Documents be filed, registered, recorded or notarised in any public office or elsewhere or that any other instrument relating thereto be signed, delivered, filed, registered or recorded that any tax or duty be paid or that any other action whatsoever be taken.

(l)	Ad valorem stamp duty is payable pursuant to the laws of Cyprus in connection with the Security Documents if any of these Documents is sought to be enforced in Cyprus or admitted into evidence in the Courts of Cyprus; such duty is calculated on the basis of the aggregate amount of the obligations undertaken thereunder by the Cyprus Subsidiary in respect of the principal instrument of the Security Documents (being the Second Lien Guaranty), CY£ 150.- for the first CY£ 100.000 and thereafter at the rate of 0.2% for every CY£ 1.000 or any part thereof and each of the other Security Documents to which the Cyprus Subsidiary is a party shall be chargeable with a duty of CY£ 1.-. If the Security Documents were executed outside Cyprus payment of stamp duty may be deferred until these Documents are first brought into Cyprus whereupon shall be deemed to have been first executed on the date of their receipt in Cyprus.

(m)	Save as aforesaid it is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the Jurisdiction of the Security Documents that any thereof be, other than those which have been obtained and are in effect, filed, recorded or enrolled with any Governmental Authority, or that any such document be stamped with any stamp, registration or similar transaction tax.

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(n)	Each of the Security Documents are in proper legal form for enforcement in the courts of the Jurisdiction, and in a legal action in such courts, such courts (a) would recognize and give effect to the provisions of each of the Security Documents that the Second Lien Guaranty and the Second Lien Collateral Agreement be governed by the laws of the State of New York and (b) would accordingly apply New York law with respect to such Security Documents upon proof of the relevant provisions of such laws. The courts in the Jurisdiction would also award a judgment in US Dollars.

(o)	It is not necessary under the laws of the Jurisdiction (i) to enable the Administrative Agent or any Lender to enforce its rights under the Security Documents or (ii) by reason of such enforcement that the Administrative Agent or any Lender be licensed, qualified or entitled to carry on business in the Jurisdiction.

(p)	The submission by the Cyprus Subsidiary for itself and its properties to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof, the agreement to suit therein, the waiver of objection to the venue thereof and the designation of an agent for service of process in New York City are valid and binding upon the Cyprus-Subsidiary.

(q)	A final conclusive judgment or award for the payment of money rendered by the courts of the State of New York or the United States of America in an action arising out of any of the Security Documents would be recognized and enforced in the courts of the Jurisdiction, without any retrial or re-examination of the merits of the original action subject to public policy of the Jurisdiction. This opinion, however, is not to be taken to imply that a court of the Jurisdiction if it were the forum would necessarily grant any remedy, the availability of which is subject to equitable consideration or which is otherwise in the discretion of the court.

(r)	The Administrative Agent and the Lenders are not, or will not be deemed to be resident or domiciled, or subject to taxation, in the Jurisdiction solely by the reason of the execution, delivery or performance of any Security Document unless the Administrative Agent and the Lenders or any of them shall become resident in Cyprus for tax purposes in accordance with the Cyprus Income Tax Laws or shall carry on business in Cyprus through a permanent establishment in Cyprus.

1.9.	Our opinion is subject to the following qualifications:

(a)	No opinion is expressed on the effectiveness of any provision of the Documents which has the effect of imposing or increasing any rate of interest or other amount which may be payable on default or breach, such a provision being subject to the possibility of being characterised as an unenforceable contractual penalty.

(b)	The obligations of the Cyprus Subsidiary under the Security Documents may be limited or affected by bankruptcy, insolvency, liquidation, and other laws to or affecting the rights of creditors generally. Any attempt to contract out of the mandatory provisions of such laws will be ineffective.

(c)	The courts in Cyprus may not treat as conclusive any calculation or matter which by the terms of a contract are to be determined by a party thereto or are otherwise to

5

be conclusive, but may inquire into such calculations or matter. Where a contract vests a discretion in any person the courts in Cyprus may require such discretion to be exercised reasonably and objectively.

(d)	A court in Cyprus may stay proceedings if concurrent proceedings in respect of any of the Security Documents is being brought elsewhere.

(e)	A court in Cyprus would be prepared to render judgment for a monetary amount in a foreign currency, but the amount may have to be converted into Cyprus pounds for the purposes of enforcement of such judgment within Cyprus. Additionally, foreign currency amounts for which a creditor proves in a winding up of the Cyprus Subsidiary must be converted into Cyprus pounds at the rate prevailing at the date of the winding up order or resolution.

(f)	The Cyprus Subsidiary might be able to raise defenses and claims available to sureties notwithstanding the terms of any of the Security Documents in that regard.

(g)	Claims and obligations may become subject to set-off or counterclaim in legal actions being brought in Cyprus notwithstanding any provision of any of the Security Documents to the contrary.

(h)	A contract may under the laws of Cyprus be void or liable to be avoided if entered into on the basis of a mistake as to fact or if a party thereto was induced to enter into it by a misrepresentation as to fact or by fraud.

(i)	The enforceability in Cyprus of the rights and remedies provided for in the Second Lien Collateral Agreement and the Deed of Share Pledge are subject to the requirements referred to in para. 1.8(1) hereinabove relating to the stamping of the Second Lien Collateral Agreement and the Deed of Share Pledge.

1.10	This opinion is provided to you as of the date hereof and we express no opinion concerning the subject matter hereof as of any other date and we do not undertake to advise you of the occurrence of any event or circumstance after the date hereof that may affect the opinion expressed therein.

1.11	This opinion is given solely for the benefit of the person to whom it is addressed and the banks and institutions for which it acts as their agent and their respective legal advisers and may not be disclosed to or relied upon by anyone else, except that this opinion may be disclosed to any future lender under the Second Lien Credit Agreement.

Yours faithfully,

6

EXHIBIT E-2

TO THE

SECOND LIEN CREDIT AGREEMENT

[Letterhead of A&L Goodbody]

our ref | 8YD/MAD/01340500	your ref	date | 29 March 2006

To:	The Addressees listed in Schedule 1

Stratus:	Second Lien Credit Agreement

Dear Sirs,

We have acted on behalf of Stratus Technologies Ireland Limited and Stratus Research and Development Limited (each a Company, collectively referred to as the Companies) who have requested us to give you this opinion in connection with the Second Lien Credit Agreement dated as of 29 March 2006 among Stratus Technologies, Inc. and Stratus Technologies Bermuda Ltd, as borrowers, Stratus Technologies International, S.à.r.l. (Hubco), Deutsche Bank Securities, Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint book runners, Deutsche Bank Securities, Inc., as syndication agent, and Goldman Sachs Credit Partners L.P., as administrative agent (the Credit Agreement).

1.	We have examined facsimile copies of:

1.1.	the agreements listed in Schedule 2 to this opinion letter (hereinafter referred to as the Agreements) and

1.2.	a corporate certificate of each of the Companies dated on the 29 March 2006 attaching:

1.2.1.	copies of the certificate of incorporation and certificates on change of name, and memorandum and articles of association of each such Company;

1.2.2.	copies of the minutes of meetings of the board of directors, shareholders unanimous written resolution, and statutory declaration of a majority of the directors, each held or given on either the 27 March 2006 or 28 March 2006 as appropriate; and

1

1.2.3.	a copy of the power of attorney of each Company dated either 27 March 2006 or 28 March 2006 as appropriate.

1.2.4.	a copy of the register of the members of the Company.

and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

Terms defined in the Credit Agreement and the Collateral Agreement shall have the same meaning in this opinion letter.

2.	For the purpose of giving this opinion we have assumed:

2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject- matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes and the shareholder’s written resolutions referred to at Clause 1.2.2 were duly passed and are in full force and effect;

2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.4.	that the memorandum and articles of association of the Companies are correct and up to date;

2.5.	the accuracy and completeness as to factual matters of the representations and warranties of each of the Companies contained hi the certificates and the agreements (to which it is a party) and the accuracy of all certificates provided to us by each Company;

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2.6.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Agreements;

2.7.	without having made any investigation, that the terms of the Agreements are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

2.8.	the accuracy and completeness of all information appearing on public records; and

2.9.	that the Company has entered into the Agreements in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Agreements commensurate with the risks undertaken by it in connection with the Agreements.

3.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

3.1.	each Company is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 29 March 2006, each Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

3.2.	each Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Agreements to which it is party, and the implementation by each Company of the foregoing will not cause;

3.2.1.	any limit on it or on its directors (whether imposed by the documents constituting such Company or by statute or regulation) to be exceeded; or

3.2.2.	any law or order to be contravened;

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3.3.	each of the Agreements to which a Company is party has been duly executed on its behalf and the obligations on the part of each Company under the Agreements are valid and legally binding on and are in a form capable of enforcement against each such Company under the laws of Ireland in the courts of Ireland, in accordance with their terms;

3.4.	no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the Agreements are required to be obtained in Ireland;

3.5.	it is not necessary or advisable under the laws of Ireland in order to ensure the validity, enforceability or priority of the obligations or rights of any party to the Agreements (excluding any obligations or rights of any party in relation to any Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks or Trademark Licenses), that any of the Agreements be filed, registered, recorded, or notarised in any public off ice or elsewhere or that any other instrument relating thereto be signed, delivered, filed, registered or recorded other than:

3.5.1.	the requirement to file particulars of the charge created (1) by Stratus Technologies Ireland Limited and Stratus Research and Development Limited pursuant to the Collateral Agreement, (2) by Stratus Technologies Ireland Limited pursuant to the First Ireland Charge Agreement, (3) by Stratus Technologies International S.à.r.I. pursuant to the Second Irish Charge Agreement and (4) by Stratus Technologies International S.à.r.l. pursuant to the Collateral Agreement wifh the Irish Registrar of Companies within 21 days of execution thereof; and

3.5.2.	the requirement to file the statutory declarations of a majority of the directors of each Company as referred to in Clause 1.22. with the Irish Registrar of Companies within 21 days of the granting of the financial assistance referred to therein;

3.6.	the Companies are not entitled to claim any immunity from suit, execution, attachment or other legal process in Ireland;

3.7.	in any proceedings taken in Ireland for the enforcement of the Agreements, the

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choice of the law of the State of New York as the governing law of the Agreements would be upheld by the Irish Courts in accordance with the provisions of the Rome Convention on the Law Applicable to Contractual Obligations; .

3.8.	the submission by the parties to the non-exclusive jurisdiction of the courts of the State of New York will be upheld by the Irish courts;

3.9.	in any proceedings taken in Ireland for the enforcement of a judgment obtained against either of the Companies in the courts of the State of New York (a Foreign Judgment) the Foreign Judgment should be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:

3.9.1.	that the foreign court had jurisdiction, according to the laws of Ireland;

3.9.2.	that the Foreign Judgment was not obtained by fraud;

3.9.3.	that the Foreign Judgment is not contrary to public policy or natural justice as understood in Irish law;

3.9.4.	that the Foreign Judgment is final and conclusive;

3.9.5.	that the Foreign Judgment is for a definite sum of money; and

3.9.6.	that the procedural rules of the court giving the Foreign Judgment have been observed.

Any .such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by each Company but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of a Company, amounts claimed by against such Company in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign

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Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up;

3.10.	it is not necessary under the laws of Ireland (a) in order to enable each addressee to enforce its rights under the Agreements or (b) by reason of the execution of the Agreements, that it should be licensed, qualified or otherwise entitled to carry on business in Ireland;

3.11.	the Collateral Agreement is liable to a charge for stamp duty of €630, which must be stamped within thirty days of the date of execution. Only one such original would attract such stamp duty, and duplicates would be stamped collaterally thereto at €12.50 per duplicate. The First Irish Charge Agreement and the Second Irish Charge Agreement may be stamped as collateral to the Collateral Agreement and are liable to a charge for stamp duty of € 12.50 each;

3.12.	by reason only of the execution, delivery and performance of the Agreements to which it is a party the addressees will not be deemed to be resident, domiciled or carrying on business in Ireland;

3.13.	based only on our inspection of a copy the register of members of Stratus Technologies Ireland Limited as attached to the relevant certificate, Stratus Technologies International S.à.r.l is the legal owner of the entire issued and voting share capital of Stratus Research and Development Limited;

3.14.	based only on our inspection of a copy the register of members of Stratus Research and Development Limited as attached to the relevant certificate, Stratus Technologies Ireland Limited is the legal owner of the entire issued and voting share capital of Stratus Research and Development Limited.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

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4.2.	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of . creditors and other Irish law generally affecting the rights of creditors;

4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.4.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for In the Agreements might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.	additional interest imposed by any clause of any Agreement might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not In itself prejudice the legality and enforceability of any other provisions of the relevant Agreement but could restrict the amount recoverable by way of interest under such Agreement;

4.6.	claims may be or become subject to defences of set-off or counter-claim;

4.7.	in the event of the Administrative Agent seeking to dispose of the assets (including without limitation all securities) which are the subject of the security created pursuant to the Collateral Agreement, the First Irish Pledge Agreement and the Second Irish Pledge Agreement, an application for a clearance pursuant to the provisions of the Competition Act, 2002 may have to be made; .

4.8.	pursuant to section 1001 of the Taxes Consolidation Act, 1997, the Administrative Agent may become liable to make certain payments to the Irish Revenue Commissioners (the Revenue) by reason of having been granted a fixed charge on book debts of the Companies pursuant to the Collateral Agreement, First Ireland Charge Agreement and Second Ireland Charge Agreement .Such liability would be computed by reference to (i) amounts of income tax deducted by the Companies from the wages of their employees and (ii) amounts of value added tax in each case owing but not paid by the Companies to the Revenue (Relevant Amounts).

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However, the liability to pay to the Revenue amounts received by it from a company will be limited to amounts received after it shall have been notified in writing by the Revenue that such Relevant Amounts are due (the Revenue Notice). Further, if the Revenue have received within 21 days of execution of the Collateral Agreement, First Ireland Charge Agreement and Second Ireland Charge Agreement a copy of the particulars of the charge created thereby which have been lodged with the Irish Companies Registration Office, the liability of the Administrative Agent to discharge the Relevant Amounts will be limited to the Relevant Amounts accruing after the date of the Revenue Notice;

4.9.	under Section 1002 of the Taxes Consolidation Act, 1997, any debt to a person (including any deposit with a financial institution) may be attached by the Revenue Commissioners in order to discharge any liabilities of that person in respect of outstanding tax whether the liabilities are due on its own account or as an agent or trustee. This right of the Revenue Commissioners (on which there is no case law) may override the rights of the holders of security (whether fixed or floating) in relation to the debt in question. Section 1002 could be relevant to the security created by the Companies in relation to, inter alia, the Collateral Agreement, the First Ireland Charge Agreement and the Second Ireland Charge Agreement;

4.10.	an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with the Regulation;

4.11.	there is some possibility that depending on the actual course of dealing between the parties to the Collateral Agreement, First Ireland Charge Agreement and Second Ireland Charge Agreement any fixed charge contained therein may not be construed as a fixed charge but as a floating charge and so become subject to prior claims of certain statutory preferential creditors;

4.12.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.13.	a waiver of all defences to any proceedings may not be enforceable;

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4.14.	provisions in any of the Agreements providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.15.	pursuant to section 131 of the Stamp Duties Consolidation Act, 1999 any indemnity given by a Company in respect of payment of Irish stamp duties may not be enforceable;

4.16.	an Irish court may refuse to give effect to undertakings contained in any of the Agreements that the Companies will pay legal expenses and costs in respect of any action before the Irish courts;

4.17.	we express no opinion as to the priority of any of the security created by the Agreements or whether the property or assets composed in such security is owned by the Companies or whether such property or assets is or are now or may become subject to any equities or subject to arty rights or interests of any other person ranking in priority to or free of such security or whether they could be transferred to any other person free of any such security;

4.18.	we express no opinion on any taxation matters other than as expressly set out in paragraph 3.11 above or on the contractual terms of the relevant documents other than by reference to the legal character thereof; and

4.19.	with your agreement, we express no opinion on the perfection of any security interest created in respect of any Copyrights, Copyright Licenses/Patents, Patent Licenses, Trademarks or Trademark Licenses pursuant to the Collateral Agreement.

This opinion is addressed only to the addressees and may be relied upon only by the addressees for their sole benefit in connection with the Agreements and may not be relied on by any assignees of any such persons or any other person.

Yours faithfully,

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SCHEDULE 1

Addressees

1.	Deutsche Bank Securities, Inc. and Goldman Sachs Credit Partners L.P., as Joint Lead Arrangers and Joint Book Runners;

2.	Deutsche Bank Securities, Inc. as Syndication Agent;

3.	Deutsche Bank Trust Company Americas as Administrative Agent; and

4.	The Lenders as defined in the Credit Agreement.

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SCHEDULE 2

List of Agreements

Unless otherwise stated all agreements shall be dated the 29 March 2006.

1.	Second Lien Collateral Agreement by each of the corporations that are signatories thereto as grantors in favour of Deutsche Bank Trust Company Americas (as Administrative Agent), (the Collateral Agreement).

2.	Charge over Shares in relation to the Second Lien Credit Agreement among Stratus Technologies Ireland Limited and Deutsche Bank Trust Company Americas (as Administrative Agent), (the First Ireland Charge Agreement).

3.	Charge over Shares in respect of the Second Lien Credit Agreement among Stratus Technologies International, S.à.r.l. and Deutsche Bank Trust Company Americas (as Administrative Agent), (the Second Ireland Charge Agreement).

4.	Second Lien Guarantee by each of the corporations that are signatories thereto as guarantors, in favour of Deutsche Bank Trust Company Americas (as Administrative Agent).

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EXHIBIT E-3

TO THE

SECOND LIEN CREDIT AGREEMENT

[Letterhead of Allen & Overy Luxembourg]

To:	Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners;

Deutsche Bank Trust Company Americas, as Administrative Agent;

Goldman Sachs Credit Partners L.P., as Syndication Agent;

The Lenders as defined in the Credit Agreement

Our ref            MF/JFB/33610-00020 LU:688695.1

Luxembourg, 29 March 2006 .

Dear Sirs,

We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Stratus Technologies International, Sàrl (HubCo) and Stratus Equity Sàrl (Stratus Newco) (together the Companies) in connection with a second lien credit agreement by and among Stratus Delaware and Stratus Technologies Bermuda Ltd:, two of Hubco’s direct subsidiaries, as the borrowers (the Borrowers), Hubco, the several lenders from time to time parties thereto (the Lenders), Deutsche Bank Trust Company Americas as administrative agent (the Administrative Agent), Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, and Goldman Sachs Credit Partners L.P. as syndication agent pursuant to which the Borrowers may borrow up to US$ 125,000,000 (the Credit Agreement).

A.	Documents

We have examined, to the exclusion of any other document, copies of the documents listed in paragraphs l. to 12. in Schedule 1 of this legal opinion. The documents mentioned in paragraphs 1. to 3. of Schedule 1 are hereinafter referred to as the US Opinion Documents. The documents mentioned in paragraphs 4. and 5. of Schedule 1 are hereinafter referred to as the Luxembourg Opinion Documents and the US Opinion Documents and the Luxembourg Opinion Documents are hereinafter collectively referred to as the Opinion Documents.

Words and expressions defined in the Opinion Documents shall, except where the context otherwise requires, have the same meaning in this legal opinion.

B.	Assumptions

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

(a)	the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies or specimens and the authenticity of the originals of such documents;

(b)	the due authorisation, execution and delivery of the Opinion Documents (and any document in connection therewith) by all the parties thereto (other than the Companies) as well as the capacity, power, authority and legal right of all the parties thereto (other than the Companies to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations (other than Luxembourg law);

(c)	that all factual matters and statements relied upon or assumed herein are true and were true and complete on the date of execution of the Opinion Documents (and any document in connection therewith);

(d)	that all authorisations, approvals and consents of any country (other than Luxembourg) which may be required in connection with the execution, delivery and performance of the Opinion Documents (and any document in connection therewith) have been or will be obtained, and that all internal corporate or other authorisation procedures by each party (other than the Companies) for the execution by them of the Opinion Documents (or any document in connection therewith) to which it is expressed to be a party, have been or will be duly fulfilled;

(e)	that the Opinion Documents (and any document in connection therewith) have been signed on behalf of Hubco and Stratus Newco, by any of the Attorneys duly appointed by their respective Board of Managers as per the Resolutions mentioned in paragraphs 9. and 10. of Schedule 1, respectively;

(f)	that the principal place of business (éstablishment principal) and the centre of main interests (centre des intérést principaux) of each of the Companies are located at their respective registered office (siège statutaire) in Luxembourg and that each of the Companies comply with, and adhere to, the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

(g)	that the US Opinion Documents are legal, valid, binding and enforceable under the law of the State of New York, that the choice of the law of the State of New York is valid (as a matter of the law of the State of New York) as the choice of proper law and that the obligations assumed by all the parties thereunder constitute legal, valid, binding and enforceable obligations under the law of the State of New York by which the US Opinion Documents are expressed to be governed;

(h)	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

(i)	that all the parties to the Opinion Documents (other than the Companies) are companies duly organised, incorporated and validly existing in accordance with the laws of the jurisdiction of their respective incorporation and/or the place of effective management, having a corporate existence, that in respect of all the parties to the Opinion Documents, no steps have been taken pursuant to any insolvency proceedings to appoint an administrator, receiver or liquidator over the respective parties or their assets and that no voluntary winding-up of such parties has been recorded at the date hereof;

(j)	that no loan or security interest will be granted or guarantee will be issued by the Companies or any of them or by any of their subsidiaries to any person who has utilised the proceeds of any loan granted or guaranteed by the Companies or any of them to purchase or subscribe for any existing or newly issued shares in the Companies or any of them;

(k)	that all conditions precedent to the effectiveness of each of the Opinion Documents have been satisfied and that each of the Opinion Documents is in full force and effect as against the parties thereto;

(l)	that all payments and transfers made by, on behalf of, in favour of, or for the account of, the Companies or any of them are made on arm’s length terms and are in accordance with market practice;

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(m)	that the entry into and the performance by any of Hubco and Stratus Newco under the Opinion Documents (and any documents in connection therewith) will materially benefit each of the Companies, are in the best interest, and for the corporate benefit, of the Companies and each of them;

(n)	that neither the Articles nor the Resolutions have been amended or revoked since the dates referred to in paragraphs 7. to 10. of Schedule 1, respectively; and

(o)	that the Resolutions mentioned in paragraphs 9. and 10. of Schedule 1 were adopted at duly convened and duly held meetings, of the Board of Managers in respect of HubCo and Stratus Newco.

We express no, nor do we imply any, opinion as to any laws other than the laws of Luxembourg.

C.	Opinion

1.	HubCo and Stratus Newco are both private limited liability companies (sociétés à responsabilité limitée) duly incorporated and validly existing under the laws of Luxembourg for an unlimited duration.

2.	HubCo and Stratus Newco have each the corporate power and authority under the laws of Luxembourg to enter into, execute and deliver the Opinion Documents to which they are a party and to perform their respective obligations thereunder. HubCo and Stratus Newco have each taken all necessary corporate action to authorize the execution, delivery and performance of the Opinion Documents to which they are a party.

3.	No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of the Opinion Documents.

4.	The Opinion Documents have been validly executed and delivered on behalf of the Companies.

5.	The execution and delivery by each of the Companies of the Opinion Documents, and the compliance with the terms and conditions, of the Opinion Documents do not (as a matter of Luxembourg law) contravene any applicable law or regulation of Luxembourg and do not contravene or constitute a default under the articles of association of any of the Companies.

6.	All the shares in the share capital of Stratus Newco are held by HubCo.

7.	All of the shares of the share capital of Stratus Newco have been duly authorized and validly issued, and are fully paid and nonassessable.

8.	There are no outstanding warrants with respect to or options to purchase any shares of capital stock of Stratus Newco issued, by Stratus Newco. There are no interests, participations or other equivalents (however designated) of capital stock of Stratus Newco issued by Stratus Newco.

9.	The Hubco Pledge is effective to create, in favour of the Administrative Agent, a legal, valid and enforceable security interest in the Shares (as defined in the HubCo Pledge) and the Administrative Agent has a second ranking priority perfected security interest (gage) in such Shares, for the benefit of the Secured Parties.

10.	There are no taxes imposed by Luxembourg (a) on or by virtue of the execution, delivery, enforcement or performance of any of the Opinion Documents or (b) on any payment by HubCo or Stratus Newco pursuant to any of the Opinion Documents.

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11.	Any judgement awarded in the courts of Luxembourg may be expressed in a currency other than the euro. However, any obligation to pay a sum of money in any currency other than the euro will be enforceable in Luxembourg in terms of the euro only.

12.	Subject to qualification i. below, to ensure the legality, validity, enforceability or admissibility in evidence of the Opinion Documents, it is not necessary that the Opinion Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority of Luxembourg or that any registration charge or stamp or similar tax be paid on or in respect of the Opinion Documents.

13.	Each of the Opinion Documents is in proper legal form under the laws of Luxembourg for the enforcement thereof against the Luxembourg parties thereto under the laws of Luxembourg.

14.	In any action or proceeding arising out of or relating to the US Opinion Documents in any court of Luxembourg, such court would recognize and give effect to the statement in each of the US Opinion Documents that it will be governed by, and construed and interpreted in accordance with, the law of the State of New York.

15.	It is not necessary under the laws of Luxembourg (a) in order to enable the Administrative Agent and the Secured Parties or any of them to enforce their respective rights under the Opinion Documents or (b) by reason of the execution of any Agreement of the performance of any Agreement that any of them should be licensed, qualified or entitled to carry on business in Luxembourg.

16	Neither the Administrative Agent nor any of the Secured Parties will be deemed to be resident, domiciled, carrying on business or subject to taxation in Luxembourg merely by reason of the execution of the Opinion Documents or the performance or enforcement of any thereof. The performance by the Administrative Agent and the Secured Parties or any of them of any action required or permitted under the Opinion Documents will not violate any law or regulation, or be contrary to the public policy, of Luxembourg.

17.	Subject to qualification 1. below, if the US Opinion Documents were sued upon before a court in Luxembourg (if having jurisdiction), such court would recognise and give effect to the provisions of the law of the State of New Yoik in the US Opinion Documents whereby they are expressed to be governed.

18.	The provisions in the US Opinion Documents for the submission to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof are valid and binding on the Companies.

19.	Under the laws of Luxembourg, a final and conclusive judgement in respect of the US Opinion Documents obtained against any of the Companies in the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof would be recognised and enforced by a court in Luxembourg subject to the applicable enforcement (exequatur) procedure.

D.	Qualifications

The above opinions are subject to the following qualifications:

a.	The validity, legality, performance and enforceability of the Opinion Documents are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws affecting the rights of creditors generally.

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Notwithstanding the above, the pledge created under the Hubco Pledge remains enforceable in case of bankruptcy (faillite), insolvency, liquidation (liquidation), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) (save that in case of controlled management no enforcement steps may be performed as long as the relevant company is under controlled management), fraudulent conveyance (actio pauliana), general settlement or composition with creditors (concordat préventif de faillite), reorganisation or similar laws affecting the rights of creditors generally of Stratus Newco.

b.	The provisions of the jurisdiction clauses in some of the Opinion Documents whereby the . taking of proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, might not be entirely enforceable in a Luxembourg court. If proceedings were previously commenced between the same parties and on the same grounds as the proceedings in Luxembourg, a plea of pendency might be opposed in the Luxembourg court and proceedings either stayed pending the termination of the proceedings abroad or dismissed, as the case may be.

c.	Any certificate which would by contract be deemed to be conclusive may not be upheld by the Luxembourg courts.

d.	Certain obligations may not be the subject of specific performance pursuant to court orders, but may result only in damages. Accordingly, Luxembourg courts may issue an award of damages where specific performance is deemed impracticable or an award of damages is determined adequate.

e.	Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction.

f.	Notwithstanding the foreign jurisdiction clause, Luxembourg courts would have in principle jurisdiction for any conservatory or provisional action in connection with assets or persons located in Luxembourg and such action would most likely be governed by Luxembourg law.

g.	Penalty clauses (clauses pénales), and similar clauses on damages or liquidated damages, as governed by article 1152 and articles 1226 et seq. of the Luxembourg Civil Code are allowed to the extent that they provide for a reasonable level of damages. The judge has however the right to reduce (or increase) the amount thereof if it is unreasonably high (or low). The provisions of article 1152 and articles 1226 et seq. of the Luxembourg Civil Code are generally considered to be a point of public policy under Luxembourg law. It is possible that a Luxembourg court would consider them to be a point of international public policy that would set aside the relevant foreign governing law.

h.	Interest may not accrue on interest that is due on capital, unless such interest has been due for at least one year (article 1154 of the Luxembourg Civil Code). The right to compound interest is limited to cases where (x) the interest has been due for at least one year and (y) the parties have specifically provided in an agreement (to be made after that interest has become due for at least one year) that such interest may be compounded (or absent such agreement, the creditor may file an appropriate request with the relevant court). The provisions of article 1154 of the Luxembourg Civil Code are generally considered to be a point of public policy under Luxembourg law. It is possible, although it is highly unlikely, that a Luxembourg court would consider them to be a point of international public policy that would set aside the relevant foreign governing law.

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i.	With respect to the opinions expressed in paragraphs 12. and 14. above, if the registration of the Opinion Documents (or any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg is required either a nominal registration duty or an ad valorem duty will be payable, depending on the nature of the document subject to registration (e.g., an ad valorem duty of 0.24 (zero point twenty-four) per cent will be payable on the amount of the payment obligation mentioned in a loan document so registered). If registration is so required, the Luxembourg courts or the official authority may require that the Opinion Documents (or any documents in connection therewith) and/or any judgement (or any documents in connection therewith) obtained in the courts other than the courts of Luxembourg must be translated into French or German.

j.	Claims may become barred under statutory limitation period rules and may be subject to defences of set-off or counter-claims. No opinion is expressed as to whether rights of set-off are effective in a Luxembourg insolvency situation.

k.	No opinion is expressed as to the validity and enforceability of provisions whereby interest on overdue amounts or other payment obligations shall continue to accrue or subsist after judgement.

1.	With respect to the opinions expressed in paragraph 17. above, the Luxembourg courts would not apply a chosen foreign law if that choice was not made bona fide and/or if:

i.	it were not pleaded and proved; or

ii.	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy.

m.	Clauses that grant to one of the parties the power to determine, in its absolute discretion, certain facts, to fix the terms and conditions of the obligations of the other party or to state unilaterally the amount of expenses or losses to be recovered from the other party and that thus grant the power to determine unilaterally the commitments of the other party, may be declared void by a Luxembourg court (if competent) on the basis of articles 1170 and 1174 of the Luxembourg Civil Code (condition purement potestative, one-sided clause). It is generally held that such clauses are voidable only if they are expressed in favour of the debtor and grant the latter the discretionary power or right to determine its obligations. Articles 1170 and 1174 of the Luxembourg Civil Code are considered to be a point of public policy under Luxembourg law. It is possible that a Luxembourg court would consider them to be a point of international public policy that would set aside the relevant foreign governing law.

n.	Any indemnity provision entitling one party to recover its legal and other enforcement costs and expenses from another party may be limited in terms of items or amounts as a Luxembourg court (if competent) deems appropriate.

o.	We express no opinion in respect of the effectiveness of clauses which provide that amendments to an agreement can only be made, and waivers can only be granted, in writing.

p.	Under the laws of Luxembourg, a contractual provision allowing the service of process, against the Companies or any of them to a service agent could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Companies or any of them in accordance with applicable laws at its domicile. If the designation of a service agent constituted (or were deemed to constitute) a power of attorney or mandate (mandat), whether or not irrevocable, it will terminate by force of law, and without notice, upon the occurrence of insolvency events affecting the Companies or any of them.

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q.	We express no opinion on the validity or enforceability of waivers granted for future rights.

r.	We express no opinion as regards the effectiveness or ineffectiveness, or the consequences of such ineffectiveness, of a purported revocation by the Companies or any of them of a power of attorney or agency expressed to be irrevocable.

s.	Certain provisions of the Credit Agreement are likely to be interpreted by Luxembourg courts as constituting a no petition clause (i.e., a clause whereby one or more parties waive ab initio their right to institute bankruptcy proceedings against another party or entity). It is likely that Luxembourg courts would mainly turn to Belgian case law and legal doctrine (Cloquet, Les concordats et la faillite, in Les Novelles, N°1094 bis, 1119 and Louis Frédéricq, 1981/IV, p.47, N°2105, Liége 7.4.1909, Jur. de Liége, 209) which do not seem to recognise the enforceability of a no petition clause.

t.	We express no opinion on the effectiveness or ineffectiveness, or the consequences of an ineffectiveness, of a purported revocation by the Company of a power of attorney or agency expressed to be irrevocable. We express no opinion on the validity or enforceability under Luxembourg law of a power of attorney granted in the exclusive interest of the attorney or third party.

u.	We express no opinion on the validity of the securities following a novation, as a Luxembourg bankruptcy receiver could challenge the validity of security granted for pre-existing debts.

v.	With respect to the opinion expressed in paragraphs 5. and 9. above, so far as the security interests created by the relevant Opinion Documents are concerned, the Luxembourg courts would recognise the principle of lex rei sitae in relation to the creation, perfection and enforcement of security interests and therefore, in the case that such security interest (or the assets to be secured) is (are) (or is (are) deemed to be) located in Luxembourg, apply Luxembourg law thereto. The provisions of the relevant Opinion Documents might not be enforceable and might be set aside by Luxembourg courts, if, in the opinion of such courts, they violate mandatory provisions of Luxembourg law or Luxembourg international public policy. It is however highly unlikely that any of the security interests created under the US Opinion Documents, and in particular those security interests created under the Collateral Agreement, will be deemed to be located in Luxembourg, although it cannot be completely excluded that the assigned rights under the Collateral Agreement could be held to have a deemed location in Luxembourg in view of the fact that the Companies have their respective registered office in Luxembourg.

w.	The perfection of the security created under and in pursuance of the Hubco Pledge does not necessarily prevent any third party creditors of die relevant pledgors from seeking attachment or enforcement against the assets which are subject to security interests created under the Hubco Pledge to satisfy their unpaid claims against such pledgor. It cannot be totally excluded that, depending on the circumstances, a third party creditor might be able to seek the forced sale of the assets of the pledgor which are subject to security under the Hubco Pledge through court proceedings, although the beneficiaries thereunder will remain entitled to a right of retention over the assets and, as the case may be, to priority over the proceeds of such sale (subject to the preferred rights of certain creditors and the rights of the first lien creditors deriving from laws of general application).

x.	A Luxembourg company may only encumber its assets or provide guarantees in accordance with its object and in its corporate interest There is no Luxembourg legislation governing group companies which specifically regulates the establishment, organisation and liability of groups of companies. Consequentlyy, the concept of group interest as opposed to the interest of the individual corporate entity is not expressly recognised. A company may, in principle, not encumber its assets or provide guarantees in favour of group companies in general (at least as far as parent companies and fellow subsidiaries of its parent companies are concerned).

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However, based on current Belgian case law (to which Luxembourg courts are likely to refer in this context), and provided that the corporate object allows the granting of guarantees to group companies, we would take the view that a Luxembourg company may, in principle, validly assist other group companies if:

i.	there exists a group;

ii.	it can be demonstrated that the company derives a benefit from granting such assistance (e.g., if more advantageous credit terms can be obtained both at the group level and at the level of the Luxembourg company); and

iii.	the assistance is not in terms of the amounts involved disproportionate to the company’s financial means and the benefits derived from granting such assistance.

If the assistance is deemed contrary to the interest of the company by the courts, its managers may be held liable for action taken in that context Further, under certain circumstances, the managers of the Luxembourg company might incur criminal penalties based on the concept of misappropriation of corporate assets (article 171-1 of the Luxembourg Companies Act). Article 171-1 of the Luxembourg Companies Act makes it a criminal offence for die directors and managers of a Luxembourg company, whether having been officially appointed or being merely shadow directors or managers, if, acting in bad faith, they have made use of corporate assets or of corporate credit for uses other than those required by the interests of such company and for their own personal benefit or for the benefit of companies or enterprises in which they have a direct or indirect interest It can not ultimately be excluded that, if the relevant transaction were to be considered a misappropriation of corporate assets by a Luxembourg court or if it could be evidenced that the other parties to the transaction were aware of the fact that the transaction was not in the corporate interest and for the corporate benefit of the Luxembourg company, the transaction might be declared void based on the concept of illegal cause (cause illicite).

y.	Pursuant to Luxembourg case law, the granting of an enforceability court order in Luxembourg (exequatur) is subject to the following requirements:

•	the foreign court order must be enforceable in the country of origin,

•	the court of origin must haye had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdictions rules,

•	the foreign procedure must have been regular in light of the laws of the country of origin,

•	the foreign decision must not violate the rights of defense,

•	the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules, or, at least, die order must not contravene the principles underlying these rules,

•	the considerations of the foreign court order as well as the court order as such must not contravene Luxembourg international public order, and

•	the foreign court order must not have been rendered subsequent to an evasion of Luxembourg law (« fraude à la loi »).

z.	A Luxembourg court might not give effect to a clause purporting to determine, the date on which notice is deemed to have been made.

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aa.	The discretion of the Administrative Agent under the Credit Agreement would have to be exercised in good faith.

bb.	The transfer of the shares in Stratus Newco to one or several transferees in case of enforcement of the Hubco Pledge will have to be published in the Luxembourg official gazette.

cc.	Other than expressed hereby, we express no tax opinion whatsoever in respect of any of the Companies or the tax consequences of the transactions contemplated by the Opinion Documents (or any document in connection therewith) and we express no opinion on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom. No opinion is given as to whether the performance of the Opinion Documents would cause any borrowing limits, debt/equity or other ratios possibly agreed with the tax authorities to be exceeded nor as to the consequences thereof.

dd.	With your consent, we have not made any enquiry regarding, and no opinion is expressed or implied in relation to, the accuracy of any representation or warranty given by, or concerning, any of the parties to the Opinion Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them, save as expressly provided herein.

ee.	Payments made, as well as other transactions (listed in the pertinent section of the Luxembourg Commercial Code) concluded or performed, during the so-called suspect period (période suspecte) which is fixed by the Luxembourg court and dates back not more than 6 months as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period, are subject to cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver (curateur).

In particular,

i.	article 445 of the Luxembourg Commercial Code sets out that, during the suspect period and an additional period of ten days preceding the suspect period fixed by the court, specified transactions (e.g., the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any other means than in cash or by bill of exchange; the sale of assets without consideration or for materially inadequate consideration) must be set aside or declared null and void, as the case may be, if so requested by the insolvency receiver;

ii.	article 446 of the Luxembourg Commercial Code states that payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

iii.	regardless of the suspect period, article 448 of the Luxembourg Commercial Code and article 1167 of the Luxembourg Civil Code (actio pauliana) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

ff.

Specific creditors benefit from privileged rights by virtue of Luxembourg law and may take precedence over the rights of other secured or unsecured creditors. For instance, the Luxembourg tax authorities, the Luxembourg social security institutions and the salaried employees (if any) benefit from a general privilege over movables in relation to specific claims determined by law, this general privilege in principle takes precedence over the privilege of a pledgee in respect of pledged assets. A third party creditor may seek the forced sale of the assets

9

of the pledgor which are subject to security under the Luxembourg Pledge Agreement through court proceedings, although the pledgees thereunder will in principle maintain a right of retention in respect of the pledged assets or, at least, remain entitled to priority over the proceeds of such sale.

gg.	The opinion expressed in paragraph 1. above is qualified as follows:

i.	that a search at the Luxembourg trade and companies register and/or at the clerik’s office of the Luxembourg district court (sitting in commercial matters) is not necessarily capable of conclusively revealing whether or not a winding-up petition or a petition for the making of an administration or bankruptcy order or similar action has been presented; and

ii.	that the corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the Luxembourg trade and companies register and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) immediately and there may be a delay in the relevant notice appearing on the files regarding the relevant party.

hh.	The opinion expressed under paragraph 8., as it relates to any contractual obligations, is based entirely upon the Officer’s certificate of Stratus Newco attached as Schedule 2 hereto.

ii.	Enforceable, as used above, means that the obligations assumed by any of the Companies pursuant to the Opinion Documents are of a type, which the Luxembourg courts enforce. It does not mean that these obligations will be necessarily enforced in all circumstances in accordance with their respective terms. In particular:

i.	as stated above, the validity, performance and enforcement may be limited by Luxembourg laws affecting creditors’ rights generally, as well as principles of Luxembourg international public policy or public order from time to time in force; and

ii.	the enforcement of the Opinion Documents (or any of the documents in connection therewith), and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages, for the enforcement of any obligation of the Opinion Documents (or any document in connection therewith) and this legal opinion should not be taken to imply that a Luxembourg court will necessarily grant any remedy, in particular orders for specific performance and injunctions will not be available.

jj.	The question as to whether or not any provision of the Opinion Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the Luxembourg courts in their discretion.

kk.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information contained in the Opinion Documents (or any document in connection therewith).

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This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can only be brought before the courts of Luxembourg.

Luxembourg legal concepts are expressed in English terms and net in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that any are attributable to such factors.

This legal opinion is given to you exclusively in connection with the Opinion Documents. You may not give copies of this legal opinion to others, or enable or allow any person or persons to quote, rely upon or otherwise use part or all of this legal opinion without our prior written permission.

Yours faithfully,

SCHEDULE 1

(section A of the legal opinion)

1.	the Credit Agreement

2.	the second lien collateral agreement dated as of 29 March 2006 among the Grantors (as defined thereby) in favour of Goldman Sachs Credit Partners LP as administrative agent for the several lenders from time to time parties to the Credit Agreement (the Collateral Agreement)

3.	the second lien guaranty dated as of 29 March 2006 among the Guarantors (as defined thereby) in favour of Deutsche Bank Trust Company Americas as administrative agent for the several lenders from time to time parties to the Credit Agreement (the Guaranty)

4.	the second ranking pledge agreement pursuant to which Hubco pledged its shares in Stratus Newco to the administrative agent for the benefit of the Secured Parties under the Credit Agreement to secure the payment and performance of the Borrowers under the Credit Agreement (the Hubco Pledge)

5.	the release agreement for the purpose of releasing a pledge over shares in respect of the pledge granted by Hubco over the shares of Stratus Newco to JPMorgan Chase Bank, as administrative agent acting on behalf of the Lenders under the Existing Credit Agreement (the Release Agreement)

6.	the shareholders’ meeting of Stratus Newco which resolves to approve the Pledgee under the Hubco Pledge in case of enforcement of the Hubco Pledge

7.	a copy of the restated articles of association of HubCo as of 4 November 2003

8.	a copy of the articles of association of Stratus Newco dated 11 January 2001 (together with item7. above, the Articles)

9.	a copy received by email of the minutes of the meeting of the Board of Managers of HubCo dated 29 March 2006

10.	a copy received by email of the minutes of the meeting of the Board of Managers of Stratus Newco dated 29 March 2006 (together with item 9. above, the Resolutions)

11.	a copy of the excerpt of the trade register of Hubco dated 29 March 2006

12.	a copy of the excerpt of the trade register of Stratus Newco dated 29 March 2006

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SCHEDULE 2

(opinion 8. and qualification hh.)

Stratus Newco Officer’s certificate

13

EXHIBIT E-4

TO THE

SECOND LIEN AGREEMENT

[Letterhead of Cox Hallett Wilkinson]

29th March, 2006

TO:

1.	Goldman Sachs Credit Partners L.P., as First Lien Administrative Agent (as defined below).

2.	Deutsche Bank Trust Company Americas, as Second Lien Administrative Agent (as defined below).

3.	Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Bookrunners under the First Lien Credit Agreement and the Second Lien Credit Agreement (each as defined below).

4.	Deutsche Bank Securities Inc., as Syndication Agent under the First Lien Credit Agreement.

5.	Goldman Sachs Credit Partners L.P., as Syndication Agent under the Second Lien Credit Agreement

6.	First Lien Lenders and Second Lien Lenders (each as defined below).

Dear Sirs,

Re:    Stratus Technologies Bermuda Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with (i) a first lien collateral agreement dated as of 29th March, 2006 (the “ First Lien Collateral Agreement”) made by the Company, Stratus Technologies, Inc. (“SRI”), Stratus Technologies International, S.à.r.l (“SARL”), Stratus Equity, S.à.r.l (“Stratus Equity”), SRA Technologies Cyprus Ltd. (“SRA Cyprus”), Stratus Technologies Ireland Ltd. (“Stratus Ireland”), Stratus Research & Development Ltd. (“Stratus R&D”), Cemprus Technologies, Inc. (“Cemprus)” and Cemprus, LLC (“Cemprus LLC”) in favour of Goldman Sachs Credit Partners L.P. (“GSCP”), as administrative agent (in such capacity, the “First Lien Administrative Agent”), for the several lenders (the “First Lien Lenders”) that are parties to the first lien credit agreement by and among SRI and the Company, as the borrowers, SARL, certain of SARL’s subsidiaries as Guarantors, the First Lien Lenders, the First Lien Administrative Agent, GSCP and Deutsche Bank Securities Inc. (“DBSI”), as Joint Lead Arrangers and Joint Bookrunners, and DBSI, as Syndication Agent dated as of 29th March, 2006 (the “First Lien Credit Agreement”) and (ii) a second lien collateral agreement dated as of 29th March, 2006 (the “ Second Lien Collateral

Agreement” and, together with the First Lien Collateral Agreement, the “Collateral Agreements”) made by the Company, SRI, SARL, Stratus Equity, SRA Cyprus, Stratus Ireland, Stratus R&D, Cemprus and Cemprus LLC in favour of Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, the “Second Lien Administrative Agent” and, together with the Second Lien Administrative Agent, the “Administrative Agents”), for the several lenders (the “Second Lien Lenders” and, together with the First Lien Lenders, the “Lenders”) that are parties to the second lien credit agreement by and among SRI and the Company, as the borrowers, SARL, the Second Lien Lenders, the Second Lien Administrative Agent, GSCP and DBSI, as Joint Lead Arrangers and JointBookrunners, and GSCP, as Syndication Agent dated as of 29th March, 2006 (the “Second Lien Credit Agreement”)

Unless otherwise defined, herein, capitalised terms defined in the First Lien Credit Agreement and the Second Lien Credit Agreement have the same meanings when used in this opinion.

For the purposes of this opinion, we have been supplied with and have examined, and relied upon executed copies of the following agreements:

(i)	the First Lien Collateral Agreement;

(ii)	the Second Lien Collateral Agreement;

(iii)	the First Lien Credit Agreement;

(iv)	the Second Lien Credit Agreement;

(v)	the First Lien Guaranty dated as of March 29th, 2006 among the guarantors party thereto in favour of the First Lien Administrative Agent (the “First Lien Guaranty”);

(vi)	the Second Lien Guaranty dated as of March 29th, 2006 among the guarantors party thereto in favour of the Second Lien Administrative Agent (the “Second Lien Guaranty”); and

(vii)	the Intercreditor Agreement dated as of March 29th, 2006 among SRI and the Company as Borrowers and GSCP as Administrative Agent for the First Lien Obligations and DBSI in its capacity as Administrative Agent for the Second Lien Obligations.

(Each of documents (i) through (vii) are hereinafter sometimes collectively referred to as the “Transaction Documents”)

We have also examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (such documents together with the Transaction Documents are hereinafter sometimes collectively referred to as the “Documents”).

Assumptions

In stating our opinion we have assumed:-

(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	the genuineness of all signatures on the Documents;

(c)	the authority, capacity and power of each of the parties, other than the Company in respect of the Transaction Documents, signing the Documents;

(d)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(e)	that the Transaction Documents constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f)	that the Transaction Documents have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Transaction Documents has actually received and accepted delivery of such Transaction Documents;

(g)	that the Transaction Documents will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed (the “Foreign Laws”);

(h)

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Transaction Documents or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Transaction Documents is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; ;

(i)	that the Company is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time.

(j)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(k)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(l)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly’convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to enter into the Transaction Documents, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(m)	that the Company has entered into its obligations under the Transaction Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Transaction Documents would benefit the Company;

(n)	that the Collateral Agreements create a charge, as that term is understood under the laws of Bermuda, over the assets of the Company referred to therein under the Foreign Laws by which the Collateral Agreements are expressed to be governed; and

(o)	that commercial benefit will be received by the Company in respect of the granting of the First Lien Guarantee and Second Lien Guarantee.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing (meaning that it has paid all fees and made all filings due in Bermuda) under the laws of Bermuda.

(2)	The Company has all requisite corporate power and authority to enter into, execute and deliver the Transaction Documents and to perform its obligations under the Transaction Documents to which it is a party and to take all action as may be necessary to complete the transactions contemplated thereby. The Company also has all requisite corporate power and authority to borrow or raise or secure the payment of money in such manner as the Company may think fit

(3)	The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

(4)	The Transaction Documents to which the Company is a party have been duly executed by the Company and each of the Transaction Documents constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(5)	Subject as otherwise provided in this opinion, no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Transaction Documents or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company, of the Transaction Documents.

(6)	The execution and delivery of the Transaction Documents and the performance by the Company of the Transaction Documents and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.

(7)	The authorised capital of the Company at the date of this opinion consists of US$12,000 divided into 12,000 shares of par value US$1.00 each. The shares have been duly authorised and validly issued, credited as fully-paid, to SARL.

(8)	The transactions contemplated by the Transaction Documents are not subject to any currency deposit or reserve requirements in Bermuda. The Company has been designated as “non-resident” for the purposes of the Exchange Control Act 1972 and regulations made thereunder and there is no restriction or requirement of Bermuda binding on the Company which limits the availability or transfer of foreign exchange (i.e. monies denominated in currencies other than Bermuda dollars) for the purposes of the performance by the Company of its obligations under the Transaction Documents.

(9)	Neither the Company nor any of its assets or property enjoys, under Bermuda law, immunity on the grounds of sovereignty from any legal or other proceedings whatsoever or from enforcement, execution or attachment in respect of its obligations under the Transaction Documents.

(10)	Charges over the assets of Bermuda companies (other than real property in Bermuda or a ship or aircraft registered in Bermuda) wherever situated, and charges on assets situated in Bermuda (other than real property in Bermuda or a ship or aircraft registered in Bermuda) which are granted by or to companies incorporated outside Bermuda, are capable of being registered in Bermuda in the office of the Registrar of Companies pursuant to the provisions of Part V of the Companies Act 1981 (the “Act”). Registration under the Act is the only method of registration of charges over the assets of Bermuda companies in Bermuda except charges over real property in

Bermuda or ships or aircraft registered in Bermuda. Registration under the Act is not compulsory and does not affect the validity or enforceability of a charge and there is no time limit within which registration of a charge must be effected. However, in the event that questions of priority fall to be . determined by reference to Bermuda law, any charge registered pursuant to the Act will take priority over any other charge which is registered subsequently in regard to the same assets, and over all other charges created over such assets after 1 July, 1983, which are not registered. On the basis that it creates a charge, as that term is understood under the laws of Bermuda, under the Foreign Laws by which the Collateral Agreements are expressed to be governed, the First Lien Collateral Agreement creates a first priority registered charge over the assets and shares of the Company capable of registration in Bermuda and the Second Lien Collateral Agreement creates a second priority registered charge over the assets and shares of the Company capable of registration in Bermuda. The Collateral Agreements should be filed with the Registrar of Companies in Bermuda in order to establish their priority. A filing fee of BD$ 515 .00 per charge is payable to the Accountant General on registration.

(11)	There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Transaction Documents or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof, and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.

(12)	Neither the Administrative Agents nor the Lenders will be deemed to be resident, domiciled or carrying on business in Bermuda by reason only of the execution, performance and enforcement of the Transaction Documents.

(13)	It is not necessary or advisable in order for the Administrative Agents or the Lenders to enforce their rights under the Transaction Documents, including the exercise of remedies thereunder, that they be licensed, qualified or otherwise entitled to carry on business in Bermuda.

(14)	Based solely upon the Company Search and the Litigation Search:

(i)	no litigation, arbitration or administrative or other proceeding of or before any arbitrator or governmental authority of Bermuda is pending against or affecting the Company or against or affecting any of its properties, rights, revenues or assets; and

(ii)	no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the. Supreme Court

(15)	The choice of the Foreign Laws as the proper law to govern the Transaction Documents is a valid choice of law under Bermuda law and such choice of law would be recognised, upheld and applied by the courts of Bermuda as the proper law of the Transaction Documents in proceedings brought before them in relation to the Transaction Documents, provided that (i) the point is specifically pleaded; (ii) such choice of law is valid and binding under the Foreign Laws; and (iii) recognition would not be contrary to public policy as that term is understood under Bermuda law.

(16)	The submission by the Company to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof (the “Foreign Courts”) pursuant to the Transaction Documents is not contrary to Bermuda law and would be recognised by the courts of Bermuda as a legal, valid and binding submission to the jurisdiction of the Foreign Courts, if such submission is accepted by such Foreign Courts and is legal, valid and binding under the Foreign Laws.

(17)	A final and conclusive judgment of a foreign court against the Company based upon the Transaction Documents (other than a court of jurisdiction to which The Judgments (Reciprocal Enforcement) Act, 1958 applies, and it does not apply to the Foreign Courts) under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the foreign court’s judgment A find opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:-

(i)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

(ii)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

18	The current address of the registered office of the Company is Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda.

Reservations

We have the following reservations:-

(a)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Transaction Documents. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Transaction Documents.

(b)	Enforcement of the obligations of the Company under the Transaction Documents may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(c)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(d)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(e)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(f)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Transaction Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(g)	We express no opinion as to the validity or binding effect of any provision in the Transaction Documents for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(h)	We express no opinion as to the validity or binding effect of any provision of the Transaction Documents which provides for the severance of illegal, invalid or unenforceable provisions.

(i)	A Bermuda court may refuse to give effect to any provisions of the Transaction Documents in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. We consent to the transmission of this opinion to any future Lender under the First Lien Credit Agreement and the Second Lien Credit Agreement. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

FIRST SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 29th March, 2006 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 29th March, 2006 in respect of the Company (the “Litigation Search”).

3.	The Certificate of Incorporation, Memorandum of Association and By-laws adopted on 22nd February, 2002 for the Company (collectively referred to as the “Constitutional Documents”).

4.	Minutes of the Meeting of the Board of Directors of the Company held on 20th March, 2006.

5.	The Register of Shareholders in respect of the Company.

6.	The Register of Directors and Officers in respect of the Company.

EXHIBIT E-5

TO THE

FIRST AMENDED AND RESTATED

SECOND LIEN CREDIT AGREEMENT

[Letterhead of Gibson, Dunn & Crutcher LLP]

August 28, 2006

Direct Dial (212)351-4000 Fax No. (212) 351-4035	Client No. 89298-00020

Deutsche Bank Trust Company Americas,

as Administrative Agent for the Lenders

party to the Credit Agreement referred to below

Re:	Section 7.11 of Second Lien Credit Agreement, dated March 29, 2006 (the “Credit Agreement”), among Stratus Technologies, Inc., a Delaware corporation (the “U.S. Borrower”), and Stratus Technologies Bermuda Ltd., a company organized under the laws of Bermuda (the “Bermuda Borrower” and, together with the U.S. Borrower, the “Borrowers”), Stratus Technologies International S.à r.l., a company organized under the laws of Luxembourg, the several lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities, Inc., as Joint Lead Arrangers and Joint Bookrunners, Goldman Sachs Credit Partners L.P, as Syndication Agent, and Deutsche Bank Trust Company Americas, as Administrative Agent (in such capacity, the “Agent” and, together with the Lenders, the “Lender Parties”).

Ladies and Gentlemen:

We have acted as counsel to the Borrowers, Stratus Technologies Ireland Limited, a company organized under the laws of Ireland (“STIL”), SRA Technologies Cyprus Limited, a company organized under the laws of Cyprus (“SRA Cyprus”) and Stratus Technologies Bermuda Holdings Ltd., a company organized under the laws of Bermuda (“Holdings”; and together with the Borrowers, STIL and SRA Cyprus, the “Obligors”) in connection with the preparation of:

(i) the Credit Agreement;

(ii) the Second Lien Guaranty dated as of March 29, 2006 (the “Guaranty”) executed by the Obligors (other than Holdings) and certain subsidiaries of the Obligors;

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(iii) the Second Lien Collateral Agreement dated as of March 29, 2006 (the “Collateral Agreement”) by and among the Obligors (other than Holdings), certain subsidiaries of the Obligors and the Agent;

(iv) the Intercreditor Agreement dated as of March 29, 2006 (the “Intercreditor Agreement”) among the Agent, the Borrowers and the administrative agent under the Second Lien Credit Agreement;

(v) the Patent Security Agreement, dated as of March 29, 2006 (the “Patent Security Agreement”), between the Bermuda Borrower and the Agent;

(vi) the Trademark Security Agreement, dated as of March 29, 2006 (the “Trademark Security Agreement”), between the Bermuda Borrower and the Agent;

(vii) the Second Lien Holdings Guaranty dated as of August 28, 2006 (the “Holdings Guaranty”) executed by Holdings; and

(viii) the financing statements on Form UCC1 naming the Obligors as debtors specified on Schedule II hereto (each, a “Financing Statement”).

Each capitalized term used and not defined herein has the meaning assigned to that term in the Credit Agreement. The Collateral Agreement, the Patent Security Agreement and the Trademark Security Agreement are collectively referred to herein as the “Collateral Documents.” The Credit Agreement, the Collateral Documents, the Guaranty, the Holdings Guaranty and the Intercreditor Agreement are collectively referred to herein as the “Financing Documents.” Each relevant Obligor’s right, title and interest in the personal property and fixtures collateral described in the Collateral Agreement is referred to herein collectively as the “UCC Collateral.” The Uniform Commercial Code as enacted and in effect in the State of New York is referred to herein as the “NYUCC.” The versions of the Uniform Commercial Code enacted and in effect in the State of Delaware and the District of Columbia (the “Other Jurisdictions”) are referred to herein as the “Other UCCs.” The State of New York and the Other Jurisdictions are referred to herein as the “Perfection Jurisdictions,” and the NYUCC and the Other UCCs are each referred to herein as a “UCC.” All references to sections or other subparts of the NYUCC include references to the equivalent provisions of the Other UCCs, unless the context otherwise requires. All terms defined in a UCC are used herein as defined therein.

We have assumed without independent investigation that:

a)	Each of the Obligors (other than the U.S. Borrower) is and has been at all relevant times duly organized and validly existing under the laws of its respective jurisdiction of organization;

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b)	The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents signed on behalf of the U.S. Borrower) were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

c)	Each party to the Financing Documents (other than the U.S. Borrower) has and had at all relevant times all requisite power and authority to execute, deliver and perform its obligations under each of the Financing Documents to which it is a party, the execution and delivery of such Financing Documents by such party and performance of its obligations thereunder have been and remain duly authorized by all necessary corporate or other action and do not and did not at any relevant time violate any law, regulation, order, judgment or decree applicable to such party, and such Financing Documents have been and remain duly executed and delivered by each such party;

d)	Each Financing Document constitutes a legal, valid and binding obligation of each party thereto (other than the Obligors), enforceable against it in accordance with its respective terms;

e)	There are no agreements or understandings between or among any of the parties to the Financing Documents or third parties that would expand, modify or otherwise affect the terms of the Financing Documents or the respective rights or obligations of the parties thereunder or that would modify, release, terminate, subordinate or delay the attachment of the security interest and liens granted thereunder;

f)	To the extent that the ability of the Agent to enforce remedies under the Financing Documents in respect of UCC Collateral comprised of inventory may be affected thereby, each Obligor is and has been at all relevant times in compliance with the Fair Labor Standards Act (see Citicorp Industrial Credit, Inc. v. Brock, 483 U.S. 27,107 S.Ct. 2694 (1987));

g)	Each relevant Obligor has, and has had and will have at all times relevant to this opinion, rights in the UCC Collateral granted by it within the meaning of Section 9-203(b)(2) of the NYUCC; and

h)	The Financing Statements have been filed effectively in the governmental offices specified on Schedule II hereto and have not been subsequently terminated or amended, as indicated in the UCC search reports that we have reviewed in connection with the preparation of this opinion, which reports state that they reflect filings in such offices through August 8, 2006, in the case of the Financing Statement filed in Delaware, and July 5, 2006, in the case of the Financing Statements filed in the District of Columbia.

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In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Obligors in the Financing Documents, certificates of officers or, as applicable, directors of the Obligors copies of which are attached hereto (collectively, the “Officers’ Certificate”), incumbency certificates or certificates obtained from public officials and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The U.S. Borrower is a validly existing corporation in good standing under the laws of the State of Delaware and had all requisite corporate power to execute and deliver and has all requisite corporate power to perform its obligations under the Financing Documents to which it is a party.

2. The execution and delivery by the U.S. Borrower of the Financing Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action. Each Financing Document to which the U.S. Borrower is a party has been duly executed and delivered by the U.S. Borrower.

3. Each Financing Document constitutes a legal, valid and binding obligation of each Obligor party thereto, enforceable against it in accordance with its terms.

4. The execution, delivery and performance by the U.S. Borrower of the Financing Documents to which it is a party, do not and will not violate the charter or bylaws of the U.S. Borrower.

5. The execution, delivery and performance by any Obligor of the Financing Documents to which it is a party do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of New York or the United States of America under, any law or regulation of the State of New York or the United States of America applicable to such Obligor that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Financing Documents, or the Delaware General Corporation Law, as applicable, except for filings required for the perfection of Liens and such filings or approvals that, if not made or obtained, would not have a material adverse effect on the Obligors taken as a whole or on their ability to perform their obligations under the Financing Documents and would not expose any Lender to liability.

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6. No Obligor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7. Each Obligor (other than Holdings) has granted a valid security interest in favor of the Agent in such Obligor’s interest in the UCC Collateral described in the Collateral Agreement, securing the performance of the obligations purported to be secured thereby, to the extent a security interest can be created therein under Article 9 of the NYUCC. Such security interest in the UCC Collateral of each Obligor has been perfected to the extent security interests therein can be perfected by the filing of a UCC1 financing statement under Article 9 of the UCC of the Perfection Jurisdictions specified on Schedule II.

8. Assuming delivery to the First Lien Agent in the State of New York of certificates representing the shares of capital stock listed on Schedule I hereto in accordance with the provisions of the Collateral Agreement (the “Pledged Shares”) the security interest of the Agent, for the benefit of the Lender Parties, in the Pledged Shares will be perfected.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraphs 1,2, 4 and 5 above, the Delaware General Corporation Law and, to the limited extent set forth below, the Other UCCs. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 1, 2, 4 and 5. We have not obtained opinions of counsel engaged in practice in the Other Jurisdictions with respect to the perfection of the security interest in the UCC Collateral. We have, however, examined the applicable provisions of the Other UCCs as currently in effect, as those provisions appear in the Uniform Commercial Code Reporting Service, Section Two State UCC Variations Binder, published by West Group (updated as of April 2006) (the “UCC Reporting Service”), and our opinions in paragraph 7 above, to the extent such opinions involve conclusions as to the perfection of such security interest under the laws of the Other Jurisdictions, are based solely on such review. This opinion is limited to the effect of the present state (or, to the extent relating to the Other UCCs, the state of such laws as reflected in the UCC Reporting Service) of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the Other Jurisdictions and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws (or reflected in updates of the UCC Reporting Service after April 2006) or the interpretations thereof or such facts. Except as expressly set forth in paragraph 6 above, we express no opinion regarding the Securities Act of 1933, as amended (the “Securities Act”), or any other federal or state securities laws or regulations.

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B. Our opinions set forth in paragraphs 3 and 7 are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver (whether or not stated as such) under the Financing Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) any waiver (whether or not stated as such) contained in the Financing Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provision in any Financing Document waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal Court; (vi) the effect on the enforceability of the Guaranty or Holdings Guaranty against, or on the ability of a secured party to realize upon collateral security pledged or granted by, any Obligor of any facts or circumstances occurring after the Closing Date that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by such Obligor; (vii) any provision purporting to establish evidentiary standards; (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others; or (ix) the availability of damages or other remedies not specified in the Financing Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses).

D. We express no opinion as to (i) any waivers or variations of rights of a debtor, including a guarantor, or duties of a secured party under provisions referred to in Section 9-602 of the NYUCC or (ii) any provision in the Collateral Documents (A) that may be deemed to permit the Agent or any other person to sell or otherwise foreclose upon any UCC Collateral, or to apply the proceeds thereof, except in compliance with the NYUCC, applicable laws of the United States and other applicable state and local laws, or (B) that may be deemed to impose on the Agent standards for the care of the UCC Collateral in the possession or control of the Agent that would violate Section 9-207 or 9-208 of the NYUCC or to render such standards inapplicable. Without limitation of clause (ii)(A), we express no opinion with respect to any provision to the extent that it authorizes the Lender Parties to purchase UCC Collateral at a private sale, if such Collateral is neither customarily sold in a recognized market nor the subject of widely distributed standard price quotations. We call to your attention that Sections 9-611, 9-612 and

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9-613 of the NYUCC include requirements for notice in connection with a private sale or other disposition of UCC Collateral as well as a public sale, unless the UCC Collateral is perishable or threatens to decline speedily in value or is a type customarily sold in a recognized market.

E. Our opinion is subject to the effect of Section 552 of the United States Bankruptcy Code (limiting security interests in property acquired after the commencement of a case under the United States Bankruptcy Code). We call to your attention that under the provisions of the NYUCC certain third parties, such as buyers and lessees of goods in the ordinary course of business, licensees of general intangibles (including software) in the ordinary course of business, holders in due course of negotiable instruments, protected purchasers of securities or certain purchasers of security entitlements or financial assets, could acquire an interest in the UCC Collateral free of the security interests of the Lender Parties, even though such security interests are perfected.

F. We express no opinion with respect to (i) the existence, non-existence or value of any UCC Collateral, (ii) any part of the UCC Collateral that is or may be such that a security interest therein is not covered by Article 9 of the NYUCC by virtue of Section 9-109, (iii) the perfection of the security interests in any portion of the UCC Collateral, including deposit accounts, goods covered by a certificate of title (such as automobiles), patents, trademarks, copyrights, letter-of-credit rights and money, to the extent that filing of a financing statement is not or may not be sufficient to perfect a security interest therein (whether as a result of requirements for control or possession of such collateral, the applicability of preemptive United States laws or of certificate of title statutes or otherwise) and (iv) the law governing perfection of the security interests by filing under Section 9-301 of the UCC. Without limitation of clause (ii) or (iii) above, we express no opinion with respect to the perfection or enforcement of any security interest in accounts that are obligations of the Federal government, any agency or department thereof or any state or local government or any agency or political subdivision thereof, to the extent that any applicable laws require any actions in addition to the filing of financing statements under the UCC of the relevant Perfection Jurisdictions. We further express no opinion as to transfers of interests or rights in patents, trademarks or copyrights in connection with exercise of remedies against UCC Collateral under the Collateral Documents.

G. We express no opinion with respect to (i) the adequacy or accuracy of the descriptions of the UCC Collateral contained in the Collateral Documents, in the Financing Statements or in any document prepared in connection therewith, except for the legal adequacy of descriptions of UCC Collateral to the extent that such descriptions consist of the collateral types defined in the NYUCC (other than commercial tort claims), (ii) the enforceability or perfection of any security interest in the proceeds of any UCC Collateral other than pursuant to Section 9-315 of the UCC of the relevant Perfection Jurisdictions, (iii) any security interest in consumer goods or commercial tort claims or (iv) perfection (or the law governing perfection) of any security interest in timber to be cut or as-extracted collateral (including oil, gas and other minerals).

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H. We express no opinion with respect to the priority (and therefore no opinion as to the respective rights of any creditor, encumbrancer or other third party as against the rights of the Lender Parties) of any security interest in the UCC Collateral, except as expressly set forth in paragraph 8.

I. Perfection of the security interests generally will be terminated under the circumstances described in Sections 9-316, 9-507, 9-508 and 9-515 of the NYUCC, unless appropriate action is taken as provided therein. Without limitation, (i) all the financing statements filed must be continued at prescribed intervals by the timely filing of continuation statements and (ii) a new or amended financing statement may be required to be filed to retain any perfected security interest in the event any Obligor changes its name, identity or location (as determined under the NYUCC).

J. Our opinions set forth in paragraphs 3 and 7 are subject to, in the case of the Collateral Agreement, the following qualifications: (i) the Agent may not be entitled to vote the Pledged Shares or to receive dividends or other distributions directly from the issuer thereof prior to becoming the record holder of the Pledged Shares; (ii) none of the Pledged Shares or any interest therein may be sold or further transferred by the Agent without registration under the Securities Act, except pursuant to an exemption from registration contained in such Act, and qualification or exemption from qualification under any applicable State securities or Blue Sky laws; and (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 may be required prior to the exercise of any remedies thereunder.

K. We express no opinion with respect to the effects of the laws of any foreign jurisdiction on the (i) legality, validity, binding nature of the obligations under or the enforceability of any of the Financing Documents or (ii) remedies or rights of the Agent in respect of Collateral comprising property of or equity interests issued by an entity organized under the laws of any foreign jurisdiction. We call to your attention that under the provisions of applicable foreign law, third parties may obtain a security interest in the Pledged Shares that is prior to the security interest of the Lender Parties in the Pledged Shares.

L. For purposes of our opinion in paragraph 8, we have assumed without independent investigation that (i) the Pledged Shares are securities within the meaning of Section 8-102(15) of the NYUCC, (ii) the certificates representing the Pledged Shares are indorsed to the First Lien Agent for itself and for the benefit of the Agent or in blank by an effective indorsement (as such term is defined in the NYUCC), (iii) the First Lien Agent does, and will at all times hereafter, maintain possession of the certificates representing the Pledged Shares in the State of New York and will not deliver (as such term is defined in the NYUCC) the Pledged Shares to any third person and (iv) the First Lien Agent will receive and hold the Pledged Shares for the benefit of the Agent in accordance with Section 5.4 of the Intercreditor Agreement.

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M. We call to your attention that the U.S. Borrower owns equity interests in foreign subsidiaries, certain of which equity interests are not certificated and, accordingly, are not included within the definition of the term “Pledged Shares”. Therefore, neither the grant of any security interest in such uncertificated securities nor the priority of any such security interest is within the scope of the opinions set forth herein.

N. We call to your attention that security interests in certain collateral including the portion of the Pledged Shares that represents stock of certain foreign subsidiaries of the Borrowers have been granted in accordance with the laws of the foreign jurisdiction in which such subsidiaries are organized, and we express no opinion as to the effect of conflict of laws rules upon the attachment, perfection, priority, validity or enforceability of such security interests.

O. We express no opinion as to the applicability to, or the effect of noncompliance by, any Lender Party with any state or federal laws applicable to the transactions contemplated by the Financing Documents because of the nature of the business of such Lender Party.

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This opinion is rendered to the Lender Parties in connection with the Financing Documents and may not be relied upon by any person other than the Lender Parties or by the Lender Parties in any other context. The Lender Parties may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lender Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Lender Party is a party arising out of the transactions contemplated by the Financing Documents, or (v) to the permitted proposed assignee of or participant in the interest of any Lender Party under the Financing Documents. This opinion may not be quoted without the prior written consent of this Firm.

Very truly yours,

Deutsche Bank Trust Company Americas et al.

August 28, 2006

SCHEDULE I – PLEDGED STOCK

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SCHEDULE II – FINANCING STATEMENTS

EXHIBIT E-6

TO THE

FIRST AMENDED AND RESTATED

SECOND LIEN CREDIT AGREEMENT

[Letterhead of Cox Hallett Wilkinson]

31st August, 2006

TO:

1.	Goldman Sachs Credit Partners L.P., as First Lien Administrative Agent (as defined below).

2.	Deutsche Bank Trust Company Americas, as Second Lien Administrative Agent (as defined below).

3.	Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Bookrunners under the First Lien Credit Agreement and the Second Lien Credit Agreement (each as defined below).

4.	Deutsche Bank Securities Inc., as Syndication Agent under the First Lien Credit Agreement.

5.	Goldman Sachs Credit Partners L.P., as Syndication Agent under the Second Lien Credit Agreement.

6.	First Lien Lenders and Second Lien Lenders (each as defined below).

Dear Sirs,

Re: Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”) and

Stratus Technologies Bermuda Holdings Ltd. (“Stratus Holdings” and together,

the “Companies”)

We acted as special legal counsel in Bermuda to Stratus Bermuda in connection with (i) a first lien collateral agreement dated as of 29th March, 2006 (the “ First Lien Collateral Agreement”) made by Stratus Bermuda, Stratus Technologies, Inc. (“SRI”), Stratus Technologies International, S.à.r.l (“SARL”), Stratus Equity, S.à.r.l (“Stratus Equity”), SRA Technologies Cyprus Ltd. (“SRA Cyprus”), Stratus Technologies Ireland Ltd. (“Stratus Ireland”), Stratus Research & Development Ltd. (“Stratus R&D”), Cemprus Technologies, Inc. (“Cemprus)” and Cemprus, LLC (“Cemprus LLC”) in favour of Goldman Sachs Credit Partners L.P. (“GSCP”), as administrative agent (in such capacity, the “First Lien Administrative Agent”), for the several lenders (the “First Lien Lenders”) that are parties to the first lien credit agreement by and among SRI and Stratus Bermuda, as the borrowers, SARL, certain of SARL’s subsidiaries as Guarantors, the First Lien Lenders, the First Lien Administrative Agent, GSCP and Deutsche Bank Securities Inc. (“DBSI”), as Joint Lead Arrangers and Joint Bookrunners, and DBSI, as Syndication Agent dated as of

29th March, 2006 (the “First Lien Credit Agreement”) and (ii) a second lien collateral agreement dated as of 29th March, 2006 (the “ Second Lien Collateral Agreement” and, together with the First Lien Collateral Agreement, the “Collateral Agreements”) made by Stratus Bermuda, SRI, SARL, Stratus Equity, SRA Cyprus, Stratus Ireland, Stratus R&D, Cemprus and Cemprus LLC in favour of Deutsche Bank Trust Company Americas (“DBTCA”), as administrative agent (in such capacity, the “Second Lien Administrative Agent” and, together with the Second Lien Administrative Agent, the “Administrative Agents”), for the several lenders (the “Second Lien Lenders” and, together with the First Lien Lenders, the “Lenders”) that are parties to the second lien credit agreement by and among SRI and Stratus Bermuda, as the borrowers, SARL, the Second Lien Lenders, the Second Lien Administrative Agent, GSCP and DBSI, as Joint Lead Arrangers and JointBookrunners, and GSCP, as Syndication Agent dated as of 29th March, 2006 (the “Second Lien Credit Agreement”).

This opinion is supplemental to an opinion issued by us on 29th March, 2006 to the addressees above (the “March Opinion”).

Since the issue of the March Opinion, Stratus Holdings has been established as a limited liability Bermuda exempted company and following a group restructuring, Stratus Bermuda became a wholly owned subsidiary of Stratus Holdings following, inter alia, the liquidation of SARL.

Unless otherwise defined herein, capitalised terms defined in the First Lien Credit Agreement and the Second Lien Credit Agreement have the same meanings when used in this opinion.

For the purposes of this opinion, we have been supplied with and have examined, and relied upon scanned and facsimile versions of the executed copies of the following agreements:

(i)

a share mortgage, dated 28th August, 2006, made by Stratus Holdings in favour of GSCP, as administrative agent for the Lenders, as defined in the First Lien Credit Agreement (the “First Share Mortgage”);

(ii)

a share mortgage, dated 28th August, 2006, made by Stratus Holdings in favour of DBTCA, as administrative agent for the Lenders, as defined in the Second Lien Credit Agreement (the “Second Share Mortgage”);

(iii)

a first lien Bermuda Newco guaranty, dated 28th August, 2006, between Stratus Holdings, as guarantor and GSPC, as administrative agent for the Lenders, as defined in the First Lien Credit Agreement (the “First Lien Guaranty”); and

(iv)

a second lien Bermuda Newco guaranty, dated 28th August, 2006, between Stratus Holdings, as guarantor and DBTCA, as administrative agent for the Lenders, as defined in the Second Lien Credit Agreement (the “Second Lien Guaranty”).

(Each of documents (i) through (iv) are hereinafter sometimes collectively referred to as the “Transaction Documents”).

We have also examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (such documents together with the Transaction Documents are hereinafter sometimes collectively referred to as the “Documents”).

Assumptions

In stating our opinion we have assumed:-

(a)	the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	the genuineness of all signatures on the Documents;

(c)	the authority, capacity and power of each of the parties, other than the Companies in respect of the Transaction Documents, to sign the Documents;

(d)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(e)	that the Transaction Documents constitute the legal, valid and binding obligations of each of the parties thereto, other than the Companies, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f)	that the Transaction Documents have been validly authorised, executed and delivered by each of the parties thereto, other than the Companies, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Companies purportedly delivered the Transaction Documents has actually received and accepted delivery of such Transaction Documents;

(g)	that the First Lien Guaranty and Second Lien Guaranty will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed (the “Foreign Laws”);

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Transaction Documents or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Transaction Documents is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)	that the Companies are not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time;

(j)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which has been registered and is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(k)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which has been registered and is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(l)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the respective Companies in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter (other than matters of Bermuda law) affecting the authority of the Directors to enter into the Transaction Documents, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(m)	that the Companies have entered into their obligations under the Transaction Documents in good faith for the purpose of carrying on their business and that, at the time they did so, there were reasonable grounds for believing that the transactions contemplated by the Transaction Documents would benefit the Companies.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below, we are of the opinion that:-

(1)	The Companies are exempted companies incorporated with limited liability and existing under the laws of Bermuda. The Companies each possess the capacity to sue and be sued in their own name and are in good standing (meaning that they have paid all fees and made all filings due in Bermuda) under the laws of Bermuda.

(2)	The Companies have all requisite corporate power and authority to enter into, execute and deliver the Transaction Documents and to perform their respective obligations under the Transaction Documents to which they are a party and to take all action as may be necessary to complete the transactions contemplated thereby. The Companies also have all requisite corporate power and authority to borrow or raise or secure the payment of money in such manner as the Companies may think fit.

(3)	The execution, delivery and performance by the Companies of the Transaction Documents to which they are a party and the transactions contemplated thereby have been duly authorised by all necessary corporate actions on the part of the Companies.

(4)	The Transaction Documents to which the Companies respectively are party have been duly executed and delivered by such Companies and each of the Transaction Documents constitutes legal, valid and binding obligations of such Companies, enforceable against such Companies in accordance with its terms.

(5)	Subject as otherwise provided in this opinion, no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Companies in connection with the execution, delivery or performance by the Companies of the Transaction Documents or to ensure the legality, validity, admissibility into evidence or enforceability as to the Companies, of the Transaction Documents.

(6)	The execution and delivery of the Transaction Documents and the performance by the Companies of the Transaction Documents and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.

(7)	The transactions contemplated by the Transaction Documents are not subject to any currency deposit or reserve requirements in Bermuda. The Companies have been designated as “non-resident” for the purposes of the Exchange Control Act 1972 and regulations made thereunder and there are no restrictions or requirements of Bermuda binding on the Companies which limits the availability or transfer of foreign exchange (i.e. monies denominated in currencies other than Bermuda dollars) for the purposes of the performance by the Companies of their obligations under the Transaction Documents.

(8)	Neither the Companies nor any of their assets or property enjoys, under Bermuda law, immunity on the grounds of sovereignty from any legal or other proceedings whatsoever or from enforcement, execution or attachment in respect of its obligations under the Transaction Documents.

(9)

Charges over the assets of Bermuda companies (other than real property in Bermuda or a ship or aircraft registered in Bermuda) wherever situated, and charges on assets situated in Bermuda (other than real property in Bermuda or a ship or aircraft registered in Bermuda) which are granted by or to companies incorporated outside Bermuda, are capable of being registered in Bermuda in the office of the Registrar of Companies pursuant to the provisions of Part V of the Companies Act 1981 (the “Act”). Registration under the Act is the only method of registration of charges over the assets of Bermuda companies in Bermuda except charges over real property in Bermuda or ships or aircraft registered in Bermuda. Registration under the Act is not compulsory and does not affect the validity or enforceability of a charge and there is no time limit within which registration of a charge must be effected. However, in the event that questions of priority fall to be determined by reference to Bermuda law, any charge registered pursuant to the Act will take priority over any other charge which is registered subsequently in regard to the same assets, and over all other charges created over such assets after 1 July, 1983, which are not registered. Each of the First Share Mortgage and the Second Share Mortgage create a charge over the shares of Stratus Bermuda, owned by Stratus Holdings, capable of registration in Bermuda. The First Share Mortgage and Second Share Mortgage should be filed with the Registrar of Companies in Bermuda in order to establish their respective priority. A filing fee is payable to the Accountant General on registration.

(10)	There are, subject as otherwise provided in this opinion, no Bermuda fees, taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Transaction Documents or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof, and the Companies are not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.

(11)	Neither the Administrative Agents nor the Lenders will be deemed to be resident, domiciled or carrying on business in Bermuda by reason only of the execution, performance and enforcement of the Transaction Documents.

(12)	It is not necessary or advisable in order for the Administrative Agents or the Lenders to enforce their rights under the Transaction Documents, including the exercise of remedies thereunder, that they be licensed, qualified or otherwise entitled to carry on business in Bermuda.

(13)	Based solely upon the Company Search and the Litigation Search:

(i)	there are no judgments against the Companies and no litigation, arbitration or administrative or other proceeding of or before any court, arbitrator or governmental authority of Bermuda is pending against or affecting the Companies or against or affecting any of their properties, rights, revenues or assets; and

(ii)	no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up either of the Companies or for the appointment of a liquidator or receiver of either of the Companies has been given. No petition to wind up the Companies or application to reorganise their affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

(14)	The choice of the Foreign Laws as the proper law to govern the First Lien Guaranty and Second Lien Guaranty is a valid choice of law under Bermuda law and such choice of law would be recognised, upheld and applied by the courts of Bermuda as the proper law of the First Lien Guaranty and Second Lien Guaranty in proceedings brought before them in relation to the First Lien Guaranty and Second Lien Guaranty, provided that (i) the point is specifically pleaded; (ii) such choice of law is valid and binding under the Foreign Laws; and (iii) recognition would not be contrary to public policy as that term is understood under Bermuda law.

(15)	The submission by the Companies to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof (the “Foreign Courts”) pursuant to the First Lien Guaranty and Second Lien Guaranty is not contrary to Bermuda law and would be recognised by the courts of Bermuda as a legal, valid and binding submission to the jurisdiction of the Foreign Courts, if such submission is accepted by such Foreign Courts and is legal, valid and binding under the Foreign Laws.

(16)	A final and conclusive judgment of a foreign court against the Companies based upon the First Lien Guaranty and Second Lien Guaranty (other than a court of jurisdiction to which The Judgments (Reciprocal Enforcement) Act, 1958 applies, and it does not apply to the Foreign Courts) under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the foreign court’s judgment. A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:-

(i)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

(ii)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

(17)	The current address of the registered office of both of the Companies is Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda.

(18)	Based solely upon a review of the Register of Shareholders of Stratus Bermuda certified by the Secretary of the Company on 28 August, 2006, the issued share capital of Stratus Bermuda consists of 71,007 shares of par value $1.00, all of which are validly issued, fully paid and non-assessable (which terms when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and registered in the name of Stratus Holdings.

(19)	Based solely upon the Company search, there are: (i) three charges registered against the assets of Stratus Bermuda as follows:

(a)	Registration number 15532 created by Stratus Bermuda in favour of JPMorgan Chase Bank filed December 17, 2003;

(b)	Registration number 18876 created by Stratus Bermuda in favour of GSCP, as Administrative Agent filed April 10,2006; and

(c)	Registration number 18878 created by Stratus Bermuda in favour of DBTCA, as Administrative Agent filed April 10, 2006.

there are no charges registered on the assets of Stratus Holdings; and (iii) there are three charges registered on the assets of SARL in respect of shares in Stratus Bermuda as follows:

(a)	Registration number 15533 created by SARL in favour of JPMorgan Chase Bank filed December 17, 2003;

(b)	Registration number 18877 created by SARL in favour of DBTCA filed April 10, 2006; and

(c)	Registration number 18879 created by SARL in favour of GSCP filed April 10, 2006.

Reservations

We have the following reservations:-

(a)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Companies as set out in the Transaction Documents. In particular, we express no opinion as to the enforceability of any present or future waiver: (i) of any provision of law (whether substantive or procedural) or; (ii) of any right or remedy which might otherwise be available presently or in the future under the Transaction Documents.

(b)	Enforcement of the obligations of the Companies under the Transaction Documents may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(c)	Enforcement of the obligations of the Companies may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(d)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(e)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(f)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Transaction Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(g)	We express no opinion as to the validity or binding effect of any provision in the Transaction Documents for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(h)	We express no opinion as to the validity or binding effect of any provision of the Transaction Documents which provides for the severance of illegal, invalid or unenforceable provisions.

(i)	A Bermuda court may refuse to give effect to any provisions of the Transaction Documents in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(j)	We confirm that the opinions given in the March Opinion as they relate to the enforceability of the First Lien Credit Agreement and the Second Lien Credit Agreement against Stratus Bermuda remain in effect, subject to any express statements to the contrary contained herein, following the group restructuring outline above.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. We consent to the transmission of this opinion to any future Lender under the First Lien Credit Agreement and the Second Lien Credit Agreement. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

FIRST SCHEDULE

1.

The entries and filings shown in respect of the Companies on the respective files of the Companies and of SARL maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 29th August, 2006 (the “Company Search”).

2.

The entries and filings shown in respect of the Companies in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 29th August, 2006 in respect of the Companies (the “Litigation Search”).

3.	(i)	The Certificate of Incorporation, Memorandum of Association and Bye-Iaws of Stratus Bermuda adopted on 22nd February, 2002; and

(ii)	The Certificate of Incorporation, Memorandum of Association and Bye-laws of Stratus Holdings adopted on 29th August, 2006.

(collectively referred to as the “Constitutional Documents”).

4.	Certificate of Compliance for Stratus Bermuda issued by the Minister of Finance dated 25th August, 2006;

5.	Certificate of Compliance for Stratus Holdings issued by the Minister of Finance dated 25th August, 2006;

6.	Minutes of the Meeting of the Board of Directors of Stratus Bermuda held on 1st May, 2006 and 29th August, 2006.

7.	Minutes of the Meeting of the Board of Directors of Stratus Holdings held on 22nd May, 2006 and 29th August, 2006.

(collectively referred to as the “Resolutions”)

8.	The Register of Shareholders in respect of Stratus Bermuda.

9.	The Register of Shareholders in respect of Stratus Holdings.

10.	The Register of Directors and Officers in respect of Stratus Bermuda.

11.	The Register of Directors and Officers in respect of Stratus Holdings.

EXHIBIT F-1

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF

U.S. BORROWER CLOSING CERTIFICATE

Pursuant to Section 6.1(j) of the Second Lien Credit Agreement, dated as of March 29, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc. (the “U.S. Borrower”), Stratus Technologies Bermuda Ltd., Stratus Technologies International, S.à r.1., the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent, Deutsche Bank Trust Company Americas, as administrative agent, and GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, the undersigned [INSERT TITLE OF OFFICER] of the U.S. Borrower hereby certifies as follows:

1. The representations and warranties of the U.S. Borrower set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by.or on behalf of the U.S. Borrower pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                    ] is the duly elected and qualified corporate secretary of the U.S. Borrower and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

4. The conditions precedent set forth in Section 6.1 of the Credit Agreement were satisfied as of the Closing Date.

The undersigned corporate secretary of the U.S. Borrower certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the U.S. Borrower, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the U.S. Borrower.

6. The U.S. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of directors of the U.S. Borrower on [                    ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the U.S. Borrower now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the U.S. Borrower as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the U.S. Borrower as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

10. The following persons are now duly elected and qualified officers of the U.S. Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the U.S. Borrower each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the U.S. Borrower pursuant to the Credit Documents to which it is a party:

Name	Office	Date	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:	By:
Name:	Name:
Title:	Title:

Date:

EXHIBIT F-2

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF

BERMUDA BORROWER CLOSING CERTIFICATE

Pursuant to Section 6.1(j) of the Second Lien Credit Agreement, dated as of March 29, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd. (the “Bermuda Borrower”), Stratus Technologies International, S.à r.l., the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent, Deutsche Bank Trust Company Americas, as administrative agent, and GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, the undersigned [INSERT TITLE OF OFFICER] of the Bermuda Borrower hereby certifies as follows:

1. The representations and warranties of the Bermuda Borrower set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Bermuda Borrower pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                    ] is the duly elected and qualified corporate secretary of the Bermuda Borrower and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

4. The conditions precedent set forth in Section 6.1 of the Credit Agreement were satisfied as of the Closing Date.

The undersigned corporate secretary of the Bermuda Borrower certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Bermuda Borrower, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Bermuda Borrower.

6. The Bermuda Borrower is a private limited liability company duly organized and validly existing under the laws of Bermuda.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of managers of the Bermuda Borrower on [                    ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of the Bermuda Borrower now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the Memorandum of Association and Bye-Laws of the Bermuda Borrower as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the certificate evidencing organization of the Bermuda Borrower as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

10. The following persons are now duly elected and qualified officers of the Bermuda Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Bermuda Borrower each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the Bermuda Borrower pursuant to the Credit Documents to which it is a party:

Name	Office	Date	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:	By:
Name:	Name:
Title:	Title:

Date:

EXHIBIT F-3

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF

HUBCO CLOSING CERTIFICATE

Pursuant to Section 6.1(j) of the Second Lien Credit Agreement, dated as of March 29, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd., Stratus Technologies International, S.à r.l. (“HubCo”), the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent, Deutsche Bank Trust Company Americas, as administrative agent, and GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, the undersigned [INSERT TITLE OF OFFICER] of HubCo hereby certifies as follows:

1. The representations and warranties of HubCo set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of HubCo pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                    ] is the duly elected and qualified corporate secretary of HubCo and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

4. The conditions precedent set forth in Section 6.1 of the Credit Agreement were satisfied as of the Closing Date.

The undersigned corporate secretary of HubCo certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against HubCo, nor has any other event occurred adversely affecting or threatening the continued corporate existence of HubCo.

6. HubCo is a private limited liability company duiy organized and vaiidiy existing under the laws of Luxembourg.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of managers of HubCo on [                    ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of HubCo now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the Articles of Association of HubCo as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the certificate evidencing organization of HubCo as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

10. The following persons are now duly elected and qualified officers of HubCo holding the offices indicated next to their respective names below, and such officers have held such offices with HubCo at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of HubCo each of the Credit Documents to which it is a party and any certificate or other document to be delivered by HubCo pursuant to the Credit Documents to which it is a party:

Name	Office	Date	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:	By:
Name:	Name:
Title:	Title:

Date:

EXHIBIT F-4

TO THE

SECOND LIEN CREDIT AGREEMENT

FORM OF

CREDIT PARTIES CLOSING CERTIFICATE

Pursuant to Section 6.1(j) of the Second Lien Credit Agreement, dated as of March 29, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd., Stratus Technologies International, S.à r.1., the lenders from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”), as syndication agent, Deutsche Bank Trust Company Americas, as administrative agent, and GSCP and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF CREDIT PARTY] (the “Company”) hereby certifies as follows:

1. The representations and warranties of the Company set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                    ] is the duly elected and qualified corporate secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

The undersigned corporate secretary of the Company certifies as follows:

3. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

4. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

5. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of the Company on [                    ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of the Company now in force relating to or affecting the matters referred to therein.

6. Attached hereto as Annex 2 is a true and complete copy of the [By-Laws] of the Company as in effect on the date hereof.

7. Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation] of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

8. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Credit Documents to which it is a party:

Name	Office	Date	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:	By:
Name:	Name:
Title:	Title:

Date:

EXHIBIT F-5

TO THE

FIRST AMENDED AND RESTATED

SECOND LIEN CREDIT AGREEMENT

FORM OF

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.

EFFECTIVE DATE CERTIFICATE

Pursuant to (i) Section 6.3(f) of the Amended and Restated First Lien Credit Agreement, dated as of August 28, 2006 (as amended, modified or supplemented from time to time, the “First Lien Credit Agreement”) among Stratus Technologies, Inc. (the “U.S. Borrower”), Stratus Technologies Bermuda Ltd. (the “Bermuda Borrower”), the lenders from time to time parties thereto, and Goldman Sachs Credit Partners L.P., as administrative agent, and (ii) Section 6.3(f) of the Amended and Restated Second Lien Credit Agreement, dated as of August 28, 2006 (as amended, modified or supplemented from time to time, the “Second Lien Credit Agreement”) among the U.S. Borrower, the Bermuda Borrower, the lenders from time to time parties thereto, and Deutsche Bank Trust Company Americas, as administrative agent, the undersigned Vice-President of Stratus Technologies Bermuda Holdings Ltd. (“Bermuda Newco”) hereby certifies as follows:

1. The representations and warranties of Bermuda Newco set forth in each of the Credit Documents (for purposes hereof “Credit Documents” shall mean all of the “Credit Documents” as defined in the First Lien Credit Agreement and all of the “Credit Documents” as defined in the Second Lien Credit Agreement) to which it is a party or which are contained in any certificate furnished by or on behalf of Bermuda Newco pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. Sharon Ward is the duly elected and qualified corporate secretary of Bermuda Newco and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default (as defined in the First Lien Credit Agreement) or Default or Event of Default (as defined in the Second Lien Credit Agreement) has occurred and is continuing as of the date hereof.

4. The conditions precedent set forth in Section 6.3 of the First Lien Credit Agreement and in Section 6.3 of the Second Lien Credit Agreement are satisfied on the date hereof.

The undersigned corporate secretary of Bermuda Newco certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against Bermuda Newco, nor has any other event occurred adversely affecting or threatening the continued corporate existence of Bermuda Newco.

6. Bermuda Newco is a private limited liability company duly organized and validly existing under the laws of Bermuda.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of managers of Bermuda Newco on May 22, 2006; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only such proceedings of Bermuda Newco now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the Memorandum of Association and Bye-Laws of Bermuda Newco as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the certificate evidencing organization of Bermuda Newco as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

10. [Reserved.]

11. The following persons are now duly elected and qualified officers or directors of Bermuda Newco holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers or directors, and each of such officers is duly authorized to execute and deliver on behalf of Bermuda Newco each of the Credit Documents to which it is a party and any certificate or other document to be delivered by Bermuda Newco pursuant to the Credit Documents to which it is a party:

Name	Office	Signature
Frederick S. Prifty	Vice President & Assistant Secretary

Robert C. Laufer	Vice President & Treasurer

Sharon Ward	Secretary

Ernest Morrison	Director

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:	By:
	Name: Frederick S. Prifty	Name: Sharon Ward
	Title: Vice President & Assistant Secretary	Title: Secretary

Date: